As filed with the Securities and Exchange Commission on December 30, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2231986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

David Zalman

President and Chief Executive Officer

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche Bracewell & Patterson, L.L.P. South Tower Pennzoil Place 711 Louisiana Street, Suite 2900 Houston, Texas 77002 (713) 223-2900	Don Wood Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Houston, Texas 77002 (713) 226-1200

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $1.00 par value	5,312,900	(2)	$66,638,370	$7,844

(1)	Based upon an estimate of the maximum number of shares of common stock of Prosperity Bancshares, Inc. to be issued pursuant to the Agreement and Plan of Reorganization dated as of October 25, 2004 by and between Prosperity Bancshares, Inc. and First Capital Bankers, Inc.
(2)	Not applicable.
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act, based upon the book value of the First Capital Bankers, Inc. common stock of $20.43 per share as of November 30, 2004 multiplied by the maximum number of shares of First Capital Bankers, Inc. common stock to be acquired by Prosperity Bancshares, Inc. in the merger described herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated December 30, 2004

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Prosperity Bancshares, Inc. and First Capital Bankers, Inc. have agreed to a merger of our companies. If the merger is completed, each share of First Capital common stock will be converted into 1.6288 shares of Prosperity common stock, subject to adjustment under certain circumstances set forth in the merger agreement entered into between our companies. Prosperity shareholders will continue to own their existing shares. After completion of the merger, we expect that current Prosperity shareholders will own approximately     % of the combined company and shareholders of First Capital will own approximately     % of the combined company. Prosperity’s common stock is listed on the Nasdaq National Market under the symbol “PRSP.” Based on the closing price of Prosperity common stock on December 27, 2004 of $28.86, shareholders of First Capital would receive merger consideration with a value of approximately $47.01 for each share of First Capital common stock they own.

As a result of shareholders of First Capital receiving Prosperity common stock in exchange for First Capital common stock, shareholders of First Capital will recognize gain or loss in connection with the receipt of cash in lieu of a fractional share of Prosperity common stock. Otherwise, the merger will be a tax-free transaction for both Prosperity and First Capital shareholders.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both companies approve the merger agreement. Each of us is asking our shareholders to consider and vote on this merger proposal at our respective companies’ meetings of shareholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to the appropriate company. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.

The places, dates and times of the shareholders’ meetings are as follows:

For shareholders of Prosperity:	For shareholders of First Capital:
Prosperity Bank Plaza	Victoria Country Club
4295 San Felipe	14 Spring Creek Road
Houston, Texas	Victoria, Texas
, 2005	, 2005
: .m, local time	: .m., local time

This document contains a more complete description of the shareholders meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents Prosperity has filed with the Securities and Exchange Commission. We enthusiastically support the merger and recommend that you vote in favor of the merger agreement.

David Zalman	D. Michael Hunter
President and Chief Executive Officer	Chairman and Chief Executive Officer
Prosperity Bancshares, Inc.	First Capital Bankers, Inc.

An investment in Prosperity common stock in connection with the merger involves risks. See “ Risk Factors” beginning on page 25.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Joint proxy statement/prospectus dated                     , 2005

and first mailed to shareholders of First Capital on or about                     , 2005

and to shareholders of Prosperity on or about                     , 2005

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Prosperity from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is described on page 125 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III, Senior Vice President

Telephone (713) 693-9300

To obtain timely delivery of the documents before the Prosperity or First Capital special meeting, you must request the information by                     , 2005.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement-prospectus has been prepared as of                     , 2005. There may be changes in the affairs of First Capital or Prosperity since that date which are not reflected in this document.

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Prosperity Bancshares, Inc. will be held on            , 2005 at    :        .m., local time, at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas, for the following purposes:

1. To approve the Agreement and Plan of Reorganization, dated as of October 25, 2004, by and between Prosperity and First Capital Bankers, Inc., pursuant to which First Capital will merge with and into Prosperity, all on and subject to the terms and conditions contained therein;

2. To consider and vote upon a proposal to approve the Prosperity Bancshares, Inc. 2004 Stock Incentive Plan; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of such meeting.

Only shareholders of record at the close of business on            , 2005 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Ned S. Holmes
Chairman of the Board

Houston, Texas

            , 2005

Prosperity’s board of directors unanimously recommends that you vote FOR the listed proposals. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the joint proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

First Capital Bankers, Inc.

500 North Water Street, Suite 1010

Corpus Christi, Texas 78471

(361) 888-8826

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of First Capital Bankers, Inc. will be held on             , 2005 at    :        .m., local time, at Victoria Country Club, 14 Spring Creek Road, Victoria, Texas, for the following purposes:

1. To approve the Agreement and Plan of Reorganization, dated as of October 25, 2004, by and between Prosperity Bancshares, Inc. and First Capital pursuant to which First Capital will merge with and into Prosperity, all on and subject to the terms and conditions contained therein; and

2. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on            , 2005 will be entitled to notice of and to vote at the meeting.

Shareholders of First Capital have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of First Capital common stock under applicable provisions of Texas law. In order for a shareholder of First Capital to perfect his or her right to dissent, such shareholder must file a written objection to the merger with First Capital prior to the special meeting, must not vote in favor of the merger agreement and must file a written demand with Prosperity within ten days after the delivery of notice from Prosperity that the merger has been effected for payment of the fair value of the shareholder’s shares of First Capital common stock. A copy of the applicable Texas statutory provisions is included as Appendix D to the accompanying joint proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal I—Approval of the Merger Agreement—Dissenters’ Rights of First Capital Shareholders.”

By Order of the Board of Directors,

D. Michael Hunter
Chairman of the Board

Corpus Christi, Texas

            , 2005

First Capital’s board of directors unanimously recommends that you vote FOR the approval of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the joint proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the merger?

A:	In the merger, First Capital will be merged with and into Prosperity, with Prosperity being the surviving corporation. If the merger agreement is approved by the shareholders of both Prosperity and First Capital and the merger is subsequently completed, each outstanding share of First Capital common stock, except any dissenting shares, will be converted into the right to receive 1.6288 shares of Prosperity common stock. The exchange ratio is subject to adjustment based on the 20 trading day average sales price of the Prosperity common stock in the manner and under the circumstances set forth in the merger agreement. The exchange ratio is also subject to decrease in the event First Capital’s equity capital is less than $58.6 million in the manner and under the circumstances set forth in the merger agreement. The minimum equity capital requirement of $58.6 million will be increased or decreased by any payments made to or by First Capital in connection with the exercise or repurchase, as the case may be, of First Capital stock options.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the first quarter of 2005.

Q:	What are the shareholders being asked to vote upon?

A:	The shareholders of Prosperity and the shareholders of First Capital are being asked to vote upon proposals to approve the merger agreement providing for the merger of First Capital with and into Prosperity. In addition, the shareholders of Prosperity are being asked to approve the Prosperity 2004 Stock Incentive Plan.

Q:	What votes are required for approval of the merger agreement?

A:	Approval of the merger agreement by Prosperity shareholders requires the affirmative vote of holders of at least a majority of the shares of Prosperity common stock outstanding on , 2005. Approval of the Prosperity 2004 Stock Incentive Plan requires the affirmative vote of at least a majority of the shares of Prosperity common stock entitled to vote and represented at the special meeting.

Approval of the merger agreement by First Capital shareholders requires the affirmative vote of holders of at least two-thirds of the shares of First Capital common stock outstanding on , 2005.

Q:	What are the recommendations of the boards of directors?

A:	The boards of directors of Prosperity and First Capital have unanimously approved and adopted the merger agreement and recommend that their respective shareholders vote FOR approval of the merger agreement.

Additionally, the board of directors of Prosperity has unanimously approved the Prosperity 2004 Stock Incentive Plan and recommends that the Prosperity shareholders vote FOR approval of this proposal.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record dates for the special meetings of both Prosperity and First Capital are earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly reviewed this joint proxy statement/prospectus, simply indicate on your proxy card how you want to vote and sign, date and mail your proxy card in the enclosed pre-addressed postage-paid envelope as soon as possible.

Q:	What happens if I don’t return a proxy card?

A:	Whether you are a shareholder of Prosperity or First Capital, because approval of the merger agreement requires approval of at least a majority of the outstanding shares of Prosperity and at least two-thirds of the outstanding shares of First Capital, the failure to return your proxy card will not count as a vote for or against the merger agreement and will not be included in calculating the number of votes necessary for approval of the merger agreement.

If you are a shareholder of Prosperity, because approval of the Prosperity 2004 Stock Incentive Plan requires the approval of a majority of the shares represented in person or by proxy at the Prosperity special meeting, the failure to return your proxy card will not count as a vote for or against the plan and will not be included in calculating the number of votes necessary for approval of the plan.

Q:	May I vote in person?

A:	Yes. You may attend your respective special meeting and vote your shares in person, rather than signing and mailing a proxy card.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at your respective special meeting by following the instructions as detailed in the “Prosperity Special Meeting—Voting and Revocation of Proxies” on page 33 or “First Capital Special Meeting—Voting and Revocation of Proxies” on page 35. Before your proxy is voted, you may submit a new proxy or you may attend your respective special meeting and vote in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	If you are a shareholder of First Capital, you have the right to withhold your vote for the merger agreement, dissent from the merger and seek payment of the fair value of your shares in cash as described in “Proposal I—Approval of the Merger Agreement—Dissenters’ Rights of First Capital Shareholders” beginning on page 71. The appraised value of your shares of First Capital common stock may be more or less than the value of the Prosperity common stock being paid in the merger.

If you are a shareholder of Prosperity, you do not have dissenters’ rights.

Q:	Should I send in my stock certificates now?

A:	No. If you are a shareholder of First Capital, prior to the effective date of the merger, Computershare Investor Services, the exchange agent, will send you written instructions for exchanging your stock certificates. In any event, you should not send your First Capital stock certificates with your proxy card.

If you are a shareholder of Prosperity, each of your shares of Prosperity common stock will remain outstanding and unchanged in the merger. Consequently, you do not need to surrender your stock certificates or exchange them for new ones.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact James D. (Dan) Rollins III at Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, telephone (713) 693-9300 or Daniel B. Conroy at First Capital Bankers, Inc., 500 North Water Street, Suite 1010, Corpus Christi, Texas 78471, telephone (361) 888-8826.

SUMMARY

This brief summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page 125. We have included page references in this summary to direct you to other places in this joint proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company registered under the Gramm-Leach-Bliley Act and the Bank Holding Company Act. Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of 58 full-service banking centers, including 29 in the greater Houston metropolitan area, 11 in the Dallas area, seven in the Austin area and 11 in eight contiguous counties extending to the south and southwest of Houston. At September 30, 2004, on a consolidated basis, Prosperity had total assets of $2.7 billion, total deposits of $2.3 billion and shareholders’ equity of $269.3 million.

First Capital Bankers, Inc.

500 North Water Street, Suite 1010

Corpus Christi, Texas 78471

(361) 888-8826

First Capital, a Texas corporation, is a savings and loan holding company registered under Home Owners Loan Act of 1933. Through FirstCapital Bank, ssb, its wholly owned subsidiary bank, First Capital operates a total of 32 banking offices in and around Corpus Christi, Houston, San Antonio and Victoria, Texas, one loan production office in San Antonio and one operations center in Victoria. As of September 30, 2004, on a consolidated basis, First Capital had total assets of $773.6 million, total deposits of $638.5 million and shareholders’ equity of $60.0 million.

Proposed Merger of First Capital into Prosperity

We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger.

We propose a merger whereby First Capital will merge with and into Prosperity. Prosperity will be the surviving corporation in the merger. In connection with the merger, the existing offices of FirstCapital Bank will become full-service banking centers of Prosperity, except that Prosperity currently intends to close the following FirstCapital Bank branches shortly after operational integration: (1) 5959 South Staples, Corpus Christi, Texas, (2) 8598 Westheimer, Houston, Texas, (3) 302 E. Broadway, Cuero, Texas and (4) 412 North Wells, Edna, Texas. We expect to complete the merger during the first quarter of 2005.

Terms of the Merger of First Capital into Prosperity (page 36)

Pursuant to the terms of the merger agreement, in exchange for each outstanding share of First Capital capital stock, Prosperity will issue 1.6288 shares of its common stock, with this exchange ratio subject to adjustment in the event that the average sales price of Prosperity’s common stock for the 20 consecutive trading days ending on the tenth trading day prior to the closing date of the merger exceeds or falls below certain pre-agreed levels, as further described in this joint proxy statement/prospectus. The exchange ratio is also subject to decrease in the event that First Capital’s equity capital on the last day of the calendar month immediately preceding the month in which the effective time occurs is less than $58.6 million, in the manner and under the circumstances set forth in the merger agreement. The minimum equity capital requirement of $58.6 million will be increased or decreased by any payments made to or by First Capital in connection with the exercise or repurchase, as the case may be, of First Capital stock options.

The market price of Prosperity common stock will fluctuate from the date of this joint proxy statement/prospectus to the date of completion of the merger, and these fluctuations could affect the exchange ratio. As a result of potential adjustment to the exchange ratio, if you are a First Capital shareholder, you will not know the exact number of shares of Prosperity common stock you will receive in connection with the merger when you vote on the merger agreement.

Effects of the Merger on First Capital Stock Options (page 37)

Upon completion of the merger, each option to purchase shares of First Capital common stock granted under the First Capital 1996 Executive Stock Option Plan or the Amended and Restated 1998 Stock Option Plan that is outstanding immediately prior to the merger will be converted into an option to purchase shares of Prosperity common stock. The number of shares of Prosperity common stock purchasable under the converted option, as well as the exercise price of these stock options, will be adjusted to reflect the exchange ratio in the merger, rounded to the nearest whole share. Each converted option will remain subject to the same terms and conditions as were applicable prior to the merger.

The Merger Will Generally Be Tax-Free to Shareholders (page 68)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended. As a result of shareholders of First Capital receiving Prosperity common stock in exchange for First Capital common stock, in general, shareholders of First Capital will recognize gain or loss in connection with the receipt of cash in lieu of fractional shares of Prosperity common stock. The amount of gain realized will equal the amount by which the cash, if any, plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in the First Capital common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of First Capital. If you are a First Capital shareholder, determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

The merger will be a tax-free transaction for Prosperity shareholders.

Opinions of Financial Advisors (page 41)

Lehman Brothers has delivered a written opinion to the board of directors of First Capital that, as of the date of the merger agreement, based upon and subject to certain matters stated therein, the merger consideration is fair to the holders of First Capital common stock from a financial point of view. We have attached this opinion to this document as Appendix B. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Lehman Brothers in providing its opinion.

Keefe, Bruyette & Woods, Inc. has delivered a written opinion to the board of directors of Prosperity that, as of the date of the merger agreement, the merger consideration is fair to Prosperity from a financial point of view. We have attached this opinion to this document as Appendix C. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Keefe, Bruyette & Woods in providing its opinion.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 114)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the third quarter of 2004, Prosperity paid a cash dividend of $0.075 per share, and for the fourth quarter of 2004, Prosperity intends to pay a cash dividend of $0.0825 per share.

Ownership of Prosperity After the Merger

Assuming an exchange ratio of 1.6288 with no adjustment, based on 3,002,729 shares of First Capital common stock outstanding as of November 30, 2004 and no dissenting shares, Prosperity would issue a total of approximately 4,890,844 shares of its common stock to First Capital shareholders in connection with the merger. Based on this assumption, after the merger on a fully diluted basis, the former First Capital shareholders would own approximately     % of the outstanding shares of Prosperity common stock.

Comparative Market Prices and Dividend Data (page 114)

Shares of Prosperity common stock are quoted on the Nasdaq Stock Market under the symbol “PRSP.” On October 25, 2004, the last trading day before the merger was announced, Prosperity common stock closed at $27.03 per share. On December 27, 2004, Prosperity common stock closed at $28.86 per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of First Capital are not traded on any established public trading market.

Prosperity Special Shareholders’ Meeting

The special meeting of Prosperity shareholders will be held on                     , 2005, at             .m., local time, at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas. At the special meeting, shareholders of Prosperity will be asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of First Capital with and into Prosperity;

•	to consider and vote upon a proposal to approve the Prosperity 2004 Stock Incentive Plan; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

Prosperity Record Date Set at                     , 2005; Majority Shareholder Vote Required to Approve the Merger Agreement (page 32)

You may vote at the special meeting of Prosperity shareholders if you owned Prosperity common stock at the close of business on                     , 2005. You can cast one vote for each share of Prosperity common stock you owned at that time. As of                     , 2005, there were              shares of Prosperity common stock issued and outstanding.

You may vote your shares of Prosperity common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Prosperity, or by voting in person at the special meeting. If your shares are held in street name, you must contact your bank or broker if you wish to revoke your proxy.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Prosperity common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement.

Votes Required to Approve the Prosperity 2004 Stock Incentive Plan

Approval of the Prosperity 2004 Stock Incentive Plan requires the affirmative vote of a majority of the shares of Prosperity common stock represented, in person or by proxy, at the special meeting at which a quorum is present. If you fail to vote, it will not be counted as a vote for or against the Prosperity 2004 Stock Incentive Plan.

Prosperity’s Reasons for the Merger and Recommendations of the Prosperity Board (page 40)

Based on the reasons discussed elsewhere in this document, the board of directors of Prosperity believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by Prosperity’s board of directors in approving the merger agreement, see page 40.

The board of directors of Prosperity also unanimously recommends that you vote FOR the proposal to approve the Prosperity 2004 Stock Incentive Plan.

Members of Prosperity’s Management are Expected to Vote Their Shares For Approval of the Merger Agreement and For Approval of the Prosperity 2004 Stock Incentive Plan

As of                     , 2005, the directors and executive officers of Prosperity (14 persons) were entitled to vote              shares, or approximately     % of the outstanding shares of Prosperity common stock entitled to vote at the special meeting. These shares are expected to be voted for approval of the merger agreement and for the approval of the Prosperity 2004 Stock Incentive Plan.

First Capital Special Shareholders’ Meeting (page 34)

The special meeting of shareholders of First Capital will be held on                     , 2005, at             .m., local time, at Victoria Country Club, 14 Spring Creek Road, Victoria, Texas. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of First Capital with and into Prosperity; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

First Capital Record Date Set at                     , 2005; Two-thirds Shareholder Vote Required to Approve the Merger Agreement (page 34)

You may vote at the special meeting of First Capital shareholders if you owned First Capital common stock at the close of business on                     , 2005. You can cast one vote for each share of First Capital common stock you owned at that time. As of                     , 2005, there were              shares of First Capital common stock issued and outstanding.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Capital common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement.

You may vote your shares of First Capital common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of First Capital, or by voting in person at the special meeting.

First Capital’s Reasons for the Merger and Recommendations of the First Capital Board (page 39)

Based on the reasons discussed elsewhere in this document, the board of directors of First Capital believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by First Capital’s board of directors in approving the merger agreement, see page 39.

Members of First Capital’s Management are Expected to Vote Their Shares For Approval of the Merger Agreement

As of                     , 2005, the directors and executive officers of First Capital (13 persons) were entitled to vote              shares, or approximately     % of the outstanding shares of First Capital common stock entitled to vote at the special meeting. Each director and holder of 10% or more of First Capital common stock who, in the aggregate, are entitled to vote approximately     % of the outstanding shares of First Capital common stock, has executed an agreement to vote his or her shares of First Capital common stock in favor of approval of the merger agreement.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the shareholders of Prosperity and First Capital approve the merger at their respective special meetings, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2005, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Exchange of First Capital Stock Certificates (page 56)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s transfer agent, with respect to the procedures for surrendering your stock certificates representing shares of First Capital common stock in exchange for stock certificates representing shares of Prosperity common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for First Capital common stock. Please do not send First Capital or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 60)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the merger agreement by the shareholders of Prosperity and First Capital;

•	accuracy of each party’s representations and warranties as of the closing date;

•	receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on Prosperity’s operations which are unacceptable to Prosperity;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement;

•	registration of the shares of Prosperity common stock to be issued to shareholders of First Capital with the Securities and Exchange Commission;

•	authorization for listing of the shares of Prosperity common stock to be issued to shareholders of First Capital on the Nasdaq National Market;

•	receipt by Prosperity of the resignations of each director of First Capital and FirstCapital Bank;

•	execution of employment and non-competition agreements between each of D. Michael Hunter and Stephen Hipes with Prosperity or Prosperity Bank;

•	execution of release agreements by each of the directors and officers (with a title of senior vice president or above) of First Capital and FirstCapital Bank releasing First Capital and Prosperity and their respective subsidiaries from any and all claims of such directors and officers, subject to certain limited exceptions;

•	execution of release agreements by First Capital and FirstCapital Bank releasing each such director and officer of First Capital and FirstCapital Bank from any and all claims of First Capital and its subsidiaries, subject to certain limited exceptions;

•	receipt of the opinion of counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

•	execution of an acknowledgement by each holder of First Capital stock options outstanding prior to the closing date of the merger stating that such holder’s outstanding stock options in First Capital shall be converted into an option to purchase a number of shares of Prosperity common stock equal to the number of shares of First Capital common stock subject to the original option multiplied by the exchange ratio;

•	completion of the sale and transfer, without recourse, or the collection or charge-off, of certain specified First Capital loans;

•	confirmation by Prosperity that First Capital’s reserve for loan losses, as of the last day of the calendar month immediately preceding the effective time of the merger, is equal to at least 1.00% of total loans, subject to the exception set forth in the merger agreement; and

•	liquidation and dissolution of First Capital Financial Services, Inc., a subsidiary of First Capital, prior to the closing date of the merger.

Any condition to the consummation of the merger may be waived in writing by the party to the merger agreement entitled to the benefit of such condition. A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 70)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Prosperity intends to file a notice with the Federal Reserve Bank of Dallas to obtain approval of the merger. The U.S. Department of Justice is able to provide input into the approval process of the Federal Reserve Board and will have between 15 and 30 days following any approval of such agency to challenge the approval on antitrust grounds. While First Capital and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

In addition, the merger of FirstCapital Bank into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (FDIC) and the Texas Department of Banking (TDB). On November 20, 2004, Prosperity filed an application with the FDIC and TDB to obtain approval of the merger.

Modifications or Waiver (page 66)

We may amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, the merger consideration to be received by the shareholders of First Capital pursuant to the merger agreement may not be decreased after the approval of the merger agreement without the further approval by the First Capital shareholders.

Termination (page 66)

Prosperity and First Capital can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Prosperity or First Capital can decide, without the consent of the other, to terminate the merger agreement if:

•	the merger has not become effective by April 23, 2005, unless regulatory approval has not been received by such date, in which case this deadline will be extended to May 23, 2005, or such later date approved in writing by the respective boards of directors, unless the failure to complete the merger by that time is due to a material breach of the merger agreement by the party that seeks to terminate the merger agreement;

•	any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of Prosperity or the shareholders of First Capital is not obtained;

•	any of the conditions to the obligations of Prosperity or the obligations of First Capital, respectively, have not been met or waived by the party entitled to such benefit; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

In addition, First Capital may terminate the merger agreement, without the consent of Prosperity, if:

•	it accepts a superior acquisition proposal (as defined in the merger agreement); or

•	the average per share closing price for the Prosperity common stock for the 20 consecutive trading days ending on the tenth trading day prior to completion of the merger is less than $22.44 per share;

provided, however, that Prosperity has the option, but not the obligation, to nullify any exercise by First Capital of this termination right by increasing the number of shares of common stock that Prosperity will issue to shareholders of First Capital to a number determined by multiplying (1) the quotient of $22.44 divided by the average share price and (2) the exchange ratio.

Prosperity may terminate the merger agreement, without the consent of First Capital, if First Capital’s board of directors resolves to:

•	accept an alternative acquisition proposal; or

•	withdraw or modify its recommendation or approval of the merger agreement or recommend to the shareholders of First Capital the acceptance or approval of any alternative acquisition proposal.

In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

Provided that Prosperity is not in material breach of any covenant or obligation contained in the merger agreement, First Capital must pay Prosperity a termination fee of $4.0 million if the merger agreement is terminated:

•	by First Capital because it has accepted a superior acquisition proposal;

•	by either Prosperity or First Capital if the shareholders of First Capital do not approve the merger agreement and there exists another acquisition proposal at that time and within 12 months of termination First Capital enters into a definitive agreement with respect to any such acquisition proposal; or

•	by Prosperity if the First Capital board of directors resolves to accept an acquisition proposal or withdraws or modifies its recommendation or approval of the merger agreement or recommends to the shareholders of First Capital the acceptance or approval of any alternate acquisition proposal.

Management After the Merger (page 71)

After completion of the merger, Prosperity’s board of directors will consist of all of its current directors. In addition, Prosperity will take all actions necessary to appoint D. Michael Hunter and S. Reed Morian directors of Prosperity after completion of the merger.

Some of the Directors and Officers of First Capital Have Financial Interests in the Merger that Differ from Your Interests (page 65)

Some of the directors and officers of First Capital have interests in the merger that differ from, or are in addition to, their interests as shareholders of Prosperity and First Capital. These interests include:

•	each of D. Michael Hunter and S. Reed Morian will become a director of Prosperity following the merger;

•	each of D. Michael Hunter and Robert E. Garrison, II will become a director of Prosperity Bank following the merger;

•	D. Michael Hunter has entered into a three-year employment agreement with Prosperity and Prosperity Bank to be effective upon completion of the merger whereby Mr. Hunter is entitled to receive payment of up to three years base salary upon the termination of his employment with Prosperity and/or Prosperity Bank for any reason other than for cause;

•	Stephen Hipes has entered into a two-year employment agreement with Prosperity Bank to be effective upon completion of the merger whereby Mr. Hipes is entitled to receive payment of up to two years base salary upon the termination of his employment with Prosperity Bank for any reason other than for cause; and

•	the directors and officers of First Capital and FirstCapital Bank will receive continued indemnification and director and officer liability insurance coverage for a period of three years after completion of the merger.

Comparison of Rights of Shareholders of Prosperity and First Capital (page 74)

First Capital is a Texas corporation and the rights of shareholders of First Capital are governed by Texas law and First Capital’s articles of incorporation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of First Capital will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Only First Capital Shareholders Have Dissenters’ Rights of Appraisal in the Merger (page 71)

If you are a shareholder of First Capital, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of First Capital common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger.

Persons having beneficial interests in First Capital common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Corporation Act, including giving the required written notice prior to the special meeting at which the vote on the merger agreement is taken. These steps are summarized under the caption “—How to Exercise and Perfect Your Right to Dissent” on page 72.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of First Capital common stock are to be voted, you will be considered to have voted in favor for the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Income Tax Consequences.” If the merger agreement is approved by the shareholders of First Capital, holders of First Capital common stock who make a written objection to the merger prior to the First Capital special meeting, do not vote in favor of approval of the merger agreement, and properly make a written demand for payment following notice of the merger will be entitled to receive the fair value of their shares in cash under the Texas Business Corporation Act.

The text of the provisions of the Texas Business Corporation Act pertaining to dissenters’ rights is attached to this joint proxy statement/prospectus as Appendix D.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and at the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and its Annual Report on Form 10-K for the year ended December 31, 2003. See “Where You Can Find More Information” on page 125 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2004 and September 30, 2003 are unaudited, but management of Prosperity believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2004 and 2003 indicate results for any future period.

	As of and For the Nine Months Ended September 30,			As of and for the Years Ended December 31,
	2004		2003	2003		2002	2001		2000	1999
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$81,448		$65,792	$90,845		$80,742	$76,520		$70,079	$56,458
Interest expense	21,683		19,696	26,346		28,101	37,410		36,751	26,336

Net interest income	59,765		46,096	64,499		52,641	39,110		33,328	30,122
Provision for credit losses	660		360	483		1,010	700		275	420

Net interest income after provision for credit losses	59,105		45,736	64,016		51,631	38,410		33,053	29,702
Noninterest income	16,838		12,170	16,966		11,594	8,635		7,796	6,156
Noninterest expense	37,720		29,565	42,021		32,349	28,715	(1)	25,616	21,680

Income before taxes	38,223		28,341	38,961		30,876	18,330	(1)	15,233	14,178
Provision for income taxes	12,852		8,986	12,413		9,555	5,372	(1)	4,532	4,747

Net income	$25,371		$19,355	$26,548		$21,321	$12,958	(1)	$10,701	$9,431

Per Share Data (2):
Basic earnings per share	$1.19		$1.02	$1.38		$1.25	$0.80	(3)	$0.67	$0.59
Diluted earnings per share	1.18		1.01	1.36		1.22	0.79	(3)	0.65	0.58
Book value per share	12.02		8.91	10.49		8.19	5.47		4.98	4.32
Cash dividends declared	0.225		0.19	0.25		0.22	0.195		0.18	0.10
Dividend payout ratio	19.01%		18.35%	18.29%		18.13%	24.39%		25.75%	19.10%
Weighted average shares outstanding (basic) (in thousands)	21,250		18,948	20,046		17,122	16,172		16,064	15,972
Weighted average shares outstanding (diluted) (in thousands)	21,528		19,238	20,357		17,442	16,498		16,454	16,408
Shares outstanding at end of period (in thousands)	22,378		18,964	20,930		18,896	16,210		16,144	15,990

Balance Sheet Data (at period end):
Total assets	$2,713,314		$2,078,532	$2,400,487		$1,823,286	$1,263,169		$1,146,520	$1,028,011
Securities	1,353,578		1,150,893	1,376,880		950,317	752,322		586,952	514,983
Loans	1,007,420		700,221	770,053		679,559	424,400		411,203	366,803
Allowance for credit losses	12,861		9,061	10,345		9,580	5,985		5,523	5,031
Total deposits	2,327,279		1,827,278	2,083,748		1,586,611	1,123,397		1,033,546	878,589
Borrowings and notes payable	41,468		31,074	30,936		37,939	18,080		13,931	53,119
Total shareholders’ equity	269,265		168,979	219,588		154,739	88,725		80,333	69,025
Junior subordinated debentures	59,804	(4)	45,500	59,804	(4)	34,030	27,844		12,380	12,380

	As of and For the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001		2000	1999
	(Dollars in thousands, except per share data)
Average Balance Sheet Data:
Total assets	$2,488,629	$1,924,488	$2,006,869	$1,470,758	$1,191,783		$1,046,262	$875,829
Securities	1,403,263	1,048,804	1,108,153	818,362	666,241		550,431	465,788
Loans	824,275	683,325	697,235	524,885	419,553		383,054	319,178
Allowance for credit losses	10,948	9,385	9,525	7,350	5,586		5,245	4,272
Total deposits	2,144,243	1,680,565	1,749,045	1,300,884	1,061,195		920,526	767,879
Total shareholders’ equity	233,398	163,008	170,167	114,234	85,319		72,952	64,911
Junior subordinated debentures	59,804 (4)	36,178	39,400 (4)	29,648	19,468		12,380	1,548

Performance Ratios:
Return on average assets	1.36%	1.34%	1.32%	1.45%	1.09	%(5)	1.02%	1.08%
Return on average equity	14.49	15.83	15.60	18.66	15.19	(5)	14.67	14.53
Net interest margin (tax-equivalent) (6)	3.61	3.62	3.64	4.00	3.71		3.56	3.74
Efficiency ratio (7)	49.29	50.74	51.58	50.36	60.14	(5)	62.29	59.29

Asset Quality Ratios (8):
Nonperforming assets to total loans and other real estate	0.25%	0.20%	0.13%	0.38%	0.00%		0.32%	0.34%
Net loan charge-offs (recoveries) to average loans	0.06	0.21	0.23	0.08	0.06		(0.04)	(0.11)
Allowance for credit losses to total loans	1.28	1.29	1.34	1.41	1.41		1.34	1.37
Allowance for credit losses to nonperforming loans (9)	660.60	1,468.56	1,115.97	408.53	n/m	(10)	700.89	657.65

Capital Ratios (8):
Leverage Ratio	6.77%	6.85%	7.10%	6.56%	7.57%		6.17%	6.17%
Average shareholders’ equity to average total assets	9.38	8.42	8.52	8.52	7.16		6.98	7.41
Tier 1 risk-based capital ratio	14.19	16.09	15.82	14.10	18.34		13.80	13.89
Total risk-based capital ratio	15.29	17.20	16.90	15.30	19.52		14.93	15.74

(1)	Certain income statement data for the year ended December 31, 2001 includes the merger-related expenses of $2.4 million, net of tax.
(2)	Adjusted for a two-for-one stock split effective May 31, 2002.
(3)	Earnings per share amounts for the year ended December 31, 2001 include the merger-related expenses of $2.4 million, net of tax.
(4)	Consists of $12.4 million of junior subordinated debentures issued to Prosperity Capital Trust I due November 12, 2029, $15.5 million of junior subordinated debentures issued to Prosperity Statutory Trust II due February July 31, 2031, $6.2 million of junior subordinated debentures issued to Paradigm Capital Trust II due February 20, 2031, $12.9 million of junior subordinated debentures issued to Prosperity Statutory Trust III due September 17, 2033 and $12.9 million of junior subordinated debentures issued to Prosperity Statutory Trust IV due December 30, 2033.
(5)	Selected performance ratios for the year ended December 31, 2001 include the merger-related expenses of $2.4 million, net of tax.
(6)	Calculated on a tax-equivalent basis using a 35% federal income tax rate for the years ended December 31, 2003, 2002 and 2001 and a 34% federal income tax rate for the years ended December 31, 2000 and 1999.
(7)	Calculated by dividing total noninterest expense, excluding securities losses and credit loss provisions, by net interest income plus noninterest income, excluding securities gains. Additionally, taxes are not part of this calculation.
(8)	At period end, except for net loan charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(9)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.
(10)	Amount not meaningful. Nonperforming assets totaled $1,000 at December 31, 2001.

Selected Historical Consolidated Financial Data of First Capital

The following table summarizes the selected historical consolidated financial data of First Capital for the periods and at the dates indicated and should be read in conjunction with First Capital’s consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Capital” beginning on page 81. The selected historical financial data as of December 31, 2003 and 2002 and for each of the three years ended December 31, 2003 is derived from First Capital’s audited consolidated financial statements and related notes included in this joint proxy statement/prospectus. The selected historical financial data as of December 31, 2001, 2000 and 1999 and for each of the two years ended December 31, 2000 is derived from First Capital’s audited consolidated financial statements not included in this joint proxy statement/prospectus. The selected historical financial data as of September 30, 2004 and for the nine-month periods ended September 30, 2004 and 2003 are derived from First Capital’s unaudited interim consolidated financial statements included in this joint proxy statement/prospectus. The selected historical consolidated financial data as of September 30, 2003 is derived from First Capital’s unaudited interim consolidated financial statements, which are not included in this joint proxy statement/prospectus. These unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that First Capital’s management considers necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$26,495	$27,590	$36,512	$40,160	$49,911	$46,107	$28,886
Interest expense	8,577	8,786	11,386	16,455	29,000	27,247	16,004

Net interest income	17,918	18,804	25,126	23,705	20,911	18,860	12,882
Provision for credit losses	240	800	1,620	1,455	890	445	555

Net interest income after provision for credit losses	17,678	18,004	23,506	22,250	20,021	18,415	12,327
Noninterest income	7,529	7,664	12,014	9,772	10,523	6,620	4,858
Noninterest expense	22,653	22,219	30,900	28,156	29,038	30,401	15,748

Income before taxes	2,554	3,449	4,620	3,866	1,506	(5,366)	1,437
Provision for income taxes	767	1,038	1,420	1,104	648	(1,662)	687

Net income	$1,787	$2,411	$3,200	$2,762	$858	$(3,704)	$750

Per Share Data:
Basic earnings per share	$0.64	$0.87	$1.15	$0.99	$0.31	$(1.87)	$0.69
Diluted earnings per share	0.63	0.84	1.11	0.97	0.30	(1.86)	0.68
Book value per share	20.34	19.26	19.57	18.54	17.29	17.28	26.66
Cash dividends declared	—	—	—	—	—	—	—
Weighted average shares outstanding (basic) (in thousands)	2,795	2,777	2,777	2,777	2,777	1,979	1,093
Weighted average shares outstanding (diluted) (in thousands)	2,837	2,880	2,881	2,854	2,843	1,989	1,102
Shares outstanding at end of period (in thousands)	2,948	2,777	2,777	2,777	2,777	2,777	1,132

Balance Sheet Data (at period end):
Total assets	$773,566	$762,181	$758,110	$758,475	$776,726	$805,729	$532,607
Securities	146,884	157,916	126,729	138,070	191,726	272,790	140,500
Loans	518,207	506,987	524,836	512,543	430,624	353,996	290,798
Allowance for credit losses	5,182	4,622	5,316	4,224	3,381	3,109	2,017

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Total deposits	$638,512	$656,466	$654,866	$655,064	$689,930	$716,725	$469,152
Borrowings and notes payable	42,141	17,469	15,604	21,244	33,374	36,066	28,321
Total stockholders’ equity	59,960	53,475	54,347	51,495	48,026	47,986	30,182
Junior subordinated debentures	28,351	—	—	—	—	—	—
Company obligated mandatorily redeemable trust preferred securities	—	27,500	27,500	27,500	—	—	—

Average Balance Sheet Data:
Total assets	$758,845	$756,171	$760,545	$756,266	$789,679	$628,888	$396,104
Securities	132,108	141,256	143,238	145,523	221,778	181,976	64,819
Loans	516,845	514,383	515,747	492,706	414,786	353,489	273,004
Allowance for credit losses	5,248	4,413	4,527	3,860	3,277	2,206	1,541
Total deposits	639,607	649,445	652,174	663,330	703,256	574,294	345,028
Total stockholders’ equity	55,524	52,593	52,964	49,761	48,006	39,084	29,878
Junior subordinated debentures	28,351	—	—	—	—	—	—
Company obligated mandatorily redeemable trust preferred securities	—	27,500	27,500	17,397	—	—	—

Performance Ratios:
Return on average assets	0.31%	0.43%	0.42%	0.37%	0.11%	(0.59)%	0.19%
Return on average equity	4.29	6.11	6.04	5.55	1.79	(9.47)	2.51
Net interest margin	3.62	3.76	3.76	3.62	2.99	3.40	3.67
Efficiency ratio (1)	89.02	83.95	83.20	84.11	92.38	119.31	88.77

Asset Quality Ratios:
Nonperforming assets to total loans and other real estate	1.66%	0.49%	0.77%	1.05%	0.91%	1.22%	1.43%
Net charge-offs to average loans	0.07	0.08	0.10	0.12	0.14	0.11	0.04
Allowance for credit losses to total loans	1.00	0.91	1.01	0.82	0.79	0.88	0.69
Allowance for credit losses to nonperforming loans (2)	62.11	284.45	176.61	90.62	101.53	88.02	57.28

Capital Ratios (3):
Average shareholders’ equity to average total assets	7.32%	6.96%	6.96%	6.58%	6.08%	6.21%	7.54%
Leverage ratio	8.18	7.81	7.74	7.49	6.21	5.73	5.95
Tier 1 risk-based capital ratio	10.44	10.14	9.89	9.60	9.29	9.86	8.76
Total risk-based capital ratio	11.32	10.96	10.80	10.35	9.96	10.48	9.32

(1)	Calculated by dividing total noninterest expense, excluding securities losses, by net interest income plus noninterest income, excluding securities gains. Additionally, taxes are not part of this calculation.
(2)	Nonperforming loans consist of nonaccrual loans, restructured loans and any other loan management deems to be nonperforming, but do not include accruing loans contractually past due 90 days or more.
(3)	As a unitary thrift holding company, First Capital is not subject to regulatory capital requirements. The Leverage, Tier 1 risk-based capital and Total risk-based capital ratios are presented for FirstCapital Bank.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information as of September 30, 2004 and for the nine months ended September 30, 2004 and the year ended December 31, 2003 is presented to show the impact on Prosperity’s historical financial position and results of operations of:

•	the proposed acquisition of First Capital; and

•	the proposed issuance of shares of Prosperity common stock to the shareholders of First Capital in connection with the merger.

As a result of the merger and assuming there is no adjustment to the exchange ratio, shareholders of First Capital will receive 1.6288 shares of Prosperity common stock for each share of First Capital common stock they own, with cash paid for fractional share interests. The exchange ratio is subject to adjustment based upon the 20 consecutive trading day average sales price of Prosperity common stock ending on and including the tenth trading day immediately prior to the closing date of the merger and is also subject to decrease based upon the amount of equity capital of First Capital as of the last day of the month immediately preceding the month in which the effective time occurs, as described under “Proposal I—Approval of the Merger Agreement—Terms of the Merger.”

The unaudited Pro Forma Consolidated Combined Balance Sheet reflects the historical position of Prosperity and First Capital at September 30, 2004 with pro forma adjustments based on the assumption that the merger was completed on September 30, 2004. The pro forma adjustments are based on the purchase method of accounting. The unaudited Pro Forma Consolidated Combined Statements of Income assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that Prosperity believes are reasonable. Management has not identified, quantified or evaluated any material restructuring costs at this time. The final allocation of the purchase price for First Capital between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of First Capital’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of First Capital will change the amount of the purchase price allocable to goodwill. Further, changes such as net income from October 1, 2004 through the date the merger is completed will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

The following information should be read in conjunction with and is qualified in its entirety by Prosperity’s consolidated financial statements and accompanying notes which are incorporated by reference into this joint proxy statement/prospectus and the consolidated financial statements and accompanying notes of First Capital included with this joint proxy statement/prospectus.

The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger or the branch acquisitions been in effect as of the date or for the period presented.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2004

	Prosperity Historical	First Capital Historical	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$60,874	$25,967			$86,841
Federal funds sold	71,995	8,475			80,470

Total cash and cash equivalents	132,869	34,442			167,311
Interest-bearing deposits in financial institutions	600	538			1,138
Available for sale securities, at fair value	193,396	146,884			340,280
Held to maturity securities at cost	1,160,182	—			1,160,182
Total loans	1,007,420	518,207			1,525,627
Less allowance for credit losses	(12,861)	(5,182)			(18,043)
Loans, net	994,559	513,025			1,507,584
Bank premises and equipment, net	36,331	22,882			59,213
Accrued interest receivable	10,140	2,789			12,929
Goodwill	150,585	21,546	75,059	(a)	247,190
Core deposit intangibles	13,300	—	11,200	(b)	24,500
Other real estate owned	535	247			782
Other assets	20,817	31,213			52,030

Total assets	$2,713,314	$773,566	$86,259		$3,573,139

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$527,845	$84,654			$612,499
Interest-bearing	1,799,434	553,858			2,353,292

Total deposits	2,327,279	638,512			2,965,791
Other liabilities	15,498	4,602			20,100
Other borrowings	41,468	42,141			83,609
Junior subordinated debentures	59,804	28,351			88,155

Total liabilities	2,444,049	713,606			3,157,655
Shareholders’ equity:
Common stock	22,416	2,948	(2,948	)(c)	27,307
			4,891	(d)

Capital surplus	134,160	45,027	(45,027	)(c)	275,488
			141,328	(d)

Retained earnings	115,157	12,354	(12,354	)(c)	115,157
Accumulated other comprehensive income (loss), net of unrealized gains on available for sale securities	(1,861)	(369)	369	(e)	(1,861)
Less treasury stock, at cost, 37,088 shares	(607)	—			(607)

Total shareholders’ equity	269,265	59,960	86,259		415,484

Total liabilities and shareholders’ equity	$2,713,314	$773,566	$86,259		$3,573,139

(a)	This adjustment represents the amount of goodwill expected to be recorded in the acquisition of First Capital, less amounts allocated to the estimated identifiable intangible assets, calculated as follows (dollars in thousands):

Purchase price for First Capital (based on the closing price of Prosperity common stock on December 1, 2004 of $28.79 per share)	$146,219
Less: First Capital equity at book value	(59,960)
Allocated to core deposit intangible	(11,200)

Total goodwill adjustment	$75,059

(b)	This adjustment represents the recognition of core deposit intangible to be acquired in the First Capital acquisition.
(c)	This adjustment represents the elimination of equity of First Capital as a part of the purchase accounting transactions.
(d)	This adjustment represents (i) the issuance of 4,890,844 shares of Prosperity common stock to shareholders of First Capital, based on 3,002,729 shares of First Capital common stock outstanding and a closing price of Prosperity common stock on December 1, 2004 of $28.79 per share and (ii) the issuance of options to acquire 421,959 shares of Prosperity common stock, with an aggregate value of $5.4 million based on the closing price of Prosperity common stock on December 1, 2004.
(e)	This adjustment represents the elimination of First Capital’s unrealized loss on available for sale securities.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

	Prosperity Historical	First Capital Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$39,222	$23,308			$62,530
Securities	41,981	3,101			45,082
Federal funds sold and other interest income	245	86			331

Total interest income	81,448	26,495			107,943

Interest expense:
Deposits	17,783	6,628			24,411
Federal funds sold and other borrowings	3,011	799			3,810
Junior subordinated debentures	889	1,150			2,039

Total interest expense	21,683	8,577			30,260

Net interest income	59,765	17,918			77,683
Provision for credit losses	660	240			900

Net interest income after provision for credit losses	59,105	17,678			76,783

Noninterest income:
Customer service fees	14,827	5,058			19,885
Other	1,933	1,927			3,860
Gain on sale of securities	78	544			622

Total noninterest income	16,838	7,529			24,367

Noninterest expense:
Salaries and employee benefits	20,459	11,487	$(4,374	)(a)	27,572
Net occupancy expense	4,055	4,361			8,416
Data processing	1,473	1,634	(1,634	)(a)	1,473
Core deposit intangible amortization	1,220	—	1,344	(b)	2,564
Other	10,513	5,171	(1,474	)(a)	14,210

Total noninterest expense	37,720	22,653	(6,138)		54,235

Income before federal income taxes	38,223	2,554	6,138		46,915
Provision for federal income taxes	12,852	767	2,050	(c)	15,669

Net income	$25,371	$1,787	$4,088		$31,246

Basic earnings per share:
Earnings per share	$1.19	$0.64			$1.20
Weighted average shares outstanding	21,250		4,891		26,141

Diluted earnings per share:
Earnings per share	$1.18	$0.63			$1.18
Weighted average shares outstanding	21,528		5,028		26,556

(a)	This adjustment represents the anticipated operational cost savings in connection with the acquisition of First Capital for the combined company over a nine month period. Prosperity anticipates that these savings will occur through the combination of back office operations, elimination of duplicate general, administrative and salary and benefits expense. Additionally, First Capital’s salaries and employee benefits for the nine months ended September 30, 2004 includes a one-time charge of $1.4 million related to the exercise of nonqualified stock options. Pro forma adjustments have been made to account for this one-time charge.
(b)	This adjustment represents nine months of amortization on core deposit intangibles of $11.2 million acquired in the acquisition of First Capital, which is being amortized on an accelerated basis over 8 years.
(c)	This adjustment represents the net federal income tax effect of the pro forma adjustments using an effective tax rate of 33.40%.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

	Prosperity Historical	First Capital Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$46,686	$32,338			$79,024
Securities	43,911	4,073			47,984
Federal funds sold and other interest income	248	101			349

Total interest income	90,845	36,512			127,357

Interest expense:
Deposits	22,633	10,637			33,270
Federal funds sold and other borrowings	1,083	749			1,832
Junior subordinated debentures	2,551	1,325			3,876

Total interest expense	26,267	12,711			38,978

Net interest income	64,578	23,801			88,379
Provision for credit losses	483	1,620			2,103

Net interest income after provision for credit losses	64,095	22,181			86,276

Noninterest income:
Customer service fees	14,236	6,496			20,732
Other	2,651	5,303			7,954
Gain on sale of securities	—	215			215

Total noninterest income	16,887	12,014			28,901

Noninterest expense:
Salaries and employee benefits	22,422	13,944	(4,149	)(a)	32,217
Net occupancy expense	5,254	5,735			10,989
Data processing	2,128	2,041	(2,041	)(a)	2,128
Core deposit intangible amortization	818	—	1,792	(b)	2,610
Other	11,399	7,855	(2,239	)(a)	17,015

Total noninterest expense	42,021	29,575	(6,637)		64,959

Income before federal income taxes	38,961	4,620	6,637		50,218
Provision for federal income taxes	12,413	1,420	2,106	(c)	15,939

Net income	$26,548	$3,200	$4,531		$34,279

Basic earnings per share:
Earnings per share	$1.38	$1.15			$1.42
Weighted average shares outstanding	19,225		4,891		24,116

Diluted earnings per share:
Earnings per share	$1.36	$1.11			$1.40
Weighted average shares outstanding	19,536		4,981		24,517

(a)	This adjustment represents the anticipated operational cost savings in connection with the acquisition of First Capital for the combined company over a one-year period. Prosperity anticipates that these savings will occur through the combination of back office operations, elimination of duplicate general, administrative and salary and benefits expense.
(b)	This adjustment represents a full year of amortization on core deposit intangibles of $11.2 million acquired in the acquisition of First Capital, which is being amortized on an accelerated basis over 8 years.
(c)	This adjustment represents the net federal income tax effect of the pro forma adjustments using an effective tax rate of 31.74%.

COMPARATIVE SUMMARY OF HISTORICAL AND

PRO FORMA PER SHARE SELECTED FINANCIAL DATA

Set forth below is certain per share financial information for Prosperity and First Capital on a historical basis, on a pro forma combined basis and on a pro forma combined basis per First Capital equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Prosperity and First Capital and on a pro forma basis.

The comparative pro forma data was derived by combining the historical consolidated financial information of Prosperity and First Capital using the purchase method of accounting for business combinations. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, “Goodwill and Other Intangible Assets,” which eliminates the requirement to amortize goodwill and requires goodwill to be evaluated annually, or more frequently if impairment indicators arise, for impairment.

The pro forma data gives effect to:

•	the proposed acquisition of First Capital; and

•	the proposed issuance of a number of shares of Prosperity common stock to the shareholders of First Capital in connection with the merger.

The comparative pro forma data assumes that the merger was effected on January 1 of the indicated period for purposes of presenting pro forma basic and diluted earnings per share and cash dividends per share and on September 30, 2004 and December 31, 2003 for purposes of presenting pro forma book value per share. The First Capital pro forma equivalent share information shows the effect of the merger from the perspective of an owner of First Capital common stock. The information was computed by multiplying the pro forma information based on the exchange ratio of 1.6288, subject to adjustment in accordance with the merger agreement.

You should read the information below together with the historical consolidated financial statements and related notes and other information of First Capital included in this joint proxy statement/prospectus and the historical consolidated financial statements and related notes and other information of Prosperity that Prosperity has presented in its prior Securities and Exchange Commission filings which are incorporated into this document by reference. See “Where You Can Find More Information” on page 125 for instructions on how to receive copies of the incorporated information. We expect that Prosperity and First Capital will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	As of and for the Nine Months Ended September 30, 2004	As of and for the Year Ended December 31, 2003
Basic earnings per share
Prosperity	$1.19	$1.38
First Capital	0.64	1.15
Pro Forma	1.20	1.42
Equivalent pro forma per share of First Capital stock	1.95	2.31

Diluted earnings per share
Prosperity	$1.18	$1.36
First Capital	0.63	1.11
Pro Forma	1.18	1.40
Equivalent pro forma per share of First Capital stock	1.92	2.28

	As of and for the Nine Months Ended September 30, 2004	As of and for the Year Ended December 31, 2003
Cash dividends per share
Prosperity	$0.225	$0.25
First Capital	—	—
Pro Forma	0.225	0.25
Equivalent pro forma per share of First Capital stock	0.366	0.407

Book value per share
Prosperity	$12.02	$10.49
First Capital	20.34	19.57
Pro Forma	15.24	14.17
Equivalent pro forma per share of First Capital stock	24.82	23.08

(1)	Because Prosperity intends to continue paying its regular quarterly dividend, the pro forma dividend reflects the historical dividend paid by Prosperity.

COMPARATIVE STOCK PRICES

The following table summarizes the market values of the Prosperity common stock on October 25, 2004, the business day prior to the announcement of the proposed merger and as of the most recent date practicable preceding the date of this joint proxy statement/prospectus and the equivalent pro forma value of a share of Prosperity common stock at such dates based on the exchange ratio. Historical market value information regarding the First Capital common stock is not provided because there is no active market for First Capital common stock. Because the market price of Prosperity common stock is subject to fluctuation, the market value of the shares of Prosperity common stock that holders of First Capital common stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following completion of the merger. You should obtain current market quotations for the Prosperity common stock.

	Prosperity Historical (1)	Equivalent Pro Forma Per Share of First Capital Stock (2)
October 25, 2004	$27.03	$44.03
December 27, 2004	$28.86	$47.01

(1)	Represents the closing price of Prosperity common stock on the Nasdaq National Market.
(2)	Equivalent pro forma market value per share of First Capital common stock represents the historical market value per share of Prosperity common stock multiplied by the exchange ratio of 1.6288, assuming no adjustment.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business. You should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus in deciding whether to vote for approval of the merger agreement. If any of the risks described in this joint proxy statement/prospectus occur, Prosperity’s financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Prosperity common stock will affect the value that First Capital shareholders receive for their shares of First Capital common stock.

Upon completion of the merger, shares of First Capital common stock (other than any dissenting shares) will be converted into shares of Prosperity common stock. While the merger consideration has been generally structured to provide that shareholders of First Capital will receive, for each of their shares of First Capital common stock, 1.6288 shares of Prosperity common stock, in the event the average sales price of Prosperity common stock exceeds or falls below certain pre-agreed levels, the exchange ratio with respect to the number of shares of Prosperity common stock that shareholders of First Capital will receive will change and such shareholders will receive a number of shares of Prosperity common stock less than or greater than, as the case may be, 1.6288 for each share of First Capital common stock. Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure First Capital shareholders of the market value or number of the shares of Prosperity common stock that they will receive in the merger.

The price of Prosperity common stock may vary from its price on the date of this joint proxy statement/prospectus, the date of the First Capital special meeting and the date for determining the average trading price discussed below. Stock price fluctuations may result from a variety of factors, some of which are beyond the control of Prosperity, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Because the date the merger is to be completed will be later than the date of the special meeting, the price of the Prosperity common stock on the date of the special meeting may not be indicative of its price on the date the merger is to be completed.

Accordingly, at the time the First Capital shareholders vote with respect to the merger agreement, they will not know the market value or number of shares of Prosperity common stock that they will receive in the merger.

If the price of Prosperity common stock falls and the decrease exceeds certain pre-agreed levels, and if Prosperity does not elect to alter the exchange ratio to provide more shares, First Capital has the right to terminate the merger agreement.

The number of shares of Prosperity common stock First Capital shareholders will receive in the merger may increase or decrease from the date of this joint proxy statement/prospectus until completion of the merger if the following events occur:

•	if the average sales price for Prosperity common stock during the 20 consecutive trading days ending on and including the tenth trading day prior to the closing date of the merger is more than $30.36 per share, the exchange ratio will automatically decrease; and

•	if the average sales price for Prosperity common stock is less than $22.44 per share, the exchange ratio may be increased at the option of Prosperity. If Prosperity elects not to increase the exchange ratio, First Capital may terminate the merger agreement.

As a result, even if the merger is approved by the shareholders, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the merger consideration and the First

Capital board of directors has the power to terminate the merger agreement and abandon the merger if the second condition listed above occurs, there is no obligation of either board to exercise such power.

Prosperity may have difficulty combining the operations of First Capital with its own operations.

Because the markets and industries in which Prosperity operates are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Prosperity may not be able to integrate the operations of First Capital without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses and possible inconsistencies in standards, controls and procedures.

First Capital shareholders will have less influence as a shareholder of Prosperity than as a shareholder of First Capital.

First Capital shareholders currently have the right to vote in the election of the board of directors of First Capital and on other matters affecting First Capital. The merger will transfer control of First Capital to Prosperity and to the shareholders of Prosperity. When the merger occurs, each First Capital shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of First Capital. Because of this, First Capital shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of First Capital.

Risks Associated With Prosperity

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has initiated internal growth programs, completed a number of acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not even be able to grow at all. In addition, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies like Prosperity that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified employees, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

Prosperity intends to continue its current growth strategy. The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Although Prosperity’s asset liability management strategy is designed to control its risk from changes in the general level of market interest rates, market interest rates are affected by many factors outside of Prosperity’s control, including inflation, recession, changes in unemployment, money supply and international disorder and instability in domestic and foreign financial markets. In view of the continued low interest rates on savings, loans and investments that currently prevail, it is quite possible that significant changes in interest rates may take place in the future, and Prosperity cannot always accurately predict the nature or magnitude of such changes or how such changes may affect its business.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the geographic markets in which it operates. Unlike larger banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the central and south central areas of Texas. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and negatively affect Prosperity’s financial results.

Prosperity’s current concentration in 1-4 family residential loans could provide lower yields and profitability, and diversification away from this type of loan may increase its credit risk.

At September 30, 2004, 1-4 family residential mortgage loans comprised $268.3 million, or 26.6%, of Prosperity’s loan portfolio. These loans are secured primarily by properties located in Prosperity’s market area. Because 1-4 family residential mortgage loans typically have an interest rate that is lower than other loans, Prosperity’s concentration in these loans results in lower yields and profitability for it. Further, these loans are generally made on the basis of the borrower’s ability to repay and the value of the property securing the loan. A downturn in the Southeast Texas economy could have an adverse effect on the ability of borrowers to repay these loans and the value of the property securing such loans.

In addition, one of Prosperity’s business strategies is to diversify its loan portfolio. This diversification may result in a gradual increase in its consolidated credit risk, which means that there would be a greater risk that borrowers will be unable to repay their loans from Prosperity. Such defaults, which could result in losses in excess of Prosperity’s allowance for credit losses, may have a material adverse effect on its business, financial condition or results of operation.

Prosperity’s allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Prosperity may experience significant loan losses which could have a material adverse effect on its operating results and financial condition. Management makes various assumptions and judgments about the collectibility of Prosperity’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, and the evaluation of its loan portfolio by the external loan review.

Prosperity maintains an allowance for loan losses in an attempt to cover loan losses inherent in its loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. In determining the size of the allowance, Prosperity relies on an analysis of its loan portfolio, its experience and its evaluation of general economic conditions. If Prosperity’s assumptions prove to be incorrect, its current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Material additions to the allowance would materially decrease net income.

In addition, federal and state regulators periodically review Prosperity’s allowance for loan losses and may require Prosperity to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of Prosperity’s management. Any increase in Prosperity’s allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material negative effect on Prosperity’s operating results and financial condition.

Prosperity’s small to medium-sized business target market may have fewer financial resources than larger businesses to weather a downturn in the economy.

Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact the southeast Texas area or the other markets in which Prosperity operates, Prosperity’s results of operations and financial condition may be negatively affected.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure or interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Prosperity cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by Prosperity. The occurrence of any failures or interruptions could result in a loss of customer business and have a negative effect on Prosperity’s results of operations and financial condition.

The business of Prosperity is dependent on technology and its inability to invest in technological improvements may adversely affect its results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success will depend in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. There can be no assurance that Prosperity will be able to effectively implement new technology driven products and services or be successful in marketing these products and services to its customers.

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that you may favor.

Prosperity’s articles of incorporation and bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors, of each class having staggered, three year terms;

•	a provision that any special meeting of Prosperity’s shareholders may be called only by the chairman of the board, the president and chief executive officer, the majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity. See “Texas Anti-Takeover Statutes.”

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision that could adversely affect its financial performance, and Prosperity may be adversely affected by changes in federal and local laws and regulations.

Prosperity is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, its subsidiary bank, and their respective operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank, which could have a material adverse effect on Prosperity’s financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on Prosperity.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We have each made forward-looking statements in this joint proxy statement/prospectus (and in documents to which we refer you in this joint proxy statement/prospectus) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include the following:

•	Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger are greater than Prosperity expected;

•	competition among financial services companies may increase;

•	Prosperity has more trouble integrating businesses than expected;

•	changes in the interest rate environment reduce Prosperity’s interest margins;

•	general business and economic conditions in the markets Prosperity serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this joint proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this joint proxy statement/prospectus, any supplement to this joint proxy statement/prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

GENERAL INFORMATION

This document constitutes a proxy statement of First Capital and is being furnished to all record holders of First Capital common stock in connection with the solicitation of proxies by the board of directors of First Capital to be used at a special meeting of shareholders of First Capital to be held on                      , 2005. The purpose of the First Capital special meeting is to consider and vote upon a proposal to approve the merger agreement, dated as of October 25, 2004, by and between Prosperity and First Capital, which provides, among other things, for the merger of First Capital with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of First Capital common stock upon completion of the merger.

In addition, this document constitutes a proxy statement of Prosperity that is being furnished to all record holders of Prosperity common stock in connection with the solicitation of proxies by the board of directors of Prosperity to be used at a special meeting of shareholders of Prosperity to be held on                      , 2005. The purpose of the Prosperity special meeting is to consider and vote upon (1) a proposal to approve the merger agreement, dated as of October 25, 2004, by and between Prosperity and First Capital, which provides, among other things, for the merger of First Capital with and into Prosperity and (2) a proposal to approve the Prosperity 2004 Stock Incentive Plan.

PROSPERITY SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Prosperity shareholders will be held at             .m. local time on             ,                      , 2005 at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas.

Matters to be Considered

The purpose of the meeting is to consider and vote on proposals to approve:

•	the merger agreement, dated as of October 25, 2004, by and between Prosperity and First Capital; and

•	the Prosperity 2004 Stock Incentive Plan.

At this time, the Prosperity board of directors is unaware of any matter, other than those set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of Prosperity common stock at the close of business on                      , 2005 will be entitled to notice of and to vote at the special meeting. At the close of business on that date, there were              shares of Prosperity common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of Prosperity will be entitled to one vote for each share of Prosperity common stock owned of record on                      , 2005. The affirmative vote of at least a majority of issued and outstanding shares of Prosperity common stock is required to approve the merger agreement and the affirmative vote of at least a majority of the shares entitled to vote and represented at the special meeting, in person or by proxy, is required to approve the Prosperity 2004 Stock Incentive Plan.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposals to approve the merger agreement and the 2004 Stock

Incentive Plan are “non-discretionary” items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement or a failure to vote on the merger agreement. Accordingly, the Prosperity board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

On the record date, the directors and executive officers of Prosperity were entitled to vote, in the aggregate,              shares of Prosperity common stock, or approximately     % of the outstanding shares of Prosperity common stock entitled to vote at the special meeting. These shares are expected to be voted FOR the proposal to approve the merger agreement and FOR the proposal to approve the Prosperity 2004 Stock Incentive Plan.

The board of directors of Prosperity unanimously recommends that you vote FOR the proposal to approve the merger agreement and FOR the proposal to approve the Prosperity 2004 Stock Incentive Plan.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Prosperity and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement and FOR the proposal to approve the Prosperity 2004 Stock Incentive Plan. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of Prosperity at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Prosperity;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of Prosperity at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, (713) 693-9300, Attention: denise Urbanovsky, Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of Prosperity. Prosperity is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Prosperity intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated. Prosperity will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

FIRST CAPITAL SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of First Capital shareholders will be held at             .m. local time on             ,                      , 2005 at Victoria Country Club, 14 Spring Creek Road, Victoria, Texas.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon proposals to approve the merger agreement, dated as of October 25, 2004, by and between Prosperity and First Capital, which provides, among other things, for the merger of First Capital with and into Prosperity.

At this time, the First Capital board of directors is unaware of any matter, other than the matter set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of First Capital common stock at the close of business on                      , 2005 will be entitled to notice of and to vote at the special meeting. At the close of business on that date, there were              shares of First Capital common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of First Capital will be entitled to one vote for each share of First Capital common stock owned of record on                      , 2005. The holders of a majority of the shares of First Capital common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding First Capital common stock is required to approve the merger agreement.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement or a failure to vote on the merger agreement. Accordingly, the First Capital board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

On the record date, the directors and executive officers of First Capital were entitled to vote, in the aggregate,              shares of First Capital common stock, or approximately     % of the outstanding shares of First Capital common stock entitled to vote at the special meeting. Each director and holder of 10% or more of First Capital common stock who, in the aggregate are entitled to vote     % of the outstanding shares of First Capital common stock, has executed an agreement to vote his or her shares of First Capital common stock in favor of approval of the merger agreement.

The board of directors of First Capital unanimously recommends that you vote FOR the proposal to approve the merger agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to First Capital and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of First Capital at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of First Capital;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of First Capital at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: First Capital, 500 North Water Street, Suite 1010, Corpus Christi, Texas 78471, Attention: Daniel B. Conroy, Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of First Capital. First Capital is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of First Capital intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. First Capital will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL I

APPROVAL OF THE MERGER AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The merger agreement provides for the merger of First Capital with and into Prosperity. If the shareholders of Prosperity and First Capital approve the merger agreement at their respective special meetings, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2005, although delays could occur. As a result of the merger, holders of First Capital common stock will be entitled to receive whole shares of Prosperity common stock, with cash paid in lieu of fractional shares, and will no longer be owners of First Capital common stock. As a result of the merger, certificates for First Capital common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, Prosperity will issue 1.6288 shares of its common stock to First Capital shareholders for each share of First Capital common stock they own, subject to adjustment as provided in the merger agreement and described below.

The exchange ratio may be adjusted if the consecutive 20 trading day average sales price of the Prosperity common stock on the tenth trading day immediately prior to the closing date (average share price) is less than $22.44, or more than $30.36. In the event the average share price is less than $22.44 per share, Prosperity has the discretion, but not the obligation, to increase the number of shares of common stock that it will issue to First Capital shareholders to a number determined by multiplying (1) the quotient of $22.44, divided by the average share price and (2) the exchange ratio. If Prosperity elects not to adjust the exchange ratio, First Capital may terminate the merger agreement. In the event the average share price is more than $30.36 per share, Prosperity will decrease the number of shares of common stock that it will issue to First Capital shareholders to a number determined by multiplying (a) the quotient of $30.36, divided by the average share price and (b) the exchange ratio.

In addition, the exchange ratio may be adjusted if First Capital’s equity capital (as defined in the merger agreement) on the last day of the calendar month immediately preceding the month in which the merger becomes effective is less than $58.6 million, in the manner and under the circumstances set forth in the merger agreement. The minimum equity capital requirement of $58.6 million will be increased or decreased by any payments made to or by First Capital in connection with the exercise or repurchase, as the case may be, of any options to acquire shares of First Capital common stock between September 30, 2004 and the closing date of the merger (minimum capital amount). In the event the minimum capital amount is less than $58.6 million, the exchange ratio will be reduced to the ratio determined by (1) multiplying the exchange ratio (as may have been adjusted as described in the preceding paragraph) by the number of shares of First Capital common stock outstanding on the closing date, (2) subtracting from the result in clause (1) a number of shares of Prosperity common stock equal to (A) the difference between First Capital’s equity capital on the last day of the calendar month immediately preceding the month in which the merger becomes effective and the minimum capital amount, (B) divided by the average share price (subject to a minimum average share price of $22.44 and a maximum of $30.36) and (3) dividing the number of shares of Prosperity common stock resulting from clause (2) by the number of shares of First Capital common stock outstanding on the closing date.

As a result of potential changes to the exchange ratio, if you are a First Capital shareholder, you will not know the exact number of shares of Prosperity common stock to be received by you in connection with the merger when you vote on whether to approve the merger agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the closing price per share of Prosperity common stock on The Nasdaq Stock Market, Inc. National Market System on the fifth trading day immediately prior to the effective time of the merger.

Effects of the Merger on First Capital Stock Options

Pursuant to the merger agreement, any options to acquire shares of First Capital common stock pursuant to First Capital’s 1996 Executive Stock Option Plan or the Amended and Restated 1998 Stock Option Plan that are outstanding and unexercised immediately prior to the completion of the merger shall be automatically converted into options to purchase shares of Prosperity common stock and will continue to be governed by the terms of the original plans and/or agreements under which they were issued. The number of shares of Prosperity common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will be adjusted to reflect the exchange ratio in the merger. As of November 30, 2004, there were options outstanding to purchase 259,061 shares of First Capital common stock at a weighted average exercise price of $26.05 per share.

Promptly following the merger, Prosperity intends to register with the Securities and Exchange Commission, the shares of Prosperity common stock issuable upon the exercise of these converted options. Unless these shares of Prosperity common stock are acquired by an affiliate of First Capital, following registration, the shares issued upon the exercise of the options will be freely tradeable.

Background of the Merger

During the normal course of its business, First Capital has received inquiries regarding its willingness to consider an acquisition by, or affiliation with, other financial institutions. In such circumstances, First Capital has considered such inquiries and evaluated them for the amount and form of consideration proposed, the seriousness and specificity with which the terms of consideration have been conveyed to First Capital, the expected future operation of First Capital, and other considerations and factors deemed relevant by First Capital. First Capital has formulated its business plan with the intent to provide maximum value to its shareholders by enhancing its franchise and expanding its business operations. The board of directors of First Capital has continuously evaluated the cost of providing an array of financial products and alternative delivery channels to remain competitive in the marketplace, while implementing First Capital’s growth strategy and continuing to deliver a wide array of services to its customers and provide competitive returns to its shareholders.

After being approached in April 2004 by a financial institution other than Prosperity, First Capital engaged Lehman Brothers in May 2004 as its financial advisor to evaluate First Capital’s value in light of market conditions and advise First Capital in connection with a sale or other strategic alternative, should it occur. In May 2004, Mr. D. Michael Hunter, First Capital’s President and Chief Executive Officer, and Mr. David Zalman, President and Chief Executive Officer of Prosperity, had conversations regarding the possible combination of First Capital and Prosperity. These discussions did not reach any substantive agreement.

During June and July 2004, First Capital held informal discussions with representatives from three financial institutions other than Prosperity, which resulted in one formal offer being extended to First Capital. On August 30, 2004, after full review of the terms of the formal offer, including consultation with its financial and legal advisors and a thorough evaluation of the offer on the basis of the consideration proposed, the operations of the financial institution making the proposal and the expected future prospects of the resulting company, the board of directors of First Capital decided to reject the offer. On September 8, 2004, Mr. Hunter and Mr. Zalman renewed their discussions regarding a possible combination of the two organizations. At this meeting, the outline of the proposed transaction, including the merger consideration, was discussed in detail.

On September 14, 2004, Prosperity submitted a letter of intent to Mr. Hunter representing Prosperity’s interest in acquiring First Capital pursuant to the terms and conditions set forth in the letter. At a special board meeting held on October 1, 2004, the First Capital board discussed the reasons for, and the benefits and consequences of, a merger with Prosperity under the terms and conditions presented in Prosperity’s letter of intent. Lehman Brothers presented a financial analysis of First Capital and Prosperity, which included the financial and stock performance of Prosperity and a comparison of the pricing multiples to other recent transactions, adjusted for First Capital’s specific financial condition. First Capital’s board of directors evaluated Prosperity’s offer in relation to the then perceived current market value of First Capital common stock and management’s estimate of the future value of the common stock of First Capital as an independent entity. After this discussion, the First Capital board determined that a merger with Prosperity, as proposed, could provide better shareholder value, in terms of market valuation and stock liquidity, than remaining an independent organization. First Capital’s board of directors ratified the letter of intent and authorized Mr. Hunter to negotiate the terms of a definitive merger agreement and related agreements.

Prosperity’s outside counsel delivered to First Capital and its outside counsel a draft merger agreement and other related documents on October 7, 2004. During the course of the next few weeks, First Capital and Prosperity and their respective counsel negotiated the terms of the merger documents.

On October 25, 2004, the First Capital board of directors convened to review the terms of the merger agreement and related agreements that had been negotiated with Prosperity. Lehman Brothers made a presentation to the First Capital board of directors on the proposed transaction and the results of various financial analyses Lehman Brothers had prepared in connection with the proposed transaction. Lehman Brothers then delivered its opinion that the total merger consideration was fair to First Capital’s shareholders from a financial point of view. Also, at this meeting outside legal counsel to First Capital discussed the terms of the merger agreement, the process by which the proposed merger would be consummated and responded to questions regarding the proposed merger posed by directors of First Capital.

Following a thorough discussion of the terms of the merger agreement, the structure of the transaction and other items related to the proposed merger, the First Capital board of directors determined that the merger pursuant to the merger agreement was in the best interests of First Capital and its shareholders. As a result, First Capital’s board unanimously approved the proposed merger and the merger agreement and instructed management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents on behalf of First Capital.

Prosperity’s board of directors met on October 19, 2004 to discuss and consider the transaction with First Capital. Based primarily on an extensive discussion of the terms of the merger, the financial condition and valuation for both First Capital and Prosperity, the financial analyses of the proposed transaction prepared by Keefe, Bruyette & Woods and its oral opinion that the merger consideration was fair to Prosperity from a financial point of view, Prosperity’s board of directors determined that the transaction with First Capital was in the best interests of both Prosperity and its shareholders. As a result, Prosperity’s board of directors unanimously approved the proposed merger and the merger agreement and authorized management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents on behalf of Prosperity.

On October 25, 2004, First Capital and Prosperity entered into the Merger Agreement. Prosperity and First Capital issued a joint press release announcing the proposed merger on October 26, 2004.

First Capital’s Reasons for the Merger and Recommendations of the Board of First Capital

The First Capital board of directors believes that the merger is in the best interests of First Capital and its shareholders. Accordingly, the First Capital board has unanimously approved the merger agreement and unanimously recommends that First Capital shareholders vote FOR the proposal to approve the merger agreement.

In approving the merger agreement, the First Capital board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. First Capital believes that combining with Prosperity will create a stronger and more diversified company that will provide significant benefits to First Capital’s shareholders and customers alike. The terms of the merger agreement, including the consideration to be paid to First Capital shareholders, were the result of arm’s length negotiations between representatives of Prosperity and First Capital. In evaluating whether to merge with Prosperity, First Capital’s board of directors considered a number of factors, including, without limitation, the following:

•	the additional capital and resources needed for First Capital’s operations to continue to grow and the dilutive effect on shareholders of obtaining additional capital if First Capital pursued other strategic alternatives;

•	information regarding the business, operations, earnings, financial condition, management, earnings and prospects of each of First Capital and Prosperity;

•	the merger consideration in the form of Prosperity common stock, based upon a Prosperity share price of $26.40 per share (which represents the closing price on the day the exchange ratio was fixed), having a total transaction value of $140.3 million assuming the exercise of all outstanding options of First Capital;

•	the current financial services industry environment, including the continued consolidation within the industry, the increased competition in the market areas served by First Capital;

•	the prospects for positive long-term performance of Prosperity common stock;

•	the belief of First Capital’s board of directors that the terms of the merger and the merger agreement are fair to and in the best interests of First Capital shareholders;

•	the belief of First Capital’s board of directors that First Capital obtained the greatest amount of value per share of First Capital common stock that Prosperity was willing to pay;

•	the analyses provided by Lehman Brothers and the oral and written opinion of Lehman Brothers provided on October 25, 2004 that, as of such date, the exchange ratio as set out in the merger agreement, was fair from a financial point of view to First Capital shareholders (see “Opinion of First Capital’s Financial Advisor”);

•	the tax-free nature of the exchange of stock as merger consideration to First Capital shareholders for federal income tax purposes;

•	the fact that Prosperity common stock is publicly traded on the Nasdaq National Market, thereby representing a more liquid investment than First Capital common stock, which is privately held with limited liquidity;

•	the historical dividends paid by Prosperity on its common stock compared with the fact that First Capital has historically not paid dividends on its common stock;

•	the review by First Capital’s board of directors of other strategic alternatives potentially available to First Capital;

•	First Capital management’s assessment, after its review with Lehman Brothers, that Prosperity has the financial capability to complete the merger; and

•	the financial terms of other recent business combinations in the banking industry.

First Capital’s board of directors determined that First Capital’s competitive position and the value of its stock could best be enhanced through merging with Prosperity. The aggregate price to be paid to holders of First Capital common stock resulted from negotiations which considered the historical earnings and dividends of Prosperity and First Capital; the potential growth in First Capital’s market and earnings, both as an independent entity and as a part of a larger organization such as Prosperity; First Capital’s asset quality; and the effect of the merger on the shareholders and customers of First Capital and the communities that First Capital serves.

The above discussion of the information and factors considered by the First Capital board is not intended to be exhaustive, but includes the material factors the First Capital board considered. In reaching its determination to approve and recommend the merger, the First Capital board did not assign any relative or specific weights to any of the foregoing factors and individual directors may have given differing weights to different factors. Based on the reasons stated, the board of directors of First Capital believes that the merger is in the best interest of First Capital and its shareholders. The board of directors of First Capital therefore unanimously approved the merger and the merger agreement and unanimously recommends that the First Capital shareholders vote FOR the approval of the merger agreement.

Prosperity’s Reasons for the Merger and Recommendations of the Board of Prosperity

The Prosperity board of directors believes that the merger is in the best interests of Prosperity and its shareholders. Accordingly, the Prosperity board of directors has unanimously approved the merger agreement and unanimously recommends that Prosperity shareholders vote FOR the proposal to approve the merger agreement.

In approving the merger agreement, the Prosperity board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. In arriving at its determination to approve the merger agreement, the Prosperity board considered a number of factors, including the following:

•	the business, financial condition, results of operations, asset quality and future prospects for First Capital based on Prosperity’s management’s examination of First Capital’s past performance and current financial condition, both individually and when combined with those of Prosperity;

•	the merger consideration in the form of shares of Prosperity common stock, including how the price to be paid relates to prices paid in comparable acquisitions;

•	the fact that the merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	the receipt of an opinion of Keefe, Bruyette & Woods that the merger consideration is fair, from a financial point of view, to Prosperity (see “Opinion of Prosperity’s Financial Advisor”);

•	the compatibility of First Capital’s management team with that of Prosperity and the general strategic fit of the companies, including the fact that First Capital’s market area complements that of Prosperity;

•	the acquisition of new banking locations and customer accounts which will expand Prosperity’s geographic presence in South Texas and provide an entry into the Corpus Christi, Texas market;

•	the opportunities for future growth and expansion and that the size of the combined company would permit Prosperity to pursue other acquisitions;

•	the fact that Prosperity’s management team immediately prior to the merger will remain intact following the merger and that certain members of First Capital’s management team will enter into employment and non-competition agreements with Prosperity;

•	the opportunities for decreasing operating expenses for the combined company;

•	the termination fee to which Prosperity would be entitled if First Capital terminated the Agreement under certain circumstances;

•	the consistency of the acquisition with Prosperity’s overall strategic business plan; and

•	the non-economic terms of the transaction, including the anticipated impact on existing customers and employees.

The above discussion regarding the factors considered by the Prosperity board is not intended to be exhaustive, but includes the material factors the Prosperity board considered. In approving and recommending the merger agreement, the Prosperity board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have given differing weights to different factors. Based on the reasons stated, the board of directors of Prosperity believes that the merger is in the best interest of Prosperity and its shareholders. The board of directors of Prosperity therefore unanimously approved the merger and the merger agreement and unanimously recommends that the Prosperity shareholders vote FOR the approval of the merger agreement.

Opinion of First Capital’s Financial Advisor

The fairness opinion of First Capital’s financial advisor, Lehman Brothers, is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of First Capital. You should not rely on any of these statements as having been made or adopted by First Capital or Prosperity.

In May 2004, the First Capital board of directors engaged Lehman Brothers to act as its financial advisor to evaluate the marketability of First Capital and advise First Capital in connection with a sale or other strategic alternative, should it occur. In connection therewith, First Capital received an offer from Prosperity to purchase all of First Capital’s outstanding capital stock. On October 25, 2004, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the First Capital board of directors that as of such date, and based upon and subject to certain matters stated therein, from a financial point of view, the exchange ratio to be offered to First Capital shareholders in the merger was fair to the holders of First Capital common stock.

The full text of Lehman Brothers’ written opinion, dated October 25, 2004, which sets forth, among other things, assumptions made, procedures followed, factors considered, and limitations upon the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus.

A copy of the analysis supporting the written fairness opinion is available upon request at First Capital’s main office at no cost to shareholders of First Capital. The shareholders of First Capital are urged to read Lehman Brothers’ fairness opinion carefully and in its entirety. The fairness opinion is addressed to First Capital’s board of directors. The fairness opinion does not address First Capital’s underlying business decision to proceed with or effect the merger and does not constitute a recommendation to any shareholder of First Capital as to how such shareholder should vote at the First Capital special meeting on the merger agreement or any related matter.

The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion:

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the First Capital board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any shareholder of First Capital as to how such shareholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers did not address, First Capital’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed merger;

•	publicly available information concerning First Capital that Lehman Brothers believed to be relevant to its analysis, including FirstCapital Bank’s FDIC Reports of Condition and Income (Call Reports) for the fiscal year ended December 31, 2003 and quarterly Call Reports for the quarters ended March 31 and June 30, 2004;

•	First Capital’s Quarterly Reports to Shareholders for the quarter and year ended December 31, 2003 and for the quarters ended March 31 and June 30, 2004, First Capital’s unaudited consolidated financial statements for the quarter and nine months ended September 30, 2004, and financial projections of First Capital for fiscal years 2004 and 2005;

•	publicly available information concerning Prosperity that Lehman Brothers believed to be relevant to its analysis, including Prosperity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004, and Prosperity’s earnings press release for the quarter ended September 30, 2004;

•	financial and operating information with respect to the business, operations and prospects of First Capital and Prosperity furnished to Lehman Brothers by First Capital and Prosperity, respectively;

•	the trading history of Prosperity’s common stock from November 12, 1998 to October 20, 2004 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and financial condition as of the opinion date of First Capital and Prosperity with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	the potential pro forma impact on Prosperity of the proposed merger on the future financial performance of Prosperity giving effect to the anticipated cost savings which the managements of First Capital and Prosperity expect to result from a combination of the businesses;

•	the relative financial contributions of First Capital and Prosperity to the current and future financial performance of the combined company on a pro forma basis;

•	independent research analysts’ estimates of the future financial performance of Prosperity published by Thomson I/B/E/S Global Consensus Estimates;

•	the amount of annual dividends historically paid by Prosperity; and

•	the results of Lehman Brothers’ efforts to solicit indications of interest and proposals from third parties with respect to a transaction with First Capital.

In addition, Lehman Brothers had discussions with the managements of First Capital and Prosperity concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and the strategic benefits expected by the managements of First Capital and Prosperity, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of First Capital and Prosperity that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. With respect to the financial projections of First Capital, upon advice of First Capital, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of First Capital as to its future financial performance and that First Capital would perform substantially in accordance with such projections. However, for purposes of Lehman Brothers’ pro forma analysis, Lehman Brothers used Prosperity’s projections regarding First Capital, which reflect more conservative assumptions and estimates than the assumptions and estimates which First Capital may have otherwise provided. Lehman Brothers discussed these adjusted projections with the management of First Capital, who agreed with the appropriateness of the use of such adjusted projections as well as First Capital’s projections, in performing Lehman Brothers’ analysis. With respect to Prosperity’s projections, upon the advice of Prosperity, Lehman Brothers assumed that the published estimates of third party research analysts were a reasonable basis upon which to evaluate the future financial performance of Prosperity and that Prosperity would perform substantially in accordance with such estimates. With respect to the potential pro forma impact on the future financial performance of Prosperity giving effect to the anticipated cost savings estimated by the managements of First Capital and Prosperity to result from the proposed merger, Lehman Brothers assumed that the amount and time of such impact will be realized substantially in accordance with such estimates. Prosperity and First Capital did not publicly disclose internal management projections of the type provided to Lehman Brothers in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure.

In arriving at its opinion, Lehman Brothers neither conducted a physical inspection of the properties and facilities of First Capital and Prosperity nor did it make or obtain evaluations or appraisals of the assets or liabilities of First Capital or Prosperity. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan losses and Lehman Brothers assumed that (i) upon the advice of First Capital, the amount of First Capital’s reserve for loan losses and any capital in excess of the minimum capital amount (as defined in the merger agreement) would be, in the aggregate, adequate to cover all such losses and (ii) upon the advice of Prosperity, Prosperity’s current allowance for credit losses would be, in the aggregate, adequate to cover all such losses. Upon the advice of First Capital and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the shareholders of First Capital. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to First Capital or Prosperity, but rather made its determination as to the fairness, from a financial point of view, to First Capital shareholders of the exchange ratio to be received from Prosperity in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Capital and Prosperity. None of First Capital, Prosperity, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to First Capital’s board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Lehman

Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Transaction Terms and Calculation of Transaction Value of the Exchange Ratio

Lehman Brothers reviewed the terms of the proposed merger as set forth in the merger agreement. Pursuant to the merger agreement and subject to the terms and conditions therein, Prosperity will purchase all of the outstanding shares of First Capital common stock outstanding, which were 2,947,674 shares as of October 25, 2004. Prosperity will convert any unexercised, outstanding stock options to acquire First Capital common stock as of the effective time of the merger into options to purchase shares of Prosperity common stock. Using the treasury method of accounting for options, the 314,116 currently outstanding options represent 134,996 common stock equivalents (CSE). Consideration will be in the form of Prosperity common stock and exchanged at a fixed ratio of 1.6288 Prosperity shares for each First Capital share or CSE. Assuming a Prosperity share price of $26.40 (which represents the closing price on the day the exchange ratio was fixed), the total transaction is valued at approximately $140.3 million assuming the exercise of all outstanding options and $132.6 million assuming the treasury method of accounting for options.

Transaction Summary
Prosperity Common Stock Price	$26.40
Exchange Ratio	1.6288
Implied Transaction Value Per Share	$43.00
Price to September 30, 2004 First Capital Book Value	2.11	x
Price to September 30, 2004 First Capital Tangible Book Value	3.30	x
Price to LTM First Capital Earnings*	35.2	x

*	LTM First Capital earnings adjusted to exclude certain one-time charges including cost related to extraordinary option exercise, compensation restructure, one-time loan restructure and other charges deemed to be non-recurring.

Lehman Brothers noted that the exchange ratio of 1.6288 shares of Prosperity common stock for each share of First Capital common stock had an implied transaction value of $43.96 per share of First Capital common stock based upon the closing price of Prosperity common stock of $26.99 on October 20, 2004 (the last trading day before presentation materials were distributed to First Capital’s board of directors). Lehman Brothers also noted that the transaction had an implied aggregate value as of October 20, 2004 of approximately $143.4 million, assuming the exercise of all outstanding options and $135.6 million assuming the treasury method of accounting for options.

First Capital Comparable Companies Analysis

Lehman Brothers analyzed the public market statistics of certain companies comparable to First Capital and examined various trading statistics and information. As part of this comparable companies analysis, Lehman Brothers examined market multiples and premium data for each such company including:

•	the multiple of market price per share to estimated 2004 earnings per share;

•	the multiple of market price per share to estimated 2005 earnings per share;

•	the multiple of market price per share to book value per share;

•	the multiple of market price per share to tangible book value per share; and

•	the premium of tangible book value to core deposits (total deposits minus all certificate of deposit with balances greater than $100,000), based on the difference between the current market capitalization and tangible book value, divided by core deposits.

For this analysis, the estimated 2004 and 2005 earnings per share and projected long-term earnings growth rates were obtained from I/B/E/S. The remaining information was obtained from the online database of SNL Financial, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers and publicly available financial information for the period ended June 30, 2004 or September 30, 2004, as available as of October 20, 2004. The stock price data used for this analysis was the closing price for the selected companies on October 20, 2004.

Lehman Brothers selected the comparable companies listed below because their businesses and operating profiles are reasonably similar to those of First Capital. The comparable companies include select commercial banks operating in Texas with market capitalizations between $70 million and $625 million. No comparable company identified below is identical to First Capital. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected comparable company data.

The companies reviewed in connection with this analysis were:

•	Texas Capital Bancshares, Inc.;

•	First Financial Bankshares, Inc.;

•	Sterling Bancshares, Inc.;

•	Prosperity Bancshares, Inc.;

•	Franklin Bank Corp.;

•	Summit Bancshares, Inc.; and

•	Texas United Bancshares, Inc.

The following table summarizes the results from the comparable companies analysis:

	Comparable Companies
	Low		Median		High
Price/2004 estimated earnings per share	14.1	x	17.2	x	24.9	x
Price/2005 estimated earnings per share	10.9	x	15.7	x	19.2	x
Price/Book Value	1.32	x	2.25	x	2.81	x
Price/Tangible Book Value	1.74	x	2.77	x	3.54	x
Core Deposit Premium	10.2%		21.2%		24.5%

Based on the foregoing analysis, Lehman Brothers derived the implied values per share for First Capital common stock as follows:

	Price / 2004 EPS	Price / 2005 EPS	Price / Book Value	Price / Tangible Book Value	Core Deposit Premium
Median	$22.44	$28.78	$45.67	$36.09	$51.39
Median with 25% Premium	$28.05	$35.98	$57.09	$45.11	$64.24

First Capital Comparable Transactions Analysis

Lehman Brothers analyzed certain information relating to certain Texas bank acquisitions announced during the twelve months prior to October 20, 2004 that were valued greater than $40 million.

The following transactions were reviewed by Lehman Brothers:

Acquiror	Acquiree
BBVA	Laredo National Bancshares, Inc.
Wells Fargo & Company	First Community Capital Corporation
Southwest Bancorporation of Texas, Inc.	Klein Bancshares, Inc.
Texas United Bancshares, Inc.	GNB Bancshares, Inc.
Prosperity Bancshares, Inc.	Liberty Bancshares, Inc.
State National Bancshares	Mercantile Bank Texas
Southwest Bancorporation of Texas, Inc.	Reunion Bancshares, Inc.

Lehman Brothers considered these selected merger transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of First Capital and other factors that would affect the premiums paid in the comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates. Therefore, mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.

For the selected transactions listed above, Lehman Brothers used publicly available financial information including information obtained from the online database of SNL Financial. As part of this comparable transactions analysis, Lehman Brothers examined financial information for each transaction including:

•	the multiple of the transaction price per share to book value per share;

•	the multiple of the transaction price per share to tangible book value per share;

•	the multiple of the transaction price per share to LTM earnings; and

•	the transaction premium to core deposits (total deposits minus all certificate of deposit with balances greater than $100,000), based on the difference between the transaction price and tangible book value, divided by core deposits.

The analysis yielded the following results:

	Comparable Transactions
	Low		Median		High
Price/Book Value	2.38	x	2.99	x	3.82	x
Price/Tangible Book Value	2.38	x	3.23	x	5.38	x
Price/LTM Earnings	17.5	x	25.7	x	56.2	x
Core Deposit Premium	15.6%		21.1%		37.6%

Based on the foregoing analysis, Lehman Brothers derived the implied values per share for First Capital common stock as follows:

	Price / Book Value	Price / Tangible Book Value	Price / LTM Earnings	Core Deposit Premium
Median	$60.82	$42.14	$31.23	$53.36

First Capital Discounted Cash Flow Analysis

Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values of the after-tax cash flows of First Capital. In performing this analysis, Lehman Brothers used earnings estimates provided by the management of First Capital for 2004 and 2005, respectively, and a long-term growth rate of 11.0% thereafter. This analysis was based on the sum of (i) the present value of First Capital dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for First Capital of 6.0% (a customary tangible common equity to tangible common assets ratio for well-capitalized banking institutions comparable to First Capital), from January 1, 2005 through December 31, 2009 and (ii) the present value of the terminal value of First Capital common stock. In calculating the terminal value of First Capital common stock, Lehman Brothers applied multiples ranging from 13.0x to 17.0x to 2010 forecasted earnings. The free cash flow stream and the terminal value were then discounted back to October 20, 2004, using discount rates ranging from 11.0% to 15.0%, which range Lehman Brothers viewed as appropriate for a company with First Capital’s risk characteristics.

This analysis suggested a stand-alone present value of $24.50 to $29.00 per share of First Capital’s common stock.

Prosperity Historical Stock Price Analysis

Lehman Brothers considered historical data with regard to the trading prices of Prosperity common stock for the 52 weeks ending October 20, 2004 and the relative stock price performances during this same period of Prosperity and certain companies comparable to Prosperity. During this period, the closing stock price of Prosperity ranged from $20.75 and $28.00 per share. Lehman Brothers noted that Prosperity traded materially in line with certain comparable companies.

Lehman Brothers selected the comparable companies listed below because their businesses and operating profiles are reasonably similar to those of Prosperity. The comparable companies include select commercial banks headquartered in Texas with total assets in excess of $1.0 billion. No comparable company identified below is identical to Prosperity. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

The companies reviewed in connection with this analysis were:

•	Cullen/Frost Bankers, Inc.;

•	Southwest Bancorporation of Texas, Inc.;

•	Texas Regional Bancshares, Inc.;

•	Sterling Bancshares, Inc.;

•	Texas Capital Bancshares, Inc.; and

•	Summit Bancshares, Inc.

Prosperity Comparable Companies Analysis

Lehman Brothers analyzed the public market statistics of certain companies comparable to Prosperity and examined various trading statistics and information. As part of this comparable companies analysis, Lehman Brothers examined market multiples and premium data for each such company including:

•	the multiple of market price per share to estimated 2004 earnings per share;

•	the multiple of market price per share to estimated 2005 earnings per share;

•	the multiple of market price per share to book value per share;

•	the multiple of market price per share to tangible book value per share; and

•	the premium of tangible book value to core deposits (total deposits minus all certificate of deposit with balances greater than $100,000), based on the difference between the current market capitalization and tangible book value, divided by core deposits.

For this analysis, the estimated 2004 and 2005 earnings per share and projected long-term earnings growth rates were obtained from I/B/E/S. The remaining information was obtained from the online database of SNL Financial for the period ended June 30, 2004 or September 30, 2004 as available as of October 20, 2004. The stock price data used for this analysis was the closing price for the selected companies on October 20, 2004.

Lehman Brothers selected the comparable companies listed below because their businesses and operating profiles are reasonably similar to those of Prosperity. The comparable companies include select commercial banks operating in Texas metropolitan markets with total assets in excess of $1.0 billion. No comparable company identified below is identical to Prosperity. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

The companies reviewed in connection with this analysis were:

•	Cullen/Frost Bankers, Inc.;

•	Southwest Bancorporation of Texas, Inc.;

•	Texas Regional Bancshares, Inc.;

•	Sterling Bancshares, Inc.;

•	Texas Capital Bancshares, Inc.; and

•	Summit Bancshares, Inc.

The following table summarizes the results from the comparable companies analysis:

	Comparable Companies
	Low		Median		High
Price/2004 estimated earnings per share	17.6	x	20.8	x	24.9	x
Price/2005 estimated earnings per share	15.4	x	17.5	x	19.2	x
Price/Book Value	1.97	x	2.75	x	3.25	x
Price/Tangible Book Value	2.52	x	3.69	x	4.37	x
Core Deposit Premium	17.4%		24.2%		42.4%

Based on the foregoing analysis, Lehman Brothers derived the implied values per share for Prosperity common stock as follows:

	Price / 2004 EPS	Price / 2005 EPS	Price / Book Value	Price / Tangible Book Value	Core Deposit Premium
Median	$32.89	$30.67	$33.05	$17.36	$23.21

Prosperity Discounted Cash Flow Analysis

Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values of the after-tax cash flows of Prosperity. In performing this analysis, Lehman Brothers used I/B/E/S estimates of per share net income of $1.58 and $1.75 for 2004 and 2005, respectively, and a long-term growth rate of 12.0% thereafter. The range of values was determined by adding (i) the present value of Prosperity’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Prosperity of 6.0% (a customary tangible common equity to tangible common assets ratio for well-capitalized banking institutions comparable to Prosperity), from January 1, 2005 through December 31, 2009 and (ii) the present value of the terminal value of Prosperity common stock. In calculating the terminal value of Prosperity common stock, Lehman Brothers applied multiples ranging from 13.0x to 17.0x to 2010 forecasted earnings. The free cash flow stream and the terminal value were then discounted back to October 20, 2004, using discount rates ranging from 11.0% to 15.0%, which range Lehman Brothers viewed as appropriate for a company with Prosperity’s risk characteristics.

This analysis suggested a stand-alone present value of $24.50 to $28.50 per share of Prosperity’s common stock.

Discounted Cash Flow Analysis of First Capital Combined with Prosperity

Lehman Brothers also performed a discounted cash flow analysis to estimate a range of the present values of the after-tax cash flows of the combined company. In performing this analysis, Lehman Brothers used First Capital projections mutually agreed upon by the management of First Capital and the management of Prosperity. Lehman Brothers used Prosperity I/B/E/S estimates of per share net income of $1.58 and $1.75 for 2004 and 2005, respectively, and a long-term growth rate of 12.0% thereafter. The range of values was determined by adding (i) the present value of dividendable earnings Lehman Brothers estimated the combined company would provide, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for the combined company of 6.0% (a customary tangible common equity ratio for well-capitalized banking institutions comparable to the combined company), from January 1, 2005 through December 31, 2009 and (ii) the present value of the terminal value of the common stock of the combined company. In calculating the terminal value common stock of the combined company, Lehman Brothers applied multiples ranging from 13.0x to 17.0x to 2010 forecasted earnings. The free cash flow stream and the terminal value were then discounted back to October 20, 2004, using discount rates ranging from 11.0% to 15.0%, which range Lehman Brothers viewed as appropriate for a company with the risk characteristics of the combined company.

This analysis suggested a present value of $27.50 to $30.00 per share of Prosperity’s common stock after giving affect to the merger. Based on an exchange ratio of 1.6288 shares of Prosperity common stock for each share of First Capital common stock, this analysis suggested a valuation ranging from approximately $45.00 to $49.00 per share of First Capital common stock.

Pro Forma Analysis

Lehman Brothers analyzed the pro forma effect of the transaction on the earnings per share of Prosperity. For purposes of this analysis, Lehman Brothers assumed (i) a $43.00 per share price for First Capital common stock acquired pursuant to the merger, (ii) a $26.40 per share price for Prosperity common stock, (iii) a transaction structure with 100% stock consideration, (iv) financial forecasts for each company from the managements of First Capital and Prosperity, and (v) cost savings and synergies from the transaction determined by the managements of First Capital and Prosperity. Lehman Brothers estimated that, based on the assumptions described above and an exchange ratio of 1.6288, the pro forma earnings per Prosperity common share owned by the First Capital shareholders after the merger would be 57.4%, 58.5% and 59.8% accretive in the first three years following the transaction, as compared to the standalone earnings per share of First Capital for the corresponding periods. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

General

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The First Capital board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with First Capital and the depository industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, First Capital paid Lehman Brothers $150,000 upon the delivery of Lehman Brothers’ opinion and $250,000 upon the public announcement of the merger. Total compensation of 1.375% of the consideration to be paid to First Capital shareholders in the merger will be payable upon completion of the merger, against which the amounts previously paid by First Capital upon the delivery of Lehman Brothers’ opinion and public announcement will be credited. In addition, First Capital has agreed to reimburse Lehman for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers and its related parties for certain liabilities that may arise out of its engagement by First Capital and the rendering of Lehman Brothers’ opinion.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of First Capital and Prosperity or their affiliates for its own accounts or for the account and its customers and, accordingly, may at any time hold a long or short position in such securities. An affiliate of Lehman Brothers, LB I Group, Inc. owns 48,474 shares of common stock in First Capital, received in connection with prior investment banking services rendered to First Capital.

Opinion of Prosperity’s Financial Advisor

The fairness opinion of Prosperity’s financial advisor, Keefe, Bruyette & Woods, Inc., is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Prosperity. You should not rely on any of these statements as having been made or adopted by First Capital or Prosperity.

Prosperity’s board of directors retained Keefe, Bruyette & Woods as its financial advisor because Keefe, Bruyette & Woods is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Prosperity and its business. As part of its investment banking activities, Keefe, Bruyette & Woods is continually engaged in the independent valuation of financial businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On October 19, 2004, Prosperity’s board of directors held a meeting to evaluate the proposed transaction with First Capital. At this meeting, Prosperity’s management stated that Keefe, Bruyette & Woods had rendered an oral opinion (subsequently confirmed in writing) that the consideration to be offered by Prosperity in the merger was fair to Prosperity from a financial point of view. Prosperity’s board of directors approved the merger agreement at this meeting.

Keefe, Bruyette & Woods has confirmed its oral opinion by delivering to the board of directors a written opinion dated the date of this joint proxy statement/prospectus. In rendering its updated opinion, Keefe, Bruyette & Woods confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing certain other factors considered in rendering its opinion.

The text of Keefe, Bruyette & Woods’ written opinion is attached as Appendix C to this document. Prosperity shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumption made, matters considered and qualifications and limitations on the review undertaken by Keefe, Bruyette & Woods.

Keefe, Bruyette & Woods’ opinion speaks only as of the date of the opinion. The opinion is directed to the Prosperity board and addresses only the fairness, from a financial point of view, of the merger consideration to Prosperity. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Prosperity shareholder as to how the shareholder should vote at the Prosperity special meeting on the merger agreement or any related matter.

In rendering its opinion, Keefe, Bruyette & Woods:

•	reviewed, among other things,

•	the merger agreement,

•	Prosperity’s annual reports to shareholders and annual reports on Form 10-K,

•	Prosperity’s quarterly reports on Form 10-Q, and

•	FirstCapital Bank’s FDIC Call Report filings;

•	held discussions with members of senior management of Prosperity regarding:

•	past and current business operations,

•	regulatory matters,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Prosperity and compared them with those of certain publicly traded companies that Keefe, Bruyette & Woods deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Keefe, Bruyette & Woods deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Keefe, Bruyette & Woods relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe, Bruyette & Woods or that was discussed with, or reviewed by Keefe, Bruyette & Woods, or that was publicly available. Keefe, Bruyette & Woods did not attempt or assume any responsibility to verify such information independently. Keefe, Bruyette & Woods relied upon the management of Prosperity and First Capital as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe, Bruyette & Woods. Keefe, Bruyette & Woods assumed, without independent verification, that the aggregate allowance for credit losses for Prosperity and First Capital was adequate to cover such losses. Keefe, Bruyette & Woods did not make or obtain any evaluations or appraisals of any assets or liabilities of Prosperity or First Capital, or examine or review any individual credit files.

The projections furnished to Keefe, Bruyette & Woods and used by it in certain of its analyses were prepared by Prosperity’s and First Capital’s senior management teams. Prosperity and First Capital did not publicly disclose internal management projections of the type provided to Keefe, Bruyette & Woods in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. For purposes of rendering its opinion, Keefe, Bruyette & Woods assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Keefe, Bruyette & Woods further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Keefe, Bruyette & Woods’ opinion is not an expression of an opinion as to the prices at which shares of Prosperity common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Keefe, Bruyette & Woods, Prosperity and First Capital. Any estimates contained in the analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe, Bruyette & Woods opinion was among several factors taken into consideration by Prosperity’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of Prosperity’s board of directors with respect to the fairness of the merger consideration.

The following is a summary of the material analyses prepared by Keefe, Bruyette & Woods in connection with its oral fairness opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the Keefe, Bruyette & Woods opinion, but summarizes the analyses performed in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe, Bruyette & Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Keefe, Bruyette & Woods did not address whether any individual analysis did or did not support the overall fairness conclusion. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe, Bruyette & Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. First Capital shareholders will receive 1.6288 shares of Prosperity common stock for each share of First Capital common stock they own, subject to adjustment as provided in the merger agreement. Based upon Prosperity’s closing share price on October 25, 2004 of $27.03 and 2,947,674 shares of First Capital common stock outstanding and options to acquire 314,116 shares of First Capital common stock outstanding, Keefe, Bruyette & Woods calculated a $44.03 price per First Capital share and aggregate deal value of $135.9 million.

Selected Peer Group Analysis. Using publicly available information, Keefe, Bruyette & Woods compared the financial performance, financial condition and market performance of Prosperity and First Capital to the following Texas publicly traded commercial banks:

•	Cullen/Frost Bankers, Inc.;

•	Southwest Bancorporation of Texas, Inc.;

•	Texas Regional Bancshares, Inc.;

•	Sterling Bancshares, Inc.;

•	Texas Capital Bancshares, Inc.; and

•	Summit Bancshares, Inc.

To perform this analysis, Keefe, Bruyette & Woods used the financial information as of and for the six and nine months ended June 30, 2004 and September 30, 2004. Market price information was as of October 25, 2004 and 2004 and 2005 earnings per share estimates were taken from nationally recognized earnings per share estimate consolidator for comparable companies.

Keefe, Bruyette & Woods’ analysis showed the following concerning Prosperity’s and First Capital’s financial performance:

Financial Performance Measures	Prosperity	First Capital	Peer Group Median
Return on Average Assets	1.37%	0.64%	1.18%
Return on Average Equity	14.42	8.84	13.85
Net Interest Margin	3.64	3.71	4.19
Fee Income/Revenue	22.5	29.5	21.4
Efficiency Ratio	46.2	78.9	61.2

Keefe, Bruyette & Woods’ analysis showed the following concerning Prosperity’s and First Capital’s financial condition:

Financial Condition Measures	Prosperity	First Capital	Peer Group Median
Equity/Assets	9.94%	7.75%	7.67%
Tangible Equity/Assets	4.14	5.11	6.80
Loans/Deposits	43.3	81.1	84.9
Securities/Tangible Assets	50.0	19.6	26.3
Loan Loss Reserves/Loans	1.28	1.00	1.28
NPA/Loans + Other Real Estate	0.13	1.18	0.55
Net Charge Offs/Average Loans	0.13	(0.01)	0.25

Keefe, Bruyette & Woods’ analysis showed the following concerning Prosperity’s market performance:

Market Performance Measures	Prosperity		Prosperity Peer Group Median
One-Year Price Change	17.7%		24.2%
Price to Book Value (x)	2.25	x	2.77	x
Price to Tangible Book Value (x)	5.74	x	3.53	x
Price/2004 GAAP estimated earnings per share (x)	17.1	x	20.9	x
Price/2005 GAAP estimated earnings per share (x)	15.4	x	17.8	x
Dividend Yield	1.1%		1.4%
2004 Dividend Payout	19.0%		29.0%

Financial Impact Analysis. Keefe, Bruyette & Woods performed pro forma merger analyses that combined the projected income statements of Prosperity and First Capital. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Prosperity. The analysis assumed the 2005 First Call consensus earnings per share estimate of $1.76 and 10% growth for 2006 for Prosperity. For First Capital, the analysis assumed 2005 management’s internal estimated earnings per share and 20% growth for 2006. This analysis indicated that the merger is expected to be accretive to Prosperity’s estimated earnings per share in 2005 and 2006, and accretive to cash earnings per share in 2005 and 2006. Cash earnings were estimated by adding the anticipated core deposit intangible amortization expense to GAAP earnings. The analysis also indicated that the merger is expected to be accretive to book value per share and accretive to tangible book value per share for Prosperity and that Prosperity would maintain well capitalized capital ratios and thus will have the financial ability to execute the merger. This analysis was based on certain assumptions provided by Prosperity with regard to cost savings, merger related charges and the amortization of intangibles. For all of the above analyses, the actual results achieved by Prosperity following the merger will vary from the projected results, and the variations may be material.

Contribution Analysis. Keefe, Bruyette & Woods analyzed the relative contribution of Prosperity and First Capital to the pro forma balance sheet and income statement items of the combined entity, including assets, loans, loan loss reserves, intangible assets, deposits, common equity, tangible equity, 2003 net income and estimated 2004 and 2005 net income. Keefe, Bruyette & Woods compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Prosperity based on the exchange ratio of 1.6288 for all of the outstanding shares of First Capital common stock. The results of Keefe, Bruyette & Woods’ analysis are set forth in the following table:

Category	Prosperity	First Capital
2003 Net Income	89%	11%
2004 Estimated Net Income	90	10
2005 Estimated Net Income	89	11
Total Assets	78	22
Gross Loans	66	34
Loan Loss Reserve	71	29
Intangible Assets	88	12
Total Deposits	78	22
Common Equity	82	18
Tangible Common Equity	73	27
Pro Forma Ownership Based on 100% Stock Consideration	82	18

Comparable Transaction Analysis. Keefe, Bruyette & Woods reviewed publicly available financial data related to comparably sized acquisitions in Texas announced after January 1, 2000, with aggregate transaction values greater than $50 million. The transactions included in the group were:

Acquiror	Acquiree
Texas Regional Bancshares, Inc.	Mercantile Bank & Trust FSB
Banco Bilbao Vizcaya Argentaria, S.A.	Laredo National Bancshares, Inc.
Wells Fargo & Company	First Community Capital Corporation
Southwest Bancorporation of Texas, Inc.	Klein Bancshares, Incorporated
Texas United Bancshares, Inc.	GNB Bancshares, Incorporated
Prosperity Bancshares, Inc.	Liberty Bancshares Inc.
Hibernia Corporation	Coastal Bancorp, Inc.
Southwest Bancorporation of Texas, Inc.	Reunion Bancshares, Inc.
Texas Regional Bancshares, Inc.	Southeast Texas Bancshares, Inc.
Franklin Bank, SSB	Jacksonville Bancorp, Inc.
The Adam Corporation/Group	Beltline Bancshares Inc.
Prosperity Bancshares, Inc.	MainBancorp, Incorporated
Inwood Bancshares, Inc.	WB&T Bancshares, Inc.
Southwest Bancorporation of Texas, Inc.	Maxim Financial Holdings, Inc.
BOK Financial Corporation	Bank of Tanglewood, NA
Prosperity Bancshares, Inc.	Paradigm Bancorporation, Inc.

Transaction multiples for the merger were derived from the $44.03 (based on Prosperity’s closing share price on October 25, 2004) per share price for First Capital and financial data as of September 30, 2004 for Prosperity. Keefe, Bruyette & Woods compared these results with announced multiples. The results of the analysis are set forth in the following table:

	Prosperity/ First Capital		Comparable Transaction Median
Deal Price/LTM EPS (x)	50.4	x	20.3	x
Deal Price/Book Value	216%		240%
Deal Price/Tangible Book Value	338%		268%
Core Deposit Premium	17.5%		18.2%

No company or transaction used as a comparison in the above analysis is identical to Prosperity, First Capital or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

Discounted Cash Flow Analysis—Continued Independence. Keefe, Bruyette & Woods estimated the present value of First Capital’s common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that First Capital could generate over the period beginning in January 2005 and ending in December 2009 and (ii) the present value of the terminal value of First Capital common stock. Terminal values for First Capital were calculated based on a range of terminal multiples applied to estimated 2009 earnings per share. The earnings assumptions that formed the basis of the analysis were based on management’s estimated earnings per share for 2005 and growth rates of 20.0% in 2006 and 10.0% thereafter were assumed going forward. Keefe, Bruyette & Woods assumed First Capital does not pay any dividends. A sensitivity table was prepared with a range of terminal multiples of 15 times to 19 times and a range of discount rates from 10.0% to 12.0%. This resulted in a range of values from $79.3 million to $100.2 million.

Discounted Cash Flow Analysis—Cost Savings. Keefe, Bruyette & Woods performed an analysis of the acquisition valuation of First Capital in which it assumed that the present value of assumed cost savings was added to the stand alone value of First Capital common stock as described above under “Discounted Cash Flow Analysis—Continued Independence.” Based on pre-tax cost savings of 27.5% of First Capital’s non-interest expense base, discount rates of 10.0% and 12.0%, cost savings growth rate of 4% and a range of terminal multiples of 15 times to 19 times, Keefe, Bruyette & Woods estimated the implied value of cost savings to range from approximately $43.0 million to $62.8 million.

Based on these assumptions, Keefe, Bruyette & Woods delivered a range of implied equity value of First Capital of $122.3 million to $163.0 million.

The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of First Capital’s common stock.

Other Analyses. Keefe, Bruyette & Woods compared the financial and market performance of Prosperity and First Capital to a variety of relevant industry peer groups and indices. Keefe, Bruyette & Woods reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Prosperity and First Capital.

Prosperity’s board of directors retained Keefe, Bruyette & Woods as an independent contractor to act as financial adviser to Prosperity regarding the merger. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of banking businesses and its securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, Prosperity and First Capital. As a market maker in securities, Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of Prosperity and First Capital for Keefe, Bruyette & Woods’ own account and for the accounts of its customers.

Prosperity and Keefe, Bruyette & Woods have entered into an agreement relating to the services to be provided by Keefe, Bruyette & Woods in connection with the merger. Prosperity has agreed to pay Keefe, Bruyette & Woods, at the time of closing of the transaction, a cash fee of equal to $100,000. Pursuant to the Keefe, Bruyette & Woods engagement agreement, Prosperity also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette & Woods and certain related parties against certain liabilities, including liabilities under the federal securities laws.

Exchange of First Capital Stock Certificates

If you are a shareholder of First Capital, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your First Capital stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Prosperity will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock to which you are entitled under the merger agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding First Capital stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the merger agreement. With respect to any First Capital stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, First Capital’s transfer books will be closed and no transfer of the shares of First Capital stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of First Capital are converted, regardless of whether you have exchanged your First Capital stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your First Capital stock certificate for exchange as described above. Upon surrender of your First Capital stock certificate, the certificate representing the Prosperity common stock into which your shares of First Capital stock have been converted, together with any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Prosperity Shareholders Are Not Required to Exchange Stock Certificates

Holders of Prosperity common stock will not be required to exchange certificates representing their shares of Prosperity common stock or otherwise take any action as a result of the completion of the merger. There is no need for Prosperity shareholders to submit their Prosperity common stock certificates to Prosperity, Computershare Investor Services or any other person in connection with the merger.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the shareholders of Prosperity and First Capital approve the merger at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the first quarter of 2005, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the merger agreement to and including the closing date, First Capital shall, and First Capital shall cause each of its subsidiaries to:

•	conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

•	use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•	promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against First Capital or its subsidiaries or (d) any event or condition that would reasonably be expected to cause any of the representations or warranties of First Capital in the merger agreement to be materially untrue or cause a material adverse effect on First Capital; and

•	except as required by law or regulation, take no action which would adversely affect or delay the ability of First Capital or Prosperity to obtain any required regulatory or other approvals.

From the date of the merger agreement to and including the closing date, unless otherwise required by law or regulation, permitted by the merger agreement or reflected in a disclosure schedule, or unless Prosperity otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), First Capital shall not, and shall not permit any of its subsidiaries, to:

•	make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $1,000,000 (except pursuant to commitments made prior to the date of the merger agreement, or loans fully secured by a certificate of deposit at First Capital);

•	modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice;

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, except that First Capital may issues shares of its common stock upon the exercise of outstanding stock options as provided in the merger agreement;

•	grant any stock appreciation rights or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•	enter into, amend or terminate certain agreements specified in the merger agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with prudent banking practices;

•	grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of First Capital or any of its subsidiaries, either individually or as part of a class of similarly situated persons;

•	increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the merger agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the First Capital common stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of First Capital common stock, other than as specifically permitted under the merger agreement or the payment of dividends from FirstCapital Bank to First Capital;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•	sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with First Capital’s past practices and prudent banking practices;

•	charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

•	establish any new subsidiary or affiliate;

•	materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, the allowance for loan losses and accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of First Capital’s articles of incorporation or bylaws or the governing documents of any subsidiary of First Capital;

•	make any capital expenditure which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of the merger agreement or as reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including FHLB advances, in excess of $100,000 or with a final maturity of greater than one year, other than as provided for in the merger agreement, which borrowings may be renewed for a term of one year;

•	prepay any indebtedness or other similar arrangements so as to cause First Capital to incur any prepayment penalty thereunder;

•	except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	settle any claim, action or proceedings involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of First Capital or its subsidiaries; or

•	restructure or materially change its investment securities portfolio or its interest rate risk position from that as of September 30, 2004, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

We refer you to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus, for additional restrictions on the conduct of the business of First Capital pending the merger.

No Solicitation

In addition to the restrictions on First Capital outlined above, so long as the merger agreement is in effect, First Capital has agreed not to take any of the following actions:

•	entertain, solicit or encourage any inquiries with respect to any merger or other acquisition proposal; or

•	provide any information to or negotiate with any other party in furtherance of any merger or other acquisition proposal.

However, First Capital may furnish information or participate in negotiations or discussions where the board of directors of First Capital determines, based on the written advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of First Capital’s board of directors to its shareholders. First Capital has agreed to notify Prosperity of any unsolicited acquisition proposal and provide reasonable detail as to the identity of the proposed acquirer and the nature of the proposed transaction.

First Capital may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party which it determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, to be superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties under applicable law. See “—Termination” on page 66.

Conditions to Completion of the Merger

The merger agreement contains a number of conditions to the obligations of Prosperity and First Capital to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of Prosperity and by the holders of at least two-thirds of the outstanding shares of First Capital;

•	receipt of all required regulatory approvals of the merger in a manner that does not impose any restrictions on the operations of Prosperity which are unacceptable to Prosperity;

•	the registration statement of which this joint proxy statement/prospectus forms a part shall have become effective and no stop order suspending its effectiveness shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission;

•	the shares of Prosperity common stock to be issued to First Capital shareholders shall have been authorized for listing on the Nasdaq National Market;

•	the other party’s representations and warranties being true in all material respects as of the date of the merger agreement and as of the date of the closing and receipt of a certificate signed by the chief executive officer of the other party to that effect;

•	the absence of a material adverse change in the assets, properties, business or financial condition of either party;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement to be performed or complied with prior to the effective date of the merger and receipt of a certificate signed by the chief executive officer of the other party to that effect; and

•	receipt by each party of an opinion of counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	each of the officers with a title of senior vice president or above and directors of First Capital and FirstCapital Bank must have executed an agreement releasing First Capital and Prosperity and their respective subsidiaries from any and all claims, subject to certain limited exceptions;

•	each of the directors of First Capital and FirstCapital Bank must have delivered to Prosperity their respective resignations; and

•	each of D. Michael Hunter and Stephen Hipes shall have entered into an employment and non-competition agreement with Prosperity and/or Prosperity Bank, with Mr. Hunter’s agreement being for a three-year term and Mr. Hipes’ agreement being for a two-year term;

•	each holder of a First Capital stock option outstanding prior to the closing date of the merger must have executed an acknowledgement stating that such holder’s outstanding stock options in First Capital shall be converted into an option to purchase a number of shares of Prosperity common stock equal to the number of shares of First Capital common stock subject to the original option multiplied by the exchange ratio;

•	the sale and transfer, without recourse, or the collection or charge-off, of certain First Capital loans must have been completed;

•	First Capital’s reserve for loan losses as of the last day of the calendar month immediately preceding the effective time of the merger must be at a level equal to at least 1.00% of total loans, subject to the exception set forth in the merger agreement; and

•	the liquidation and dissolution of First Capital Financial Services, Inc., a subsidiary of First Capital, prior to the closing date of the merger.

In addition to the conditions listed above, First Capital’s obligation to complete the merger is subject to the receipt by each of the officers with a title of senior vice president or above and directors of First Capital and FirstCapital Bank who delivered a release agreement to Prosperity as described above having received an instrument releasing such persons from any and all claims of First Capital and its subsidiaries, subject to certain limited exceptions.

Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Additional Agreements

The merger agreement contains additional agreements made by each party, some of which are substantially reciprocal, the most significant of which include:

•	we each agreed to take all reasonable actions to aid and assist in the consummation of the merger and use our best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement;

•	First Capital agreed, to the extent permitted by law, to provide Prosperity all information concerning First Capital required for inclusion in this joint proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the merger agreement;

•	First Capital agreed to, and agreed to cause each of its subsidiaries to, give Prosperity access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	we each agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the merger agreement, disclose any confidential information other than in connection with the regulatory notice and application process, or use such confidential information for its own purposes or for the benefit of any person, firm, corporation, association or other entity under any circumstances;

•	we each agreed that neither party will issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party;

•	First Capital agreed that it will use its best efforts to provide, for a period of at least three years after completion of the merger, past acts insurance under its current directors’ and officers’ insurance policy, employment practices liability coverage providing prior acts insurance and past acts coverage under its current Bankers Blanket Bond for each director and officer of First Capital and its subsidiaries currently covered under comparable policies held by First Capital;

•	First Capital agreed to execute and deliver such instruments and take such actions as Prosperity may reasonably require to cause the amendment or termination of any of First Capital’s employee benefit plans and Prosperity agreed that the First Capital employees who continue their employment after the closing of the merger agreement will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit for prior service with First Capital, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, subject to the provisions set forth in the merger agreement;

•	we each agreed to allow the other party to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset liability management committee meetings of the other party held prior to completion of the merger. Such representative will have no voting rights and may be excluded from certain sessions;

•	First Capital agreed to use its commercially reasonable efforts to cause each director and officer and other person of First Capital designated as an affiliate of First Capital to deliver to Prosperity an executed copy of an affiliate letter;

•	First Capital agreed to cooperate with and assist Prosperity and/or Prosperity Bank to enter into an employment agreement with each of Jack Thompson, Bob Kuhn, David Barnhart and Royce Moran for a one-year term;

•	First Capital agreed to use its best efforts, including notifying the appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts will, if the merger occurs, be terminated;

•	First Capital agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of First Capital to the accounting policies and practices of Prosperity;

•	First Capital agreed to use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.00% of total loans, subject to the deduction set forth in the merger agreement; provided, however, that if the allowance for loan losses is less than such minimum amount immediately prior to the closing of the merger agreement, First Capital will take all necessary actions to increase the allowance to an amount equal to such minimum allowance amount on such date;

•	First Capital agreed to take all actions necessary and appropriate to sell and transfer, without recourse, to a third party purchaser, certain of First Capital’s loans;

•	First Capital agreed to use its commercially reasonable best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of First Capital and its subsidiaries in leased premises to Prosperity and to permit the use and operation of the leased premises of First Capital or FirstCapital Bank by Prosperity;

•	Prosperity agreed to increase by two the number of positions on the Prosperity board of directors and cause each of D. Michael Hunter and S. Reed Morian to be elected or appointed as a director of Prosperity at the effective time of the merger, if each is still a member of First Capital’s board of directors immediately prior to the effective time of the merger, and if each is willing and eligible to serve as a director of Prosperity;

•	Prosperity agreed to increase by two the number of positions on the Prosperity Bank board of directors and cause each of D. Michael Hunter and Robert E. Garrison, II to be elected or appointed as a director of Prosperity Bank at the effective time of the merger, if each is still a member of First Capital’s board of directors immediately prior to the effective time of the merger, and if each is willing and eligible to serve as a director of Prosperity Bank;

•	Prosperity agreed to prepare and file a registration statement with the SEC and use its best efforts to cause the registration statement to become effective;

•	Prosperity agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the merger agreement and to provide First Capital copies of such filings for which confidential treatment has not been requested;

•	Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the merger agreement included for quotation on Nasdaq and use its best efforts to effect said listing;

•	Prosperity agreed that for a period of at least two years following the date of the merger agreement to use its best efforts to file in a timely manner all reports with the SEC required to be filed by Prosperity pursuant to Section 13 and Section 15(d) of the Securities Exchange Act;

•	Prosperity agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Prosperity’s common stock for delivery in connection with the conversion of options outstanding under First Capital’s stock option plan into options to purchase Prosperity common stock and to file a registration statement with respect to the Prosperity common stock subject to options and use its best efforts to maintain the effectiveness of such registration statement. Prosperity also agreed, where applicable, to administer the First Capital stock option plan in a manner that complies with Rule 16b-3 under the Securities Exchange Act;

•	Prosperity agreed that for a period of at least three years following the date of the merger agreement to indemnify the present and former directors and officers of First Capital and FirstCapital Bank against costs or expenses to the fullest extent to which such persons would be entitled under the constituent documents of First Capital or FirstCapital Bank, as applicable;

•	First Capital agreed to use commercially reasonable best efforts to obtain confirmation from each trustee of each of its subsidiary trusts formed to issue trust preferred securities that (1) no default or event of default exists or is continuing under the applicable trust documents, (2) no default or event of default will occur as a result of the execution, delivery and performance by First Capital of its obligations under the merger agreement and (3) First Capital has not extended any interest payment period with respect to the trust preferred securities; and

•	Prosperity agreed to enter into a supplemental indenture agreement with respect to First Capital’s outstanding junior subordinated debentures issued in connection with the issuance of First Capital’s trust preferred securities.

Representations and Warranties of First Capital and Prosperity

In the merger agreement, First Capital has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to First Capital. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings;

•	employee benefit plans;

•	the payment of taxes and filing of tax returns;

•	the absence of certain changes and events;

•	its insurance coverage; and

•	brokers or finders fees.

First Capital also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	its loan portfolio and allowance for loan losses;

•	the existence of certain loan agreements and related matters;

•	the existence of certain contracts and commitments;

•	its deferred compensation arrangements;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act;

•	employment relations;

•	its receipt of a fairness opinion;

•	the accuracy of information to be supplied for inclusion in state and federal reports and filings;

•	its outstanding trust preferred securities or subsidiary trusts; and

•	its shareholders list.

Prosperity has also made additional representations and warranties to First Capital with respect to (among other things):

•	its compliance with its SEC reporting obligations and the accuracy of such reports; and

•	its compliance with the provisions of the Sarbanes-Oxley Act.

Financial Interests of Directors and Officers of First Capital and Prosperity in the Merger

In considering the recommendation of the board of directors of each of First Capital and Prosperity to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of First Capital and Prosperity have interests in the merger that are in addition to, or different from, their interests as shareholders. The boards of First Capital and Prosperity were aware of these interests and considered them in approving the merger agreement. These interests include:

•	Employment Agreements. Prosperity’s obligation to consummate the merger was subject to each of D. Michael Hunter and Stephen Hipes entering into an employment and non-competition agreement with Prosperity and/or Prosperity Bank prior to the completion of the merger. On October 25, 2004, Mr. Hunter entered into such an agreement with Prosperity and Prosperity Bank and Mr. Hipes entered into such an agreement with Prosperity Bank, both of which are effective at the effective time of the merger. The agreement with Mr. Hunter is for an initial term of three years and the agreement with Mr. Hipes is for an initial term of two years. The agreement with Mr. Hunter entitles him to a base annual salary of $300,000, eligibility for bonuses in 2006, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Hunter entitles him to receive payment of up to three years base salary upon the termination of his employment with Prosperity and/or Prosperity Bank for any reason other than for cause. The agreement with Mr. Hipes entitles him to a base annual salary of $185,000, eligibility for bonuses in 2006, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Hipes entitles him to receive payment of up to two years base salary upon the termination of his employment with Prosperity Bank for any reason other than for cause.

•	In addition, First Capital agreed to cooperate with and assist Prosperity and/or Prosperity Bank in entering into an employment and non-competition agreement with each of Jack Thompson, Bob Kuhn, David Barnhart and Royce Moran, each such agreement to be effective upon completion of the merger for a one-year term.

•	Director Arrangements. Prosperity agreed to take all actions necessary at or prior to the completion of the merger to cause each of D. Michael Hunter and S. Reed Morian to be elected or appointed as a director of Prosperity at the completion of the merger, if each is still a member of the First Capital board of directors immediately prior to the completion of the merger, and if each is willing and eligible to serve as a director of Prosperity. In addition, Prosperity agreed to take all actions necessary at or prior to the completion of the merger to cause each of D. Michael Hunter and Robert E. Garrison, II to be elected or appointed as a director of Prosperity Bank at the completion of the merger, if each is still a member of the FirstCapital Bank board of directors immediately prior to the completion of the merger, and if each is willing and eligible to serve as a director of Prosperity Bank.

•	Insurance. First Capital agreed that it will use its best efforts to provide for a period of not less than three years after completion of the merger (1) past acts insurance under its current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability coverage providing prior acts insurance and (3) past acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each director and officer of First Capital and its subsidiaries currently covered under the comparable policies maintained by First Capital.

•	Indemnification. Prosperity agreed that for a period of three years after completion of the merger it will indemnify and hold harmless each present and former director and officer of First Capital or FirstCapital Bank for liabilities from their acts or omissions in those capacities existing or occurring prior to completion of the merger to the fullest extent permitted by First Capital’s articles of incorporation or the articles of association of FirstCapital Bank, as applicable. Prosperity also agreed that the limitations on liability existing in favor of such indemnified parties provided in the articles of incorporation of First Capital or the equivalent document of FirstCapital Bank for matters occurring prior to completion of the merger shall continue to be effective.

•	Accelerated Vesting of Options. If the merger is approved by First Capital’s shareholders, a committee of two or more outside directors may act to accelerate the vesting of stock options currently held by certain officers and directors of First Capital. As of December 10, 2004, officers and directors of First Capital held an aggregate of 4,063 unvested options to purchase shares of First Capital common stock issued pursuant to the Amended and Restated 1998 Stock Option Plan.

Modifications or Waiver

No termination, cancellation, modification, amendment, deletion, addition or other change in the merger agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination

The merger agreement may be terminated in the following manner:

By Mutual Consent. The merger agreement may be terminated and the merger abandoned at any time upon the mutual consent of Prosperity and First Capital and the approval of such action by the respective boards of directors.

By Either Party. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Prosperity or First Capital if:

•	the merger has not been completed by April 23, 2005 (unless regulatory approval has not been received by such date, in which case this deadline will be extended to May 23, 2005) and the party exercising its termination right is not then in default under the merger agreement if the default has been the cause of or resulted in the failure to complete the merger;

•	any court of competent jurisdiction in the United States of other United States governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of Prosperity or the shareholders of First Capital is not obtained;

•	any of the conditions to the obligations of Prosperity or the obligations of First Capital, respectively, have not been met or waived by the party entitled to such benefit; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within the required time limit.

By First Capital. First Capital may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party and the First Capital board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties.

First Capital may also terminate the merger agreement if the average per share sales price for the Prosperity common stock for the 20 consecutive trading days ending on and including the tenth trading day (price measurement period) prior to completion of the merger is less than $22.44 per share; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by First Capital of this termination right by increasing the number of shares of common stock that Prosperity will issue to First Capital shareholders to a number determined by multiplying (1) the quotient of $22.44 divided by the average share price and (2) the exchange ratio.

In the event First Capital desires to terminate the merger agreement as provided in the preceding paragraph, it must notify Prosperity in writing of its intent to terminate during the five-day period following the price measurement period.

By Prosperity. Prosperity may terminate the merger agreement if First Capital’s board of directors resolves to:

•	accept an alternative acquisition proposal (as defined in the merger agreement); or

•	withdraw or modify, in any manner that is adverse to Prosperity, its recommendation or approval of the merger agreement or recommend to First Capital shareholders acceptance or approval of any alternate acquisition proposal.

In addition, Prosperity has the right to terminate the merger agreement on or prior to January 23, 2005 if the results on any environmental inspections or surveys of the properties of First Capital or FirstCapital Bank identify certain violations or potential violations of environmental laws or would require certain remedial or clean up action under environmental laws that would have material adverse effect on the financial condition of First Capital.

Remedies. In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

Termination Fee. Provided that Prosperity is not in material breach of any covenant or obligation contained in the merger agreement, First Capital must pay Prosperity a termination fee of $4.0 million if the merger agreement is terminated:

•	by First Capital because it has received a bona fide alternative acquisition proposal (as defined in the merger agreement) and the First Capital board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties;

•	by either Prosperity or First Capital if the shareholders of First Capital do not approve the merger agreement, if at the time of any failure by the shareholders of First Capital to approve the merger agreement there exists an alternate acquisition proposal with respect to First Capital and, within twelve months of the termination of the merger agreement, First Capital enters into a definitive agreement with any third party with respect to any alternate acquisition proposal; or

•	by Prosperity if First Capital’s board of directors resolves to accept an alternative acquisition proposal or withdraws or modifies its recommendation or approval of the merger or recommends to First Capital shareholders acceptance or approval of any alternate acquisition proposal.

Expenses

Except as otherwise noted in the preceding paragraph, First Capital and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are consummated, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of First Capital and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Nasdaq Stock Market Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the merger agreement approved for quotation on the Nasdaq National Market and to use its best efforts to effect such listing. The obligations of the parties to complete the merger are subject to approval for quotation of such shares on the Nasdaq National Market.

Certain Material Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material United States federal income tax consequences of the exchange of First Capital common stock for Prosperity common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that you hold your First Capital common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address United States federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of First Capital common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold First Capital common stock as part of a “hedge,” “straddle” or “conversion transaction”). This discussion is based on laws, regulations, rulings and judicial decisions as in effect on the date of this document, without consideration of the particular facts or circumstances of any holder of First Capital common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different.

The obligations of the parties to complete the merger are conditioned upon the receipt by Prosperity and First Capital of an opinion of counsel satisfactory to them to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Bracewell & Patterson, L.L.P. has rendered its tax opinion to Prosperity and First Capital, respectively, on the basis of facts, representations and opinions set forth or referred to in such opinion which are consistent with the state of facts existing at the effective time of the merger. In rendering its tax opinion, such counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and First Capital, reasonably satisfactory in form and substance to such counsel. An opinion of counsel represents counsel’s best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein.

Bracewell & Patterson, L.L.P. has rendered its tax opinion to Prosperity and First Capital, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion rendered is for United States federal income tax purposes.

A copy of this opinion is attached as Exhibit 8.1 to this joint proxy statement/prospectus. It is a condition to completion of the merger that each of Prosperity and First Capital receive an updated opinion of Bracewell & Patterson, L.L.P. The conditions relating to receipt of the tax opinion may be waived by both of us. Neither of us currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, First Capital would re-solicit the approval of its shareholders prior to completing the merger.

A shareholder who receives cash in lieu of a fractional share of Prosperity common stock in the merger will be treated for United States federal income tax purposes as if the fractional share of Prosperity common stock had been received and then redeemed for cash by Prosperity. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis allocable to the fractional share of Prosperity common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code.

A shareholder who receives cash for their First Capital common stock because they exercised their dissenter’s rights will be treated for United States federal income tax purposes as if the Prosperity common stock had been received and then redeemed for cash by Prosperity. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the Prosperity common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code.

Capital gain or loss recognized by a First Capital shareholder on the share exchange will be long-term capital gain or loss if the holding period of the First Capital common stock exceeds one year at the time of the exchange. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. If a First Capital shareholder has to recognize ordinary income, such income for individuals is currently taxed at the maximum rate of 35%.

Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a First Capital shareholder is entitled pursuant to the merger, unless the shareholder provides the appropriate form. A shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder’s taxpayer identification number, and certification necessary to avoid backup withholding.

The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular First Capital shareholder in light of such shareholder’s particular circumstances. First Capital shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Capital’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Prosperity. Any difference between the purchase price for First Capital and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with the new rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of First Capital beginning on the date of completion of the merger. The unaudited pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Unaudited Pro Forma Consolidated Combined Financial Information,” beginning on page 17.

Restrictions on Resales of Prosperity Common Stock

Prosperity common stock to be issued in the merger will be registered under the Securities Act of 1933. Therefore, the Prosperity common stock to be issued to the shareholders of First Capital in the merger will be freely transferable by the First Capital shareholders who are not considered to be “affiliates” of either of Prosperity or First Capital. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with either of First Capital at the time of the First Capital special meeting or Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of either entity.

If you are considered an affiliate of First Capital or become an affiliate of Prosperity after the merger, you may resell the shares of Prosperity common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, pursuant to Rule 145 under the Securities Act of 1933, or in transactions otherwise exempt from registration under the securities laws. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of First Capital at the time of the special meeting who are not affiliates of Prosperity at or following the effective time of the merger may publicly resell the Prosperity common stock they receive in the merger but only within certain limitations as to the number of shares of Prosperity common stock they can sell in any three-month period and as to the manner of sale. After a one-year period following completion of the merger, affiliates of First Capital who are not affiliates of Prosperity may resell their shares without restriction. Prosperity must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934 in order for affiliates to resell, under Rule 145, shares of Prosperity common stock received in the merger. Prosperity is not obligated and does not intend to register for resale the shares issued to affiliates of First Capital.

Pursuant to the merger agreement, First Capital has agreed to use its commercially reasonable best efforts to cause each affiliate of First Capital to sign a written agreement to the effect that he will not offer or sell or otherwise dispose of any of the shares of Prosperity common stock issued to him in the merger in violation of the Securities Act of 1933. Pursuant to these agreements, Prosperity will use its commercially reasonable best efforts to continue to satisfy its reporting requirements under the Securities Exchange Act in order to satisfy the public information provisions required to be met for affiliates to resell shares of Prosperity common stock pursuant to Rule 145 of the Securities Act.

Regulatory Approvals

The merger must be approved by the Board of Governors of the Federal Reserve System. Prosperity intends to file notice with the Federal Reserve Bank of Dallas to obtain approval of the merger. A period of 15 to 30 days must expire following approval by the Federal Reserve during which time the Department of Justice may file objections to the merger under the federal antitrust laws. While First Capital and Prosperity believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The merger of FirstCapital Bank into Prosperity Bank must be approved by the Federal Deposit Insurance Corporation (FDIC) and the Texas Department of Banking (TDB). On November 20, 2004, Prosperity filed an application with the FDIC and the TDB to obtain approval of the merger.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Management of Prosperity After the Merger

After completion of the merger, Prosperity’s board of directors will consist of all of its current directors. In addition, Prosperity will take all actions necessary to appoint D. Michael Hunter and S. Reed Morian as directors of Prosperity. Information regarding each of the proposed appointees is listed below.

D. Michael Hunter. Mr. Hunter has 39 years of banking experience. He graduated from St. Mary’s University in San Antonio, Texas, where he also attended law school. He began his banking career in Houston at a major banking company in 1965. Four years later he moved to Corpus Christi, Texas where he was Executive Vice President heading the Administrative, Trust, Lending and Marketing divisions of Corpus Christi’s second largest bank. He was President and Chief Operating Officer of Victoria Bankshares, Inc. and Victoria Bank & Trust Company, one of the largest state chartered banking companies in Texas (now part of Wells Fargo). He is the founding Chairman, President and CEO of First Capital and Chairman and CEO of the FirstCapital Bank and has served as director of First Capital since its inception in 1995. In his many years in the business community, he has served on the board of directors of an investment research company, First Financial Advisors, Inc., and a fast food franchiser, Whataburger Inc. He was Chairman of the American Bankers Association Political Action Committee, BankPac and Chairman of Texas Bankers Association Political Action Committee, BALLOT. From a civic standpoint, he has served as Chairman of United Way of the Coastal Bend and various positions in chambers of commerce across South Texas. He has served as past President and a member of the board of Victoria Economic Development Corporation, served on the boards of the Art Museum of South Texas, the Victoria Regional Museum Association, the Texas Council on Economic Education and the Gulf Coast Council of Boy Scouts of America. He formerly served on the Board of Trustees of St. Mary’s University, San Antonio, Texas for eight years and on its Investment Committee overseeing the University’s Endowment Fund.

S. Reed Morian. Mr. Morian is Chairman, CEO and President of DX Holding Company, Inc. and DX Service Company, Inc. He also is Chairman of various DX affiliates. He was appointed to the board of directors of First Capital in January 1999. He serves on the board of directors for the Federal Reserve Bank of Dallas-Houston Branch, GP Natural Resource Partners LLC, New Gauley Coal Corporation, Western Pocahontas Corporation, GNP Management Corp., and previously, Liberty Savings Association. He is involved in various real estate and natural resource ventures. He has served on various civic boards including the Houston Museum of Natural Science, Houston Symphony, St. John’s School, Texas Heart Institute, Memorial Hermann Hospital System and the Houston Parks Board.

Dissenters’ Rights of First Capital Shareholders

The following section of this joint proxy statement/prospectus describes material aspects of the law pertaining to dissenters’ rights under Texas law. If you are a shareholder of First Capital and you wish to dissent from the merger and receive the fair value in cash of your shares of First Capital common stock instead of receiving the merger consideration, you should carefully read the following discussion, review the full text of the applicable law relating to dissenters’ rights which is attached to this joint proxy statement/prospectus as Appendix D, and consult with your legal counsel before electing or attempting to exercise these rights.

If you hold one or more shares of First Capital common stock, you are entitled to dissenters’ rights under Texas law. This means that if you properly dissent from the merger of First Capital with and into Prosperity pursuant to the merger agreement, you will receive an amount in cash representing the fair value of the shares of First Capital common stock that you hold. This value may be more or less than the value of the merger consideration that you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of First Capital common stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are referred to in the following discussion as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of Articles 5.11, 5.12 and 5.13 is attached at Appendix D to this joint proxy statement/prospectus. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.

How to Exercise and Perfect Your Right to Dissent

To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the First Capital special meeting, provide First Capital with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which Prosperity may send a notice if the merger is completed; and

•	you must not vote your shares of First Capital common stock in favor of the merger agreement.

If you intend to dissent from the merger, you should send the notice to:

First Capital Bankers, Inc.

500 North Water Street, Suite 1010

Corpus Christi, Texas 78471

Attention: Daniel B. Conroy

If you vote your shares of First Capital common stock at the special meeting to approve the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Prosperity common stock and cash as described in the merger agreement. If you comply with the two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten days after the merger is completed.

If you wish to receive the fair value of your shares of First Capital common stock in cash, you must, within ten days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of First Capital common stock. The fair value of your shares of First Capital common stock will be the value of the shares on the day immediately preceding the First Capital special meeting, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: denise Urbanovsky

Your Demand for Payment

Your written demand must state how many shares of First Capital common stock you own and your estimate of the fair value of your shares of First Capital common stock. If you fail to send this written demand to Prosperity within ten days of Prosperity’s delivery of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of First Capital common stock. Instead, you will receive shares of Prosperity common stock and cash as described in the merger agreement. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of First Capital common stock to Prosperity. Prosperity will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to Prosperity for notation, Prosperity may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs Prosperity.

Prosperity’s Actions Upon Receipt of Your Demand for Payment

Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of First Capital common stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of First Capital common stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept within 60 days or decline.

Payment of the Fair Value of Your Shares of First Capital Common Stock Upon Agreement of an Estimate

If you and Prosperity have reached an agreement on the fair value of your shares of First Capital common stock within 60 days after the merger is completed, Prosperity must pay you the agreed amount. The payment must be made by Prosperity within 90 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of First Capital common stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If you and Prosperity have not reached an agreement as to the fair market value of your shares of First Capital common stock within 60 days after the merger is completed, you or Prosperity may, with 60 days after the expiration of the 60-day period, commence proceedings in Nueces County, Texas, asking the court to determine the fair value of your shares of First Capital common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of First Capital common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder

If you have made a written demand on Prosperity for payment of the fair value of your shares of First Capital common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand

If you have made a written demand on Prosperity for payment of the fair value of your First Capital common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences

See “Proposal I—Approval of the Merger Agreement—Certain Material Federal Income Tax Consequences” on page 68 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF FIRST CAPITAL AND PROSPERITY

The rights of shareholders of First Capital under the articles of incorporation and bylaws of First Capital will differ in some respects from the rights that shareholders of First Capital will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the Securities and Exchange Commission. Copies of the articles of incorporation and bylaws of First Capital are available upon written request from First Capital.

Certain differences between the provisions contained in the articles of incorporation and bylaws of First Capital, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, the articles of incorporation and bylaws of First Capital, and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Shareholders of First Capital and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	First Capital	Prosperity
Capitalization:	The articles of incorporation, as amended and restated, of First Capital authorize the issuance of up to 10,000,000 shares of common stock, par value $1.00 and up to 1,000,000 shares of preferred stock, no par value.	The Prosperity articles of incorporation authorize the issuance of up to 50,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of First Capital shareholders are currently governed by Texas corporate law and the articles of incorporation and bylaws of First Capital, as amended. Following the completion of the merger, the rights of First Capital shareholders who become Prosperity shareholders will be governed by Texas law and the articles of incorporation and bylaws of Prosperity, as amended.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

	First Capital	Prosperity
Election of Directors:

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation. Directors of First Capital are elected by a plurality of the votes cast by the shareholders entitled to vote at the meeting at which quorum is present.

Shareholders of First Capital are not permitted to cumulate their votes in the election of directors. Each share of First Capital stock has one vote for each nominee for director.

Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Prosperity’s board is also divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

First Capital’s board is divided into three classes with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of First Capital’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Removal of Directors and Board Vacancies:

Texas law provides that at any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a specified portion of votes not less than a majority of shares entitled to vote at an election of directors, unless otherwise provided in a corporation’s articles of incorporation or bylaws.

First Capital’s bylaws, as amended and restated, provide that any director or the entire board of directors may be removed with or without cause by a majority of the shareholders entitled to vote at an election of directors, except to the extent limited by law, the articles of incorporation or the bylaws of First Capital.

The Prosperity bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next election of the class of directors to which such director has been appointed and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

	First Capital	Prosperity
Any vacancies occurring on the First Capital board of directors may be filled by a majority of the remaining First Capital directors, though less than a quorum, or by election at an annual or special meeting of the shareholders called for that purpose. A director elected to fill the vacancy will hold office for the unexpired term of his predecessor in office.

Vote Required for Certain Shareholder Actions:	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the shareholders’ meeting shall be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation may provide for a different level of approval, not less than a majority.	Prosperity’s articles of incorporation also provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a meeting at which quorum is present will be sufficient to approve such matter.

First Capital’s bylaws, as amended and restated, generally provide, except the election of directors and to the extent otherwise required by law, the First Capital articles of incorporation or bylaws, that the vote of the holders of a majority of the shares of First Capital’s stock entitled to vote on a matter will be sufficient to approve such matter.

Amendment of Articles of Incorporation and Bylaws:	Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment and the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority is specified in then corporation’s articles of incorporation.	Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon.

First Capital’s articles of incorporation do not provide for a different number of outstanding shares required to amend the articles of incorporation.

	Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws.	Prosperity’s articles of incorporation and bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to amend the bylaws.

	First Capital	Prosperity
First Capital’s bylaws provide that the bylaws may be altered, amended or repealed by the board of directors, unless reserved to the shareholders by law or by First Capital’s articles of incorporation. First Capital’s articles of incorporation provide that the bylaws may be altered, amended and repealed exclusively by the board of directors.

Shareholder Actions Without a Meeting:	Under Texas law, shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation require less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).	Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

The articles of incorporation of First Capital provide that shareholder action may be taken without a meeting if a written consent is signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all of the shares entitled to vote on the action were present and voting. In addition, the bylaws of First Capital contemplate that action may be taken by less than unanimous consent so long as such consent bears the date of signature of each shareholder who signs such consent and is properly delivered to First Capital.

Special Meetings of Shareholders:	Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by other persons so authorized in the corporation’s articles of incorporation or bylaws, or the holders of not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided for in the articles of incorporation.	Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the President and Chief Executive Officer, by a majority of the board of directors or by the holders of not less than 50% of all outstanding shares entitled to vote at the meeting.

First Capital’s bylaws provide that special meetings of shareholders may be called by the Chairman of the Board or the President and shall be called by the President or Secretary at the request in writing of a majority of the board of directors or at the request of shareholders owning at least 10% of all shares entitled to vote at a special meeting.

	First Capital	Prosperity
Nomination of Directors:	Neither First Capital’s articles of incorporation nor its bylaws contain provisions regarding the nominations of directors.	Prosperity’s bylaws contain detailed advance notice and informational procedures which must be complied with in order for a shareholder to nominate a person to serve as a director. Prosperity’s bylaws generally require a shareholder to give notice of a proposed nominee in advance of the shareholders’ meeting at which directors will be elected.

Proposal of Business:	Neither First Capital’s articles of incorporation nor its bylaws contain provisions regarding the shareholder proposals of business.	Prosperity’s bylaws contain detailed advance notice and informational procedures which must be followed in order for a shareholder to propose an item of business for consideration at a meeting of shareholders. To be timely, a shareholder’s notice must be delivered to the Secretary of Prosperity no later than 60 days prior to the meeting.

Indemnification; Limitation of Director Liability:	Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not authorize the limitation of the liability of a director to the extent the director is found liable for (1) a breach of the director’s duty of loyalty to the corporation or its shareholder, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

First Capital	Prosperity

First Capital’s articles of incorporation provide for mandatory indemnification to the fullest extent allowed by Texas law for any present or former director, officer, employee or agent of First Capital, or any person who may have served at the request of First Capital as a director, officer, employee or agent of another corporation in which First Capital owns shares of capital stock or of which it is a creditor.

First Capital’s articles of incorporation provide that no director of First Capital will be liable to First Capital for monetary damages for an act or omission in the director’s capacity as director, except for liability for (i) any breach of a director’s duty of loyalty to First Capital or its shareholders, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which a director received an improper benefit (whether or not the benefit resulted from an action taken within the scope of the director’s office), (iv) an act or omission for which liability is expressly provided for by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity and First Capital are subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the Texas Business Corporation Act), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The Texas Business Combination Law is not applicable to:

•	the business combination of a corporation:

(a) where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law;

(b) that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law; or

(c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor its bylaws contain any provision expressly providing that Prosperity will not be subject to the Texas Business Combination Law. In addition, neither First Capital’s articles of incorporation nor its bylaws contain any provision expressly providing that First Capital will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity or First Capital, even if such event(s) would be beneficial to the shareholders of Prosperity or First Capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST CAPITAL

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Capital analyzes the major elements of First Capital’s balance sheets and statements of income. This section should be read in conjunction with First Capital’s audited consolidated financial statements and accompanying notes as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and First Capital’s unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2004 and 2003, which are included in this joint proxy statement/prospectus.

Overview

First Capital’s success is highly dependent on economic conditions and market interest rates. Because First Capital operates primarily in the southeastern quadrant of Texas, particularly, the Corpus Christi, Houston, and Victoria metropolitan areas and rural communities in between, the local economic conditions of these areas are particularly important.

During 2004, First Capital has seen continued stabilization and growth of the economies of the markets it serves. During 2003, First Capital experienced the impact of the recent economic downturn in its asset quality measures. First Capital expects that asset quality measures will improve in 2005 if the national and local economies improve as management anticipates.

Declines in market interest rates over the past few years have dramatically affected First Capital’s earnings. During the third quarter of 2004, short-term interest rates began to rise as a result of Federal Reserve targeted measures, after reaching 40-year lows. While lower interest rates are designed to stimulate the economy, they can have a significant impact on bank earnings. First Capital realizes income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Each of these financial instruments reacts differently to interest rates.

During the last few years of declining interest rates, First Capital’s net interest margin decreased from 3.67% in 1999 to 2.99% in 2001, which significantly reduced First Capital’s earnings. First Capital has experienced an improvement in its net interest margin during 2004 to an annualized 3.62% for the first nine months of 2004. First Capital’s balance sheet is positioned to benefit from a rising rate environment.

At the end of 2003, First Capital decided to sell its mortgage servicing assets and reduce costs by eliminating mortgage servicing as a business line in order to focus on lines of business that are less labor intensive and produce higher returns. This sale resulted in a non-recurring gain of $1.1 million and a write-off of the remaining mortgage servicing rights of $637,000 for the year ended December 31, 2003.

Critical Accounting Policies

Various elements of the accounting policies, by their nature, are inherently subject to estimation, valuation assumptions and other subjective assessments. In particular, the policy for accounting for the allowance for loan losses is critical to an understanding of First Capital’s consolidated financial statements. This policy and the judgments, estimates and assumptions are described in greater detail in subsequent sections.

The allowance for loan losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery. Throughout the year management of First Capital estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses, and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb probable losses.

Management’s judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio.

Estimates of loan losses involve an exercise of judgment. While it is reasonably possible that in the near term First Capital may sustain losses which are substantial, relative to the allowance for loan losses, it is the judgment of management of First Capital that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses that exist in the current loan portfolio.

First Capital’s management believes that the judgments, estimates and assumptions used in the preparation of the consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of the consolidated financial statements to this critical accounting policy, the use of other judgments, estimates and assumptions could result in material differences in First Capital’s results of operations or financial condition.

Results of Operations

Performance Summary

Net income for the nine months ended September 30, 2004 was $1.8 million or $ 0.63 per diluted share, a decrease of 25.9% compared with net income of $2.4 million or $0.84 per diluted share for the same period in 2003. This decrease was principally due to increased compensation expense associated with the exercise of non-qualified stock options by two senior executives of First Capital. This charge to compensation expense totaled $1.4 million pre tax and $947,000 after tax. For the first nine months of 2004 compared with the same period in 2003, noninterest income decreased $135,000 or 1.8% to $7.5 million and net interest income, before the provision for credit losses, increased by $109,000 or 0.61% to $17.9 million. The decrease in noninterest income was primarily due to a decrease in gains on mortgage loan sales associated with the decline in mortgage refinancing and was partially offset by gains on sales of securities and increased fee revenue on deposit accounts.

Net income for the year 2003 was $3.2 million or $1.11 per diluted share, an increase in net income of $438,000 or 15.9% compared with net income of $2.8 million or $0.97 per diluted share for the year 2002. This increase was principally due to an increase in both net interest income and noninterest income.

Net income for the year 2002 was $2.8 million, an increase of $1.8 million or 221.9% compared with $858,000 for the year 2001. Earnings per diluted share were $0.97 in 2002, a 223.3% increase compared with $0.30 for the year 2001. The increase in net income and earnings per diluted share was principally due to reduced goodwill amortization in 2002. First Capital adopted Financial Accounting Standards Board Statement No. 142 as of January 1, 2002, which resulted First Capital no longer amortizing goodwill. The adoption of Statement No. 142 eliminated approximately $1.7 million in goodwill amortization on an annual basis.

Return on average common equity (ROE) measures net income in relation to average common equity and indicates a company’s return to its owners. First Capital’s ROE for the nine months ended September 30, 2004 was 4.29% compared with 6.11% for the same period in 2003. For the year 2003, First Capital’s ROE was 6.04% compared with 5.55% and 1.79% for the years 2002 and 2001, respectively.

Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets exceeds interest paid on interest-bearing liabilities. Net interest income is First Capital’s principal source of earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and interest-bearing liabilities, combine to affect net interest income.

Net interest income, before the provision for credit losses, for the nine months ended September 30, 2004 was $17.9 million, a decrease of $886,000 or 4.7% compared with the same period in 2003. The decrease was primarily due to a change in accounting practice resulting from First Capital’s adoption of FIN 46R, “Consolidation of Variable Interest Entities” on January 1, 2004. Upon adoption of FIN 46R, the trusts that previously issued the outstanding company-obligated mandatorily redeemable trust preferred securities were deconsolidated from First Capital’s consolidated financial statements. Instead, as of and for the nine months ended September 30, 2004, the junior subordinated debentures issued by First Capital to these subsidiary trusts are shown as liabilities in the consolidated balance sheets and interest expense associated with the junior subordinated debentures is shown in the consolidated statements of income. Prior to the adoption of FIN 46R, the expense associated with the trust preferred securities was shown as noninterest expense. For the nine months ended September 30, 2004 compared with same period in 2003, interest expense decreased as a result of a decrease in deposit interest expense of $1.6 million, partially offset by an increase of $1.2 million related to the junior subordinated debentures and an increase of $225,000 related to FHLB advances. First Capital’s assets are closely correlated with interest rate policy changes made by the Federal Reserve Board and reprice more quickly to current market rates than its interest-bearing liabilities. Management of First Capital actively monitors the effect of changes in market rates and undertakes actions to reduce their impact on First Capital. Since June 2004, the Federal Reserve Board has increased the federal funds rate from 1.00% to 1.75%. First Capital’s net interest margin was 3.62% for the nine months ended September 30, 2004, a 14 basis point decrease compared with 3.76% for the same period in 2003.

Net interest income, before the provision of credit losses, for the year 2003 was $25.1 million, an increase of $1.4 million or 6.0% compared with $23.7 million for the year 2002. The increase in net interest income was primarily due to a 14 basis point increase in the net interest margin to 3.76% for the year 2003 compared with 3.62% for the year 2002. During 2003, the Federal Reserve Board reduced the federal funds rate from 1.25% to 1.00%. An increase in the average balance of loans partially offset the impact of these lower asset yields in 2003.

Net interest income, before the provision for credit losses, for the year 2002 was $23.7 million, an increase of $2.8 million, or 13.4% compared with the year 2001. The increase was primarily due to an increase in loans as a component of average earning assets, which are generally higher-yielding than other earning assets. Average loans as a percent of average earning assets increased from 59% in 2001 to 75% in 2002. In addition, funding costs were reduced by a decrease in volumes of and rates paid on certificates of deposit. The deployment of funds into higher yielding earning assets and reduced funding costs improved the net interest margin from 2.99% for the year 2001 compared with 3.62% for the year 2002. During 2002, the Federal Reserve Board reduced the federal funds rate from 1.75% to 1.25%.

The following tables set forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The tables also set forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities and the net interest margin on average total interest-earning assets for the same periods. All average balances are daily average balances and nonaccruing loans have been included in the table as loans carrying a zero yield (dollars in thousands).

	For the Nine Months Ended September 30,
	2004			2003
	Average Balance	Average Yield/ Rate(1)	Interest Earned/ Paid	Average Balance	Average Yield/ Rate(1)	Interest Earned/ Paid
Assets
Interest-earning assets:
Loans
Loans collateralized by real estate	$347,011	5.92%	$15,417	$352,558	6.35%	$16,786
Commercial loans	129,853	5.75	5,603	111,678	5.77	4,835
Consumer loans	29,001	8.39	1,825	34,592	8.58	2,227
Other loans	10,980	5.62	463	15,556	6.33	738

Total loans	516,845	6.01	23,308	514,383	6.37	24,586
Cash and cash equivalents	11,200	1.02	86	11,032	1.09	90
Securities	132,108	3.13	3,101	141,256	2.75	2,914

Total interest-earning assets	660,153	5.35	$26,495	666,671	5.52	$27,590

Allowance for credit losses	(5,248)			(4,413)
Noninterest-earning assets	103,940			93,913

Total assets	$758,845			$756,171

Liabilities
Interest-bearing liabilities:
Deposits
Checking accounts	$86,780	0.15%	$96	$81,972	0.21%	$127
Money market accounts	112,051	0.72	606	114,169	0.84	722
Savings accounts	39,899	0.25	76	38,072	0.31	89
Time deposit accounts	322,810	2.42	5,850	349,701	2.78	7,299

Total interest-bearing deposits	561,540	1.57	6,628	583,914	1.88	8,237
Notes payable and other borrowings	31,152	3.42	799	14,115	5.19	549
Junior subordinated debentures	28,351	5.41	1,150	—	—	—

Total interest-bearing liabilities	621,043	1.84	$8,577	598,029	1.96	$8,786

Noninterest-bearing deposits	78,066			65,531
Other noninterest-bearing liabilities	4,212			12,518

Total liabilities	703,321			676,078
Trust preferred securities	—			27,500
Stockholders’ equity	55,524			52,593

Total liabilities and stockholders’ equity	$758,845			$756,171

Net interest spread and net interest income		3.51%	$17,918		3.56%	$18,804

Net interest margin		3.62			3.76

(1)	Annualized.

	For the Years Ended December 31,
	2003			2002			2001
	Average Balance	Average Yield/ Rate	Interest Earned/ Paid	Average Balance	Average Yield/ Rate	Interest Earned/ Paid	Average Balance	Average Yield/ Rate	Interest Earned/ Paid
Assets
Interest-earning assets:
Loans
Loans collateralized by real estate	$353,078	6.20%	$21,891	$348,802	6.66%	$23,214	$274,329	7.97%	$21,876
Commercial loans	112,547	5.81	6,538	91,560	7.24	6,626	91,464	8.88	8,121
Consumer loans	34,024	8.54	2,905	39,896	8.23	3,282	40,777	9.41	3,838
Other loans	16,098	6.23	1,003	12,448	5.55	691	8,216	7.67	630

Total loans	515,747	6.27	32,337	492,706	6.86	33,813	414,786	8.31	34,465
Cash and cash equivalents	9,548	1.07	102	17,114	1.64	280	61,664	4.11	2,535
Securities	143,238	2.84	4,073	145,523	4.17	6,067	221,778	5.82	12,911

Total interest-earning assets	668,533	5.46	$36,512	655,343	6.13	$40,160	698,228	7.15	$49,911

Allowance for credit losses	(4,527)			(3,860)			(3,277)
Noninterest-earning assets	96,539			104,783			94,728

Total assets	$760,545			$756,266			$789,679

Liabilities
Interest-bearing liabilities:
Deposits
Checking accounts	$82,780	0.12%	$102	$81,162	0.24%	$196	$79,236	0.59%	$471
Money market accounts	114,851	0.86	991	109,282	1.43	1,568	100,548	2.20	2,209
Savings accounts	38,359	0.30	114	36,042	0.35	126	34,193	0.75	257
Time deposit accounts	346,452	2.72	9,430	373,379	3.56	13,299	426,926	5.52	23,573

Total interest-bearing deposits	582,442	1.83	10,637	599,865	2.53	15,189	640,903	4.14	26,510
Notes payable and other borrowings	23,790	3.15	749	21,351	5.93	1,266	34,901	7.13	2,490

Total interest-bearing liabilities	606,232	1.88	$11,386	621,216	2.65	$16,455	675,804	4.29	$29,000

Noninterest-bearing deposits	69,732			63,465			62,353
Other noninterest-bearing liabilities	4,117			4,427			3,516

Total liabilities	680,081			689,108			741,673
Trust preferred securities	27,500			17,397			—
Stockholders’ equity	52,964			49,761			48,006

Total liabilities and stockholders’ equity	$760,545			$756,266			$789,679

Net interest spread and net interest income		3.58%	$25,126		3.48%	$23,705		2.86%	$20,911

Net interest margin		3.76			3.62			2.99

The dollar amounts of interest income and interest expense fluctuate depending upon changes in interest rates and upon changes in the volume and mix of First Capital’s interest-earning assets and interest-bearing liabilities. The following tables present information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for the major components of interest-earning assets and interest-bearing liabilities and distinguish between the increase (decrease) attributable to (1) changes in volume (changes in average outstanding balances multiplied by the prior period’s rate), (2) changes in rate (changes in average interest rate multiplied by the prior period’s volume) and (3) changes in rate/volume (changes in rate times the change in volume) which were allocated proportionately to the changes in volume and the changes in rate (in thousands):

	Nine Months Ended September 30, 2004 vs. 2003
	Increase/(Decrease) Due to		Total Change
	Volume	Rate
Interest Income
Loans:
Loans collateralized by real estate	$(261)	$(1,108)	$(1,369)
Commercial loans	784	(16)	768
Consumer loans	(353)	(49)	(402)
Other loans	(200)	(75)	(275)

Total loans	(30)	(1,248)	(1,278)
Cash and cash equivalents	1	(5)	(4)
Securities	(166)	353	187

Decrease in interest income	(195)	(900)	(1,095)

Interest Expense
Deposits:
Checking accounts	8	(39)	(31)
Money market accounts	(14)	(103)	(117)
Savings accounts	5	(18)	(13)
Time deposit accounts	(534)	(914)	(1,448)

Total deposits	(535)	(1,074)	(1,609)
Notes payable and other borrowings	348	(98)	250
Junior subordinated debentures	1,150	—	1,150

Increase (decrease) in interest expense	963	(1,172)	(209)

(Decrease) increase in net interest income	$(1,158)	$272	$(886)

	Years Ended December 31, 2003 vs. 2002			Years Ended December 31, 2002 vs. 2001
	Increase/(Decrease) Due to		Total Change	Increase/(Decrease) Due to		Total Change
	Volume	Rate		Volume	Rate
Interest Income
Loans:
Loans collateralized by real estate	$289	$(1,612)	$(1,323)	$3,425	$(2,087)	$1,338
Commercial loans	(632)	544	(88)	9	(1,504)	(1,495)
Consumer loans	(508)	131	(377)	(81)	(475)	(556)
Other loans	220	92	312	131	(70)	61

Total loans	(631)	(845)	(1,476)	3,484	(4,136)	(652)
Cash and cash equivalents	(100)	(78)	(178)	(1,230)	(1,025)	(2,255)
Securities	(94)	(1,900)	(1,994)	(3,749)	(3,095)	(6,844)

Decrease in total interest income	(825)	(2,823)	(3,648)	(1,495)	(8,256)	(9,751)

Interest Expense
Deposits:
Checking accounts	4	(98)	(94)	12	(287)	(275)
Money market accounts	85	(662)	(577)	214	(855)	(641)
Savings accounts	9	(21)	(12)	15	(146)	(131)
Time deposit accounts	(906)	(2,963)	(3,869)	(2,683)	(7,591)	(10,274)

Total deposits	(808)	(3,744)	(4,552)	(2,442)	(8,879)	(11,321)
Notes payable and other borrowings	166	(683)	(517)	(853)	(370)	(1,223)

Decrease in total interest expense	(642)	(4,427)	(5,069)	(3,295)	(9,249)	(12,544)

(Decrease) increase in net interest income	$(183)	$1,604	$1,421	$1,800	$993	$2,793

Noninterest Income

First Capital’s noninterest income principally includes fees and service charges on deposit accounts, gains on sales of loans and investments and other noninterest income which includes income on bank owned life insurance and leased asset revenue. The following table presents, for the periods indicated, the major categories of noninterest income (in thousands):

	Nine Months Ended September 30,		Years ended December 31,
	2004	2003	2003	2002	2001
Fees and service charges	$5,058	$4,854	$6,496	$5,719	$5,206
Servicing fee and other loan income	243	675	1,147	1,367	1,335
Dividends on FHLB stock	34	46	60	76	104
Net gain on sales of investments	544	130	215	138	1,370
Net gain on sales of loans	114	590	944	545	1,347
Gain on sale of loan servicing	—	—	1,147	—	—
Bank owned life insurance	359	422	506	659	70
Operating lease income	806	808	1,076	1,083	271
Other noninterest income	371	139	423	185	820

Total	$7,529	$7,664	$12,014	$9,772	$10,523

The increases in fees and service charges in all periods presented were predominantly due to higher nonsufficient funds charges. Nonsufficient funds charges increased by $226,000 or 7.4% during the nine months ended September 30, 2004 compared with the same period in 2003. During the year 2003, nonsufficient funds charges increased $526,000 or 14.6% to $4.1 million compared with $3.6 million during the year 2002 and increased $152,000 or 4.4% during the year 2002 compared with $3.5 million in the year 2001.

Net securities gains result from the sale of available for sale securities. Securities in the available for sale portfolio are used as part of FirstCapital Bank’s asset/liability management strategy and are sold from time to time in response to changes in interest rate risk, prepayment risk or other similar economic factors.

The $1.1 million gain on the sale of loan servicing for the year ended December 31, 2003 was due to the sale by First Capital of its mortgage servicing assets. First Capital sold such assets in order to focus on lines of business that are less labor intensive and produce higher returns. This sale also resulted in a write-off of the remaining mortgage servicing rights of $637,000 for the year ended December 31, 2003.

Other noninterest income includes income resulting from FirstCapital Bank’s bank-owned life insurance program, which was initially funded in 2000, of $360,000 for the nine months ended September 30, 2004, $506,000 for the year 2003, $659,000 for the year 2002 and $70,000 for the year 2001. The life insurance program is used to offset benefits costs under the company’s health insurance, dental and 401(k) plans. Other noninterest income also include income from equipment that FirstCapital Bank leases to customers under long-term contracts. Income from these operating leases is recognized ratably over the term of the lease.

Noninterest Expense

The following table presents, for the periods indicated, the major categories of noninterest expense (in thousands):

	Nine Months Ended September 30,		Years ended December 31,
	2004	2003	2003	2002	2001
Compensation, payroll taxes and fringe benefits	$11,486	$10,253	$13,944	$13,020	$12,940
Occupancy and equipment expense	4,361	4,259	5,734	5,317	5,312
Collection, service and data processing expense	1,634	1,533	2,041	2,299	2,551
Loan and deposit expense	894	903	1,195	835	752
Marketing expense	423	649	848	434	669
Audit, regulatory and professional expense	377	356	490	571	388
Leased asset depreciation	567	568	757	761	222
Postage and delivery service	546	521	688	736	865
Amortization of goodwill	—	—	—	—	1,684
Amortization of mortgage servicing rights	—	—	912	650	696
Minority interest expense—trust preferred securities	—	995	1,325	956	—
Other noninterest expense	2,365	2,182	2,966	2,577	2,959

Total	$22,653	$22,219	$30,900	$28,156	$29,038

Compensation, payroll taxes and fringe benefits expense for the nine months ended September 30, 2004 compared with the same period in 2003 increased by $1.2 million or 12.0% primarily due to the compensation expense associated with the exercise of non-qualified stock options by two executives totaling $1.4 million. Compensation, payroll taxes and fringe benefits expense increased $924,000 or 7.1% during the year 2003 compared with the year 2002 primarily due to higher commissions associated with the origination and sale of mortgage loans. During the year 2002, compensation, payroll taxes and fringe benefits expense increased

$80,000 to $13.0 million reflecting modest raises during the year. At September 30, 2004, First Capital had 308 full-time equivalent employees, compared with 319 at December 31, 2003, 318 at December 31, 2002 and 311 at December 31, 2001.

Occupancy and equipment expense was $4.4 million for the nine months ended September 30, 2004, an increase of $102,000 or 2.4% compared with $4.3 million for the same period in 2003. For the year 2003, occupancy and equipment expense was $5.7 million, an increase of $418,000 or 7.9% compared with $5.3 million for the year 2002. These increases were primarily the result of higher rent expense associated with the opening of a loan production office in San Antonio as well as rent increases on leased properties, building and equipment repairs associated with hurricane damage and higher property taxes on real and personal property.

The $5,000 increase in occupancy and equipment expense for the year 2002 compared with the year 2001 resulted primarily from the leasing of additional space in the corporate offices in Corpus Christi.

Collection, service and data processing expenses were $1.6 million for the nine months ended September 30, 2004, an increase of $101,000 or 6.6% compared with $1.5 million for the same period in 2003, primarily due to replacement of computer equipment and installation of new teller software. The decrease in collection, service and data processing expenses in 2003 compared with 2002 of $258,000 or 11.2% and the decrease in 2002 compared with 2001 of $252,000 or 9.9% were predominantly attributable to the renegotiation and implementation of a new data processing contract with First Capital’s third-party data processor.

Minority interest expense on trust preferred securities was $995,000 for the nine months ended September 30, 2003 and $1.3 million for the year ended December 31, 2003 compared with none for the nine months ended September 30, 2004 due to First Capital’s adoption of FIN 46R on January 1, 2004. FIN 46R, “Consolidation of Variable Interest Entities” requires that trust preferred securities be deconsolidated from First Capital’s consolidated financial statements. As a result, First Capital no longer reflects the trust preferred securities in its consolidated financial statements. Instead, the junior subordinated debentures issued by First Capital to its subsidiary trusts are shown as liabilities in First Capital’s consolidated balance sheets and the expense associated with the junior subordinated debentures is shown as interest expense rather than noninterest expense in First Capital’s consolidated statements of income. For the nine months ended September 30, 2003 and the years ended December 31, 2003, 2002 and 2001, the expense associated with the trust preferred securities was shown as noninterest expense.

Amortization of mortgage servicing rights was eliminated as a result of the sale of First Capital’s loan servicing assets in December 2003. Amortization of mortgage servicing rights in 2003 and 2002 increased as a result of heightened refinancing activity, resulting in elevated prepayment of serviced loans and a reduction in estimates of remaining useful lives.

Other noninterest expense was $4.3 million for the nine months ended September 30, 2004 and remained relatively unchanged compared with the same period in 2003. Other noninterest expense was $5.6 million for the year 2003, an increase of $488,000 or 9.6% compared with the year 2002. The increases for both periods were primarily due to increases in advertising and marketing expenses and deposit account expenses. Other noninterest expense decreased $24,000 to $5.1 million for the year 2002 compared with the year 2001 primarily due to lower marketing expenses.

Income Taxes

Income tax expense for the nine months ended September 30, 2004 was $767,000, reflecting a 30.0% effective tax rate. First Capital provided $1.4 million for federal income taxes in 2003, $1.1 million in 2002 and $648,000 in 2001. The effective tax rates for 2003, 2002 and 2001 were 30.7%, 28.6% and 43.0%, respectively. Compared with 2003, the effective tax rate was higher in 2001 primarily due to the non-deductibility of goodwill amortization and was lower in 2002 primarily due to the income from First Capital’s investment in bank owned life insurance, which is tax-exempt.

Financial Condition

Assets

At September 30, 2004, total assets were $773.6 million, an increase of $15.5 million or 2.0% compared with total assets at December 31, 2003. This increase was predominantly due to increases in FHLB advances, as First Capital increased wholesale funding while reducing some reliance on certificates of deposit. At December 31, 2003, total assets were $758.1 million, a decrease of $365,000 compared with total assets of $758.5 million at December 31, 2002.

Securities

All of First Capital’s investment securities have been classified as available for sale. The following table sets forth, as of the dates indicated, the fair value of First Capital’s available for sale securities (in thousands):

	September 30, 2004	December 31,
		2003	2002	2001
Available for Sale
U.S. Treasury securities	$2,028	$2,042	$2,025	$1,989
Federal agencies	9,005	17,086	25,538	7,020
FMHA Bonds	117	157	215	294
Corporate Bonds	1,518	11,609	26,521	16,831
Mortgage-backed securities	133,703	95,325	83,255	165,104
Other securities	513	510	516	488

Total securities	$146,884	$126,729	$138,070	$191,726

First Capital’s total securities increased $20.2 million or 15.9% to $146.9 million at September 30, 2004 from $126.7 million at December 31, 2003. Since 2002, First Capital has experienced higher than normal levels of prepayments on mortgage-backed securities held in its securities portfolio. A significant portion of these prepayment amounts are being invested in securities having lesser yields given the current rate environment.

The securities portfolio decreased $11.3 million or 8.2% to $126.7 million at December 31, 2003 from $138.1 million at December 31, 2002 as proceeds from securities payments and sales were used to fund an $11.6 million increase in loans.

The weighted-average yield on First Capital’s securities portfolio was 3.71% at September 30, 2004 compared with 3.03% at December 31, 2003 and 3.46% at December 31, 2002. At September 30, 2004, the weighted-average life of the portfolio was approximately 4.7 years and the duration was approximately 2.53 years.

The following table presents the contractual maturities of investment securities on an amortized cost basis, the estimated fair value and weighted average yields at September 30, 2004 (in thousands):

	One Year Or Less	After One Through Five Years	After Five Through Ten Years	After Ten Years	Amortized Cost	Estimated Fair Value
U.S. Treasury securities	$—	$2,061	$—	$—	$2,061	$2,028
Federal agencies	—	7,000	2,000	—	9,000	9,005
FMHA Bonds	55	57	—	—	112	117
Corporate Bonds	—	—	1,498	—	1,498	1,518
Mortgage-backed securities	2,459	89,323	36,093	6,392	134,267	133,703
Other securities	506	—	—	—	506	513

Total securities	$3,020	$98,441	$39,591	$6,392	$147,444	$146,884

Weighted-Average Yields
U.S. Treasury securities	—%	2.16%	—%	—%	2.16%
Federal agencies	—	1.92	5.38	—	2.69
FMHA Bonds	4.14	4.14		—	4.14
Corporate Bonds	—	—	7.39	—	7.39
Mortgage-backed securities	3.63	3.47	4.32	4.65	3.39
Other securities	3.56	—	—	—	—
Total securities	3.63%	3.33%	4.49%	4.65%	3.71%

Loans

The following table summarizes First Capital’s loan portfolio by type of loan as of the dates indicated (in thousands):

	As of September 30, 2004	As of December 31,
		2003	2002	2001	2000	1999
Loans collateralized by real estate
1-4 family residential	$74,346	$79,208	$106,739	$90,559	$111,800	$105,422
Multifamily residential	22,068	15,011	15,007	9,616	4,600	4,363
Nonfarm nonresidential	166,396	158,885	155,439	91,744	47,310	43,217
Construction	86,111	97,851	78,975	67,886	37,929	23,736
Farmland	2,491	623	259	868	1,159	1,113

Total loans collateralized by real estate	351,412	351,568	356,419	260,673	202,798	177,851
Commercial loans	130,463	124,547	101,494	120,430	86,638	52,795
Consumer loans	26,062	31,165	37,191	37,743	57,258	56,311
Other loans	10,270	17,556	17,439	11,778	7,302	3,841

Total	$518,207	$524,836	$512,543	$430,624	$353,996	$290,798

First Capital’s loan portfolio consists of various types of loans made principally to borrowers located in the area bounded by Corpus Christi, San Antonio, and Houston. The primary lending focus is on commercial and commercial real estate loans to owners and operators of area businesses and professionals. FirstCapital Bank offers a variety of commercial loan products including revolving lines of credit, letters of credit, working capital loans, and loans to finance accounts receivable, inventory and equipment. Typically, the commercial loans have floating interest rates, are personally guaranteed by the business owner and are collateralized by real estate or other business assets.

The commercial real estate portfolio includes loans collateralized by first liens on real estate, typically having floating interest rates and are amortized over a 15-year period with balloon payments due at the end of five years.

FirstCapital Bank makes loans to finance the construction of residential and nonresidential properties. At September 30, 2004, the real estate construction portfolio totaled $86.1 million or 16.6% of the loan portfolio. These loans totaled $97.8 million or 18.6% of the loan portfolio at December 31, 2003 and $79.0 million or 15.4% of the loan portfolio at December 31, 2002. Generally, construction loans are collateralized by first liens on real estate and have floating interest rates. FirstCapital Bank conducts regular inspections before approving periodic draws on these loans.

FirstCapital Bank also makes automobile, boat, home improvement and other loans to consumers. These loans are made primarily to consumers who have other banking relationships with FirstCapital Bank.

The contractual maturity ranges of the commercial loan portfolio, nonfarm nonresidential real estate loan portfolio and construction loan portfolio and the amount of such loans with predetermined interest rates and floating interest rates in each maturity ranges as of September 30, 2004 and December 31, 2003 are summarized in the following tables (in thousands):

	As of September 30, 2004
	Within One Year	One to Five Years	After Five Years	Total
Commercial	$130,119	$344	$—	$130,463
Nonfarm nonresidential real estate	158,885	6,702	809	166,396
Construction	86,111	—	—	86,111

Total	$375,115	$7,046	$809	$382,970

Loans at predetermined interest rates	$2,582	$1,705	$809	$5,096
Loans at variable interest rates	372,533	5,341	—	377,874

Total	$375,115	$7,046	$809	$382,970

	As of December 31, 2003
	Within One Year	One to Five Years	After Five Years	Total
Commercial	$120,661	$3,851	$35	$124,547
Nonfarm nonresidential real estate	109,610	46,636	2,639	158,885
Construction	80,532	17,319	—	97,851

Total	$310,803	$67,806	$2,674	$381,283

Loans at predetermined interest rates	$28	$2,428	$2,674	$5,131
Loans at variable interest rates	310,775	65,378	—	376,152

Total	$310,803	$67,806	$2,674	$381,283

Deposits

First Capital offers a variety of deposit accounts having a wide range of interest rates and terms. First Capital’s deposits consist of demand, savings, money market and time accounts. First Capital relies primarily on competitive pricing policies and customer service to attract and retain these deposits.

Total deposits decreased $16.4 million or 2.5% to $638.5 million at September 30, 2004 from $654.9 million at December 31, 2003. Deposit totals were unchanged at $655 million from December 31, 2002 to December 31, 2003; however the composition of the deposit base changed as the $30.4 million decrease in certificates of deposit was offset by growth in transaction and savings accounts.

Checking, savings and money market accounts were 50.7% of total deposits at September 30, 2004, compared with 49.3% at December 31, 2003,44.7% at December 31, 2002 and 40.2% and at December 31, 2001. These products generally have the benefit of lower interest costs, compared with time deposit accounts. Increases in these types of deposits benefit the cost of funds and net interest margin. Even though these deposits are more liquid, they are considered to be the core relationship with our customers, as they provide a more stable source of long-term funding than time deposits.

The following table presents for the periods indicated the daily average balances and weighted average rates paid on deposits (dollars in thousands):

	For the Nine Months Ended September 30, 2004		For the Years Ended December 31,
			2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Interest-bearing checking	$86,780	0.15%	$82,780	0.12%	$81,162	0.24%	$79,236	0.59%
Money market accounts	112,051	0.72	114,851	0.86	109,282	1.43	100,548	2.20
Savings accounts	39,899	0.25	38,359	0.30	36,042	0.35	34,193	0.75
Time deposits	322,810	2.42	346,452	2.72	373,379	3.56	426,926	5.52

Total interest-bearing	561,540	1.57	582,442	1.83	599,865	2.53	640,903	4.14
Noninterest-bearing checking	78,066	—%	69,732	—%	63,465	—%	62,353	—%

Total deposits	$639,606	1.38%	$652,174	1.63%	$663,330	2.29%	$703,256	3.77%

First Capital’s ratio of average noninterest-bearing deposits to average total deposits for the nine months ended September 30, 2004 was 12.2% and for the years ended December 31, 2003, 2002 and 2001 was 10.7%, 9.6% and 8.9%, respectively.

The following table sets forth, as of September 30, 2004, by time remaining until maturity the amount of First Capital’s certificates of deposit that are $100,000 or greater as of the date indicated (in thousands):

Three months or less	$18,699
After three through six months	26,834
After six months through twelve months	22,814
Over twelve months	12,861

Total	$81,208

While a majority of the certificates of deposit in amounts of $100,000 or more will mature before September 30, 2005, First Capital management expects that a significant portion of these deposits will be renewed. Historically, First Capital’s large time deposits have been stable and First Capital management believes that the rates offered on certificates of deposit are comparable with rates offered by competition in its market areas. If a significant portion of the certificates of deposit were not renewed, it would have an adverse effect on First Capital’s liquidity. However, First Capital has other available funding sources, such as purchased funds from correspondent banks and Federal Home Loan Bank advances, to mitigate this risk.

Notes Payable and Other Borrowings

First Capital’s borrowings consist of advances from the Federal Home Loan Bank of Dallas (FHLB) and the issuance of junior subordinated debentures as part two offerings of trust preferred securities by First Capital’s subsidiary trusts. A portion of the proceeds of the issuance of junior subordinated debentures in 2002 were used to retire a note payable secured by 100% of the stock of FirstCapital Bank. Total borrowings at September 30,

2004 were $70.5 million, an increase of $26.5 million or 60.4% compared with $44.0 million at December 31, 2003. The additional borrowings were used to improve the liability mix of First Capital’s balance sheet and to maintain investments in earning asset balances.

The components of notes payable and other borrowings at the dates indicated are as follows (in thousands):

	September 30, 2004	December 31,
		2003	2002	2001
Federal funds purchased	$—	$4,450	$—	$—
FHLB advances	42,141	11,154	21,244	11,538
Note payable	—	—	—	21,836
Junior subordinated debentures	28,351	—	—	—
Trust preferred securities	—	27,500	27,500	—

Total	$70,492	$43,104	$48,744	$33,374

FHLB borrowings. FHLB advances totaled $42.1 million at September 30, 2004 compared with $11.2 million at December 31, 2003 and $21.2 million at December 31, 2002. The advances are at fixed rates, have varying maturities and are secured by a pledge of mortgage loans and investment securities.

Other borrowings. First Capital has issued two placements of floating rate junior subordinated debentures to two separate trusts. In March 2002, First Capital formed a new, wholly-owned Connecticut statutory business trust, First Capital (TX) Statutory Trust I (Trust I), which issued $20.0 million of floating rate preferred securities and $619,000 of common stock. In September 2002, First Capital formed a second, wholly-owned Connecticut statutory business trust, First Capital (TX) Statutory Trust II (Trust II), which issued $7.5 million of floating rate preferred securities and $232,000 of common stock. First Capital purchased the common stock of each of the trusts, and third-party investors, in private placements, purchased the preferred securities. Trust I invested the proceeds in $20.6 million of First Capital’s floating rate junior subordinated debentures due March 26, 2032. The Trust I junior subordinated debentures pay interest quarterly at three-month London Interbank Offered rate (LIBOR) plus 360 basis points reset quarterly, provided, that prior to March 26, 2007 such rate shall not exceed 11%. Trust II invested the proceeds in $7.73 million of First Capital’s floating rate junior subordinated debentures due September 26, 2032. The Trust II junior subordinated debentures pay interest quarterly at three-month LIBOR plus 340 basis points reset quarterly, provided, that prior to September 26, 2007 such rate shall not exceed 11%. The quarterly distributions on the trust preferred securities issued by the respective Trusts are paid at the same rate that interest is paid on the debentures. These debentures, which are the only assets of the trusts, are subordinate and junior in right of payment to all present and future senior indebtedness of First Capital. First Capital has fully and unconditionally guaranteed the trust’s obligations under the preferred securities.

On January 1, 2004, First Capital adopted FIN 46R, “Consolidation of Variable Interest Entities.” Upon adoption, the trusts that previously issued the outstanding company-obligated mandatorily redeemable trust preferred securities were deconsolidated from First Capital’s consolidated financial statements. Instead, the junior subordinated debentures issued by First Capital to these subsidiary trusts are shown as liabilities in the consolidated balance sheets and interest expense associated with the junior subordinated debentures are shown in the consolidated statements of income. First Capital’s consolidated financial statements for the nine-month period ended September 30, 2004 reflect the adoption of FIN 46R. Adoption of FIN 46R did not affect previously reported amounts for net income or stockholders’ equity. The consolidated financial statements as of and for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001 have not been restated.

Asset Quality

Nonperforming Assets and Other Past-Due Loans

When management of First Capital determines that a loan no longer meets the criteria for a performing loan and full collection of principal or interest appears doubtful (even if all payments are current), the loan is placed on nonaccrual status. Loans are also placed on nonaccrual if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. Restructured loans are those loans on which concessions in terms have been granted because of a borrower’s financial difficulty. Management’s classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part.

Nonperforming assets and other past-due loans consisted of the following at the dates indicated (in thousands):

	As of and for the Nine Months Ended September 30, 2004	As of and for the Years Ended December 31,
		2003	2002	2001	2000	1999
Nonaccrual loans	$5,864	$1,446	$3,868	$3,330	$3,532	$3,521
Restructured loans	2,480	1,564	793	—	—	—

Total nonperforming loans	8,344	3,010	4,661	3,330	3,532	3,521
Foreclosed real estate	247	1,061	703	592	797	641

Total nonperforming assets	$8,591	$4,071	$5,364	$3,922	$4,329	$4,162

Nonperforming loans to total loans	1.61%	0.57%	0.91%	0.72%	0.89%	1.07%
Nonperforming assets to total loans and other real estate	1.66	0.77	1.05	0.91	1.22	1.43

Loans 90 days or more past due, not on nonaccrual	$1,866	$3,010	$4,661	$3,330	$3,532	$3,521

Nonperforming loans were $8.3 million at September 30, 2004, an increase of $5.3 million or 177.2% compared with $3.0 million at December 31, 2003. The increase in nonperforming loans was related to one relationship aggregating $3.4 million, in the hotel business. Management believes that these credits are well-secured. First Capital evaluates its nonperforming loans for impairment on a regular basis.

Foreclosed real estate at September 30, 2004 consists of $247,000 of other real estate acquired through foreclosure, a 76.7% decrease compared with $1.1 million in foreclosed real estate at December 31, 2003. The decrease is primarily the result of management’s efforts to sell the assets and deploy the proceeds into earning assets and also a reduction in foreclosure.

Loans 90 days or more past due, not on nonaccrual, declined 38.0% at September 30, 2004 to $1.9 million from $3.0 million at December 31, 2003. Loans in this category are residential mortgage or real estate secured commercial loans which management believes are well secured and in process of collection.

As a result of the increase in nonaccrual loans during the nine months ended September 30, 2004, the ratio of the allowance for credit losses to nonperforming loans decreased to 62.1% at September 30, 2004 from 176.6% at December 31, 2003. This ratio is subject to significant fluctuations from year to year due to such factors as the mix of loan types in the portfolio, the economic prospects of our borrowers and the value and marketability of collateral. The methodologies used by First Capital to determine the allowance for credit losses are discussed below.

Provision and Allowance for Credit Losses

The allowance for credit losses represents management’s estimate of the probable level of credit losses in the existing loan portfolio. Management performs regular reviews in order to identify troubled loans, and to assess their overall collection probability. First Capital maintains an allowance for credit losses that consists of two components: allocated and unallocated. To arrive at the allocated component, First Capital totals the estimates of the specific allowance needed for individual and homogeneous groups of loans. A specific allowance may be assigned on loans if they have been individually determined to be impaired. Loans are considered impaired when it is probable that First Capital will be unable to collect all amounts contractually due, including contractual interest payments. For loans that are determined to be impaired, the amount of impairment is determined based on the difference between the carrying value of the loan and its fair value or the fair value of the collateral if the loan is collateral dependent.

In estimating the amount of credit losses inherent in the loan portfolio, various judgments and assumptions are made including consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance for credit losses; results of examinations of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio.

FirstCapital Bank has several systems and procedures in place to assist in managing the overall quality of the loan portfolio. In addition to established underwriting guidelines and approval processes, FirstCapital Bank monitors its delinquency levels for any negative or adverse trends. Management performs an ongoing internal loan review to evaluate the credit risk in the loan portfolio. Through this loan review process, FirstCapital Bank management maintains an internally classified loan list and a loan watchlist. Management assigns loan grades according to the financial condition of the borrower, the loan payment history and collateral values. Increasing reserve amounts are allocated to individual loans as the risk severity of a problem loan increases.

The unallocated component of the allowance reflects First Capital’s judgmental assessment of the impact that various factors have on the overall measurement of loan losses. As of September 30, 2004, 79.8% of the allowance for credit losses was allocated to individual and homogeneous groups of loans, although the entire allowance was available to absorb charge-offs across the entire loan portfolio.

It is the judgment of management that the allowance for credit losses is adequate to cover losses that exist in the current loan portfolio. However, no assurance can be given that FirstCapital Bank will not in any particular period sustain loan losses that are significantly different from the amount reserved, or that subsequent evaluations of the loan portfolio, in light of factors then prevailing, would not result in a significant change in the allowance for credit losses.

The following table presents, for the periods indicated, an analysis of the allowance for credit losses and certain other information (dollars in thousands):

	As of and for the Nine Months Ended September 30, 2004	As of and for the Years Ended December 31,
		2003	2002	2001	2000	1999
Average loans outstanding	$516,845	$515,747	$492,706	$414,786	$353,489	$273,004

Gross loans outstanding at end of period	$518,207	$525,993	$514,364	$460,300	$394,647	$329,330

Balance at beginning of year	$5,316	$4,224	$3,381	$3,109	$2,017	$1,572
Provision charged to operations	240	1,620	1,455	890	445	555
Allowance associated with loans of acquired institutions	—	—	—	—	1,020	—

Charge-offs
Loans collateralized by real estate	(78)	(124)	(88)	(210)	(98)	(13)
Commercial loans	(264)	(179)	(375)	(282)	(165)	(44)
Consumer loans	(195)	(435)	(235)	(359)	(208)	(100)
Other loans	—	—	—	—	—	—

Total charge-offs	(537)	(738)	(698)	(851)	(471)	(157)

Recoveries
Loans collateralized by real estate	1	1	15	3	12	38
Commercial loans	121	33	12	93	30	—
Consumer loans	41	176	—	137	56	9
Other loans	—	—	59	—	—	—

Total recoveries	163	210	86	233	98	47

Net charge-offs	(374)	(528)	(612)	(618)	(373)	(110)

Balance at end of period	$5,182	$5,316	$4,224	$3,381	$3,109	$2,017

Net charge-offs as a percentage of average loans	0.07%	0.10%	0.12%	0.14%	0.11%	0.04%
Allowance for credit losses as a percentage of nonperforming loans(1)	62.11%	176.61%	90.62%	101.53%	88.02%	57.28%

(1)	Nonperforming loans consist of nonaccrual loans, restructured loans and any other loan management deems to be nonperforming, but do not include accruing loans contractually past due 90 days or more.

The following table describes the allocation of the allowance for loans losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans (dollars in thousands).

			December 31,
	September 30, 2004		2003		2002		2001		2000		1999
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Loans collateralized by real estate	$2,368	67.8%	$2,298	67.0%	$1,875	69.5%	$1,672	60.5%	$1,092	57.3%	$1,085	61.2%
Commercial loans	1,558	25.2	1,574	23.7	1,319	19.8	1,274	28.0	895	24.5	398	18.1
Consumer loans	207	5.0	249	6.0	297	7.3	280	8.8	322	16.2	340	19.4
Other loans	159	2.0	126	3.3	95	3.4	39	2.7	48	2.0	39	1.3
Unallocated allowance	890	—	1,069	—	638	—	116	—	752	—	155	—

Total	$5,182	100.0%	$5,316	100.0%	$4,224	100.0%	$3,381	100.0%	$3,109	100.0%	$2,017	100.0%

Liquidity and Contractual Obligations

The objective of liquidity management is to ensure that First Capital has the continuing ability to maintain cash flows that are adequate to fund its operations and meet its obligations and other commitments on a timely and cost-effective basis.

Principal sources of liquidity for First Capital are customer deposits, the maturity and repayment of loans, the maturity and sale of securities and advances from the FHLB or other borrowings. Among these sources, customer deposits and advances from the FHLB continue to provide First Capital with a significant source of stable funding. At September 30, 2004, those sources funded 88% of total assets. First Capital’s continuing ability to retain its deposit customer base and to attract new deposits is dependent on various factors, such as customer service satisfaction levels and the competitiveness of interest rates offered on deposit products.

FHLB advances are available to FirstCapital Bank under a security and pledge agreement. At September 30, 2004, FirstCapital Bank had available $165.7 million under this agreement. First Capital had other credit facilities in the aggregate amount of $15 million available at September 30, 2004, which have no expiration.

Liquidity for First Capital is generated through capital issuances, borrowings and dividends from subsidiaries.

A significant portion of First Capital’s funding is received from dividends paid by FirstCapital Bank. Such dividends are limited by various regulatory requirements related to capital adequacy and retained earnings.

First Capital’s future cash payments associated with its contractual obligations (other than deposit obligations) as of September 30, 2004 and December 31, 2003 are summarized below. Payments for borrowings do not include interest. Payments related to leases are based on actual payments specified in underlying contracts (in thousands):

	September 30, 2004
	Payments due in:
	Fiscal 2004	Fiscal 2005-2007	Fiscal 2008-2009	Thereafter	Total
Junior subordinated debentures	$—	$—	$—	$28,351	$28,351
FHLB notes payable	11,519	20,622	—	10,000	42,141
Operating leases	1,137	1,809	1,281	1,013	5,240

Total	$12,656	$22,431	$1,281	$39,364	$75,732

	December 31, 2003
	Payments due in:
	Fiscal 2004	Fiscal 2005-2007	Fiscal 2008-2009	Thereafter	Total
Trust preferred securities	$—	$—	$—	$27,500	$27,500
FHLB notes payable	—	1,154	—	10,000	11,154
Operating leases	1,121	1,954	1,454	2,202	6,731

Total	$1,121	$3,108	$1,454	$39,702	$45,385

Off-Balance Sheet Arrangements

In the normal course of business, First Capital enters into various transactions which, in accordance with accounting principles generally accepted in the United States, are not included in its consolidated balance sheets. First Capital enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in its consolidated balance sheets.

First Capital’s commitments associated with outstanding letters of credit and commitments to extend credit as of December 31, 2003 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements (in thousands):

	Payments due in:
	Fiscal 2004	Fiscal 2005-2006	Fiscal 2007-2008	Thereafter	Total
Standby letters of credit	$1,764	$25	$—	$50	$1,839
Commitments to extend credit	60,972	6,669	9,639	4,206	81,486

Total	$62,736	$6,694	$9,639	$4,256	$83,325

Standby Letters of Credit. Standby letters of credit are written conditional commitments First Capital issues to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, First Capital would be required to fund the commitment. The maximum potential amount of future payments First Capital could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, First Capital would be entitled to seek recovery from the customer. First Capital’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

Commitments to Extend Credit. First Capital enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of First Capital’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. First Capital minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

Capital Adequacy

Total stockholders’ equity increased to $60.0 million at September 30, 2004 from $54.3 million at December 31, 2003, an increase of $5.7 million or 10.5%. This increase was the result of net income of $1.8 million and an increase in common stock issued of $3.9 million in connection with the exercise of stock options. During 2003, stockholders’ equity increased $2.9 million or 5.5% to $54.3 million at December 31, 2003 from $51.5 million at December 31, 2002, due primarily to net income of $3.2 million, partially offset by a net reduction in gain on securities available for sale of $349,000. During 2002, total stockholders’ equity increased $3.5 million or 7.2% from $48.0 million at December 31, 2001, due primarily to net income of $2.8 million and an increase in unrealized gains on securities available for sale of $707,000.

FirstCapital Bank is subject to regulatory capital requirements as defined by federal banking regulations. First Capital is not subject to regulatory capital requirements as a unitary thrift holding company. As of September 30, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized FirstCapital Bank as “well-capitalized” under the regulatory framework for prompt correction action. To be categorized as “well-capitalized,” banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed FirstCapital Bank’s category.

	Actual		Minimum Required For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
FirstCapital Bank
As of September 30, 2004
Total Capital (to Risk-Weighted Assets)	$66,224	11.32%	$46,782	8.00%	$58,477	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	61,039	10.44	17,543	3.00	46,782	8.00
Tier 1 Capital (to Average Assets)	61,039	8.18	22,375	3.00	22,375	5.00

As of December 31, 2003
Total Capital (to Risk-Weighted Assets)	$63,314	10.80%	$46,912	8.00%	$58,640	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	57,998	9.89	23,456	4.00	35,184	6.00
Tier 1 Capital (to Average Assets)	57,998	7.74	29,983	3.00	37,478	5.00

Quantitative and Qualitative Disclosures about Market Risks

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which First Capital is exposed is interest rate risk. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate loans are funded with floating-rate deposits, the spread between loan and deposit rates will decline or turn negative if rates increase. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of First Capital’s business activities. Interest rate risk can also arise from transactions entered into for purposes other than trading. First Capital does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of First Capital’s board of directors, First Capital has no intent to engage in such activities in the immediate future.

First Capital’s exposure to interest rate risk is managed within its funds management policy. The principal objectives of the funds management policy is to avoid fluctuating net interest margins and to maintain consistent growth of net interest income through periods of changing interest rates. First Capital’s board of directors oversees implementation of strategies to control interest rate risk.

Steps may be taken to alter First Capital’s net sensitivity position by offering deposit and/or loan structures that tend to counter the natural rate risk profile. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed. Because of the volatility of market rates and uncertainties, there can be no assurance of the effectiveness of management programs to achieve a targeted moderation of risk.

In order to measure earnings and fair value sensitivity to changing rates, as it affects FirstCapital Bank, management utilizes two different measurement tools including simulation earnings and market value sensitivity (fair value of risk). The primary analytical tool First Capital uses to quantify interest rate risk is a simulation model to project changes in net interest income that result from forecast changes in interest rates. This analysis estimates a percentage of change in net interest income from the stable rate scenario under scenarios of rising and falling market interest rates over a twelve-month time horizon. The prime rate serves as a “driver” and is made to rise (or fall) evenly in 100 basis point increments over the 12-month forecast interval. These simulations incorporate assumptions regarding expected balance sheet growth and mix, pricing and the repricing and maturity characteristics of the existing and projected balance sheet. The following table summarizes the simulated percent change in net interest income over a 12-month period as of September 30, 2004 (dollars in thousands):

Changes in Interest Rates (Basis Points)	Percent Increase (Decrease) in Net Interest Income
300	2.6%

200	1.8

100	0.9

Base	—

-100	(4.0)

The measurements of risk described above are made based primarily upon FirstCapital Bank’s business mix and interest rate exposures at the particular time. An immediate 100 basis point decline in interest rates is a hypothetical rate scenario used to calibrate risk, and does not necessarily represent management’s current view of future market developments. Because of uncertainties in customer behavior, refinance activity, absolute and relative loan and deposit pricing levels, competitor pricing and market behavior, product volumes and mix, and other unexpected changes in economic events impacting movements and volatility in market rates, there can be no assurances that simulation results are reliable indicators of net interest income under such conditions.

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time (GAP) and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

The following table summarizes First Capital’s interest rate sensitivity analysis at September 30, 2004 (dollars in thousands):

	Volumes Subject to Repricing Within
Interest Rate Sensitivity Analysis	0-3 Months	3-12 Months	12-36 Months	3-5 Years	Over 5 Years	Total
Loans (1)	$408,485	$29,130	$43,628	$28,255	$2,845	$512,343
Investment securities	3,328	3,547	5,748	132,764	1,497	146,884
Cash and cash equivalents	9,013	—	—	—	—	9,013

Total interest-earning assets	420,826	32,677	49,376	161,019	4,343	668,240

Interest-bearing checking	90,504	—	—	—	—	90,504
Savings	40,843	—	—	—	—	40,843
Money market	110,971	—	—	—	—	110,971
Time deposits	63,496	61,860	62,266	127,112	48	314,782
FHLB advances and other borrowings	11,673	3,945	4,188	12,335	10,000	42,141
Junior subordinated debentures	28,351	—	—	—	—	28,351

Total interest-bearing liabilities	345,838	65,805	66,454	139,447	10,048	627,592

Rate sensitivity GAP (2)	$74,988	$(33,128)	$(17,078)	$21,572	$(5,706)	$40,648

Cumulative rate sensitivity GAP	$74,988	$41,860	$24,782	$46,354	$40,648

Ratio of cumulative rate sensitivity GAP to total assets	9.7%	5.4%	3.2%	6.0%	5.3%
Ratio of cumulative rate sensitive interest-earning assets to cumulative rate sensitive interest-bearing liabilities	121.7%	110.2%	105.2%	107.5%	106.5%

(1)	Excludes nonaccrual loans of $5,864,000 as of September 30, 2004.
(2)	Rate sensitive interest-earning assets less rate sensitive interest-bearing liabilities.

BUSINESS OF FIRST CAPITAL

General

First Capital is a Texas corporation and unitary thrift holding company subject to the federal Home Owners’ Loan Act (HOLA), as amended. First Capital’s banking subsidiary, FirstCapital Bank, is a Texas savings bank chartered by the Texas Savings and Loan Department, the deposits of which are insured by the Federal Deposit Insurance Corporation (FDIC).

In May 1996, First Capital acquired FirstCapital Bank. Prior to the acquisition, FirstCapital Bank operated under the name South Texas Savings Bank, a federal savings bank headquartered in Victoria, Texas. FirstCapital Bank was originally chartered as a Texas savings and loan association in 1949, but was converted to a federal savings bank in 1990. Thereafter, First Capital formed a Nevada corporation, FCB Holdings, Inc. and transferred the FirstCapital Bank stock to FCB Holdings. In December 1996, FirstCapital Bank converted to a Texas savings bank. Both First Capital and its wholly-owned subsidiary, Holdings, are registered as unitary thrift holding companies and are regulated by the Office of Thrift Supervision. FirstCapital Bank is regulated by the FDIC and the Texas Savings & Loan Department.

Bank Activities

First Capital’s commercial lending operations are comprised of commercial and industrial, real estate and construction and development lending.

First Capital’s retail banking strategy is to be a customer driven bank that provides a wide range of products and maximum convenience to its customers. At the center of its retail strategy is the growth in First Capital’s checking account customers. First Capital has sought to increase its checking account deposit base because it provides low-cost funding that is relatively stable and produces significant opportunities for cross-selling its products and services, including fee-based services.

Locations

First Capital’s headquarters are located in leased premises at 500 N. Water Street, Suite 1010, Corpus Christi, Texas. FirstCapital Bank operates 32 banking offices, including the corporate office at 500 Water Street, Suite 100, Corpus Christi, Texas. FirstCapital Bank also maintains a loan production office in San Antonio, Texas and an operations center in Victoria, Texas. Of the 32 banking offices, the loan production office and the operations center, 11 of the locations are leased. These leases have minimum remaining terms ranging from 14 months to 11 years, not including any optional renewal periods.

Competition

First Capital encounters vigorous competition in its market area from a number of sources, including bank holding companies and commercial banks, credit unions, thrift institutions, insurance companies, non-bank lenders, brokerage companies, other financial institutions and financial intermediaries. Nationwide interstate banking laws, the widespread availability of internet based banking products and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. First Capital also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms, “money market” funds, credit unions and government and financial institutions. Many of the competitors of First Capital have significantly greater financial resources than First Capital.

Legal Proceedings

First Capital is not involved in any material litigation. However, in the ordinary course of its business, FirstCapital Bank may from time to time be a party to various legal proceedings to collect its notes, protect its collateral or to otherwise realize upon and preserve the value of its assets. Management, however, does not believe that an adverse decision in any current litigation matters will have a material adverse effect on the financial condition, results of operations or cash flows of First Capital.

Management

The following table presents certain information about the directors and executive officers of First Capital:

Name	Age	Present Occupation	Position and Office Held with First Capital	Director or Officer of First Capital Since
Titus H. Harris, Jr.	73	Investment Banking, Sanders Morris Harris Group, Inc.	Director	2000

Stephen J. Hipes	58	Banking, First Capital	Director & Executive Vice President	1996

Al Hogan	65	Residential construction and development; Al Hogan Builder, Inc. and Treonco Enterprises, Inc.	Director	1996

D. Michael Hunter	62	Banking, First Capital	Chairman of the Board, President & Chief Executive Officer	1996

Richard S. Jackson	53	Private money manager and the President of VIVARI, LP, a venture capital and real estate investment partnership	Director	1996

S. Reed Morian	58	Chairman, CEO and President of DX Holding Company, Inc. and DX Service Company, Inc.	Director	1999

Carroll R. Ray	52	Attorney with Andrews & Kurth, LLP	Director	1999

Celia Sexton Tate	45	President of Ship Commodities International Incorporated, an international investment company	Director	1996

Martin H. Young, Jr.	52	Trustee, Senior Vice President and Chief Financial Officer of Falcon Seaboard Investment Company, L.P.	Director	2000

Robert E. Garrison, II	62	Investment Banking, Sanders Morris Harris Group, Inc.	Advisory Director	2000

Daniel B. Conroy	47	Banking, First Capital	Senior Vice President and Chief Financial Officer	1996

Keith Hogan	39	Banking, First Capital	Vice President, Chief Investment Officer	1996

Rebecca Showers	53	Banking, First Capital	Vice President	1996

Employees

On October 31, 2004, First Capital and its subsidiaries had 308 full time equivalent employees. The employees of First Capital and its subsidiaries are not represented by a collective bargaining group, and First Capital considers its relations with its employees to be excellent. FirstCapital Bank employees are provided normal benefits such as medical, paid vacations, sick leave and legal holidays.

Transactions with Management

In the ordinary course of business, FirstCapital Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of loans to the aforementioned persons and their affiliates at September 30, 2004, totaled approximately $8.4 million.

Regulation and Supervision

The following discussion of certain laws and regulations that are applicable to First Capital and FirstCapital Bank, summarizes the aspects of such laws and regulations which are deemed to be material to First Capital, and FirstCapital Bank. However, the summary does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

First Capital

Holding Company Acquisitions. First Capital is a savings and loan holding company within the meaning of the Home Owners’ Loan Act, as amended (HOLA), and has registered with the Office of Thrift Supervision (OTS). First Capital also qualifies as a unitary thrift holding company. Federal law generally prohibits a company, without prior OTS approval, from acquiring the ownership or control of any savings bank electing to be subject to its provisions. Under HOLA, First Capital is subject to periodic examination by the OTS and is required to file periodic reports of its operations and such additional information as the OTS may require. Because FirstCapital Bank is chartered under Texas law, First Capital is also subject to registration with, and regulation by, the Texas Savings and Loan Commissioner (Commissioner) under the Texas Savings Bank Act.

Activities and Other Limitations. A savings and loan holding company is a legal entity separate and distinct from its subsidiary bank. Normally, the major source of a holding company’s revenue is dividends a holding company receives from its subsidiary bank. The right of a savings and loan holding company to participate as a shareholder in any distribution of assets of its subsidiary bank upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary bank. The subsidiary bank is subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities.

HOLA also prohibits a savings and loan holding company, with certain exceptions (i.e., unitary thrift holding companies), from acquiring more than 5% of the voting shares of any company that is not a savings association and from engaging in any business other than those permissible for a financial holding company under the Bank Holding Company Act of 1956, as amended (the BHCA). Financial holding companies may engage in a broad range of financially related activities, including insurance and securities activities, and activities that are financial in nature or incidental to such financial activities. The BHCA lists certain activities that are considered financial in nature and permits the Federal Reserve Board to expand that list to include other activities that are complementary to the activities on the preapproved list. The preapproved activities include (1) securities underwriting, dealing and market making, (2) insurance underwriting, (3) merchant banking, and (4) insurance company portfolio investments.

In addition to activities permitted for financial holding companies, a savings and loan holding company, is also permitted to (1) furnish or perform management services for its subsidiary savings institution, (2) conduct an insurance agency and escrow business, (3) hold, manage or liquidate assets owned or acquired from its subsidiary savings institution, (4) hold or manage properties used or occupied by its subsidiary savings institution, (5) act as a trustee under a deed of trust and (6) engage in any activity permissible for a multiple savings and loan holding company as of March 5, 1987 (including various real estate management and development activities). In addition, a savings and loan holding company may engage in activities that the Federal Reserve Board permits for bank holding companies. These activities include operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services.

First Capital is also a unitary thrift holding company. As such, it may engage in any legitimate business activity; however, upon acquisition by a commercial entity, the exemption for unitary thrift holding companies from regulatory restrictions ceases. There are generally no restrictions on the activities of a unitary thrift holding company; however, if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the OTS may impose such restrictions as deemed necessary to address such risk.

FirstCapital Bank

General. FirstCapital Bank is a Texas-chartered savings bank, the deposit accounts of which are insured by the FDIC. As an FDIC insured, Texas-chartered savings bank, FirstCapital Bank is subject to the examination, supervision, reporting and enforcement requirements of the Texas Savings and Loan Department (the Department), as the chartering authority for Texas savings banks, and the FDIC, and to the statutes and regulations administered by the Department and the FDIC governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. FirstCapital Bank is required to file reports with the Department and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

The Department and the FDIC have extensive enforcement authority over Texas-chartered savings banks, such as FirstCapital Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound practices.

The Department has established a schedule for the assessment of “supervisory fees” upon all Texas savings banks to fund the operations of the Department. These supervisory fees are computed on the basis of each savings bank’s total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Texas savings banks with the Department. The Department also assesses fees for examinations conducted by the Department’s staff, based upon the number of hours spent by the staff performing the examination.

Insurance of Accounts. The deposits of FirstCapital Bank are insured to the maximum extent permitted by law. The FDIC is authorized to conduct examinations of, and to require reporting by, insured depository institutions. It also may prohibit any insured depository institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against FirstCapital Bank.

Insured depository institutions are assigned to one of three capital groups which are based solely on the level of an institution’s capital—“well-capitalized,” “adequately capitalized,” and “undercapitalized.” These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those banks which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from zero for well-capitalized, healthy institutions to .27% for undercapitalized institutions with substantial supervisory concerns.

The FDIC may terminate the deposit insurance of any insured depository institution, including FirstCapital Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is not aware of any existing circumstances that would result in termination of FirstCapital Bank’s deposit insurance.

Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks, like FirstCapital Bank, that are not members of the Federal Reserve System. The FDIC’s capital regulations establish a minimum 3.0% Tier 1 leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier 1 leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC’s regulation, highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common shareholders’ equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill, and certain purchased mortgage servicing rights and purchased credit and relationships.

The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital that is defined as Tier 1 capital and supplementary (Tier 2 capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

The components of Tier 1 capital are equivalent to those discussed above under the 3% leverage standard. The components of supplementary (Tier 2) capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At September 30, 2004, FirstCapital Bank met each of its capital requirements.

A bank which has less than the minimum leverage capital requirement must, within 60 days of the date as of which it fails to comply with such requirement, submit to its FDIC regional director for review and approval a reasonable plan describing the means and timing by which the bank shall achieve its minimum leverage capital requirement. A bank which fails to file such plan with the FDIC is deemed to be operating in an unsafe and unsound manner and could subject the bank to a cease-and-desist order from the FDIC. The FDIC’s regulation also provides that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (FDIA) and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding thereunder solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the FDIC to increase its Tier 1 leverage capital ratio to such level as the FDIC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The FDIC capital regulation also provides, among other things, for the issuance by the FDIC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital to restore its capital to the minimum leverage capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

At September 30, 2004, FirstCapital Bank exceeded all of its regulatory capital requirements, with Tier 1, total risk-based and leverage capital ratios of 10.44%, 11.32% and 8.18%, respectively.

Under the Texas Savings Bank Act, FirstCapital Bank must maintain minimum capital as prescribed by the Commissioner in an amount not less than the regulatory capital required for national banks. A national bank must maintain Tier 1 capital in an amount equal to at least 3.0% of adjusted total assets, and at least 8.0% of risk-based capital. The Department may establish higher minimums based upon FirstCapital Bank’s history, management or earnings prospects.

Restrictions on Transactions With Affiliates. Transactions between a savings bank, such as FirstCapital Bank, and its “affiliates” are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act, FDIC regulations and Regulation W as promulgated by the Board of Governors of the Federal Reserve System as if FirstCapital Bank were a member of the Federal Reserve System. First Capital is an affiliate of FirstCapital Bank as defined in the Federal Reserve Act and FDIC Regulations.

Section 23A applies to certain “covered transactions” between an affiliate and a savings bank. In general, the extent to which a savings bank or its subsidiaries may engage in such “covered transactions” with affiliates is limited to an amount equal to 10% of the institution’s capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. A “covered transaction” is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. Section 23B applies to “covered transactions” as well as to the sale of securities or assets to an affiliate, the payment of money or the furnishing of services to an affiliate and transactions in which an affiliate acts as an agent or broker or receives a fee for its services to the savings association. These transactions may be engaged in only on terms and under circumstances that are substantially the same, or at least as favorable to the savings bank or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies.

In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal shareholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% shareholder of a bank, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the bank’s loans to one borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a bank to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

Liquidity. FirstCapital Bank must maintain investments in liquid assets equal to at least 10% of its average daily deposits for the most recently completed calendar quarter. Liquid assets for these purposes include cash, balances in a Federal Reserve Bank or Federal Home Loan Bank, and readily marketable investments, including unencumbered federal government sponsored enterprises securities.

Dividends. Under the Texas Savings Bank Act, dividends may be declared when out of current and retained income.

Prompt Corrective Action. Under the “Prompt Corrective Action” provisions of the Federal Deposit Insurance Act (FDIA), the federal banking agencies have established five capital categories (“well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized”). The prompt corrective action provisions of the FDIA, and the regulations promulgated thereunder, require certain mandatory actions and authorize other discretionary actions to be taken by the appropriate federal banking agency with respect to institutions in the three undercapitalized categories, with the nature and extent of such action dependent primarily on the category in which the institution is placed.

The severity of the actions authorized or required to be taken by the FDIC increases as an institution’s capital position deteriorates. Under the prompt corrective action provisions, the FDIC is required to monitor closely and to restrict asset growth, acquisitions, branching and new lines of business of an undercapitalized bank. The FDIA also prohibits dividends and other capital distributions if, following such distribution, a bank would be undercapitalized and requires an undercapitalized bank to submit to the FDIC a capital restoration plan.

At September 30, 2004, FirstCapital Bank was “well-capitalized” for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

Safety and Soundness Guidelines. The FDIC and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The FDIC and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. FirstCapital Bank believes that it is in compliance with these guidelines and standards.

Community Reinvestment Act and the Fair Lending Laws. FirstCapital Bank has a responsibility under the Community Reinvestment Act of 1977 and related regulations of the FDIC to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the “Fair Lending Laws”) prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with the Fair Lending Laws could result in enforcement actions by the FDIC, as well as the Department of Justice.

Qualified Thrift Lender Test. As a Texas-chartered savings bank, FirstCapital Bank is required to comply with the qualified thrift lender or QTL test pursuant to Section 92.204 of the Texas Finance Code. Additionally, for First Capital to register as a savings and loan holding company, FirstCapital Bank is required to meet the QTL test under OTS regulations. FirstCapital Bank can comply with the QTL test either by qualifying as a domestic building and loan association as defined in the Internal Revenue Code of 1986, as amended (the Code), or by meeting the second prong of the QTL test set forth in HOLA, as described below.

Under the “domestic building and loan” test, FirstCapital Bank must meet a supervisory test, a business operations test, and an asset composition test which requires that 60% of total assets must consist of cash, United States obligations, share loans, and loans secured by residential real estate. FirstCapital Bank meets the definition of a “domestic building and loan association” under this test.

Currently, the prong of the QTL test that is not based on the Internal Revenue Code requires that 65% of FirstCapital Bank’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement include:

•	loans made to purchase, refinance, construct, improve or repair domestic residential housing;

•	home equity loans;

•	most mortgage-backed securities;

•	stock issued by the Federal Home Loan Bank of Dallas; and

•	direct or indirect obligations of the FDIC.

In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of FirstCapital Bank’s portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (1) goodwill and other intangible assets, (2) property used by the savings institution to conduct its business, and (3) liquid assets up to 20% of the institution’s total assets. At September 30, 2004, the qualified thrift investments of FirstCapital Bank were approximately 89% of its portfolio assets.

Federal Home Loan Bank System. FirstCapital Bank is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank.

As a member, FirstCapital Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas in an amount equal to the sum of (i) 0.15% of total assets as measured at the prior calendar year end, and (ii) an activity based investment requirement currently set at 4.25% of the balance of outstanding advances to FirstCapital Bank from the Federal Home Loan Bank of Dallas.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future.

Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW, money market and checking accounts) and non-personal time deposits. No reserve is required to be maintained on the first $7 million of transaction accounts, reserves of 3% were required to be maintained for amounts up to $47.6 million of net transaction accounts, and a reserve of $1,218,000 plus 10% against net transaction accounts above this amount. The above dollar amounts and percentages are subject to periodic adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution’s earning assets and constrain its ability to lend.

Other Matters. Additional legislative and administrative actions affecting the banking industry may be considered by the United States Congress, the state legislatures, and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislative or administrative action will be enacted or to the extent to which the banking industry in general or First Capital and FirstCapital Bank in particular would be affected.

BENEFICIAL OWNERSHIP OF FIRST CAPITAL STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FIRST CAPITAL

The following table sets forth as of November 30, 2004, the beneficial ownership of the First Capital common stock by all (1) directors, (2) executive officers, (3) holders of more than 5% of First Capital common stock and (4) directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of First Capital believes that each person has sole voting power and sole dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as the address of First Capital.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Principal Shareholders Not Listed Below
Falcon Seaboard Investment Company, L.P. (2)	475,033		14.88%
Toby Shor	176,640		5.53

Directors and Executive Officers
Daniel B. Conroy	41,383	(3)	1.30
Robert E. Garrison, II	12,000		*
Titus H. Harris, Jr.	28,965	(4)	*
Stephen J. Hipes	95,662	(5)	3.00
Al Hogan	75,808	(6)	2.37
Keith Hogan	33,447	(7)	1.05
D. Michael Hunter	263,559	(8)	8.26
Richard S. Jackson	29,999	(9)	*
S. Reed Morian	225,045		7.05
Carroll R. Ray	118,923	(10)	3.73
Rebecca Showers	13,125	(11)	*
Celia Sexton Tate	34,511	(12)	1.08
Martin H. Young, Jr.	475,033	(13)	14.88
Directors and executive officers as a group (13 persons)	1,447,460		45.34%

*	Indicates ownership which does not exceed 1.0%
(1)	The percentage beneficially owned was calculated based on 3,002,729 shares of First Capital common stock outstanding as of November 30, 2004, 2004 and assumes the exercise by shareholder or group of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.
(2)	The address for Falcon Seaboard Investment Company, L.P. is 109 N. Post Oak Lane, Suite 540, Houston, Texas 77024.
(3)	Includes 36,578 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(4)	Includes 12,500 shares registered in the name of Sue M. Harris, the spouse of Mr. Harris.
(5)	Includes 1,786 shares held of record by an IRA account, 1,892 shares registered in the name of Hipes Investments, over which Mr. Hipes exercises voting control, and 29,551 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(6)	Includes 49,400 shares held of record by an IRA account.
(7)	Includes 1,500 shares held of record by an IRA account and 24,453 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(8)	Includes 21,667 shares registered in the name of Aransas Partners, over which Mr. Hunter exercises voting control and 87,078 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(9)	Includes 23,999 shares registered in the name of Vivari, Inc., over which Mr. Jackson exercises voting control.
(10)	Includes 11,294 shares registered in the name of The H.R. Cullen Estate Trust and 11,294 shares registered in the name of The L.C. Cullen Estate Trust, each for the benefit of Ms. Ray.
(11)	Includes 12,125 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(12)	Includes 3,730 shares registered in the name of LUX Investments Limited, 11,030 shares registered in the name of Newington Investments, Limited and 19,751 shares registered in the name of Ship Commodities International, Inc. and its affiliates, over which shares Ms. Tate exercises voting control.
(13)	Includes 475,033 shares held of record by Falcon Seaboard Investment Company, L.P., of which partnership Mr. Young is a principal.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth, as of November 30, 2004, certain information regarding the beneficial ownership of the Prosperity common stock by (1) each director and executive officer of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting power and sole dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Principal Shareholder Not Listed Below
Wachovia Corporation	1,233,592	(2)	5.51%

Directors and Executive Officers
James A. Bouligny	316,012		1.41
Charles A. Davis, Jr.	71,920		*
William H. Fagan, M.D.	896,239	(3)	4.01
Peter Fisher	79,645	(4)	*
David Hollaway	68,938	(5)	*
Ned S. Holmes	1,270,749	(6)	5.68
Charles J. Howard, M.D.	436,993	(7)	1.95
Perry Mueller, Jr., D.D.S.	336,363	(8)	1.50
A. Virgil Pace, Jr.	97,780		*
James D. Rollins III	82,228	(9)	*
Tracy T. Rudolph	116,660		*
Harrison Stafford II	296,450	(10)	1.33
Robert Steelhammer	252,820	(11)	1.13
H. E. Timanus, Jr.	445,720	(12)	1.99
David Zalman	659,884	(13)	2.95
Directors and executive officers as a group (14 persons)	5,428,401		24.24%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 22,379,953 shares of common stock issued and outstanding as of November 30, 2004. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2004 by Wachovia Corporation and includes shares held by each of J. L. Kaplan Associates, LLC and Wachovia Bank, N.A. J. L. Kaplan Associates, LLC is an investment advisor for mutual funds and other clients and is reporting securities owned by such mutual funds and other clients. Wachovia Bank, N.A. holds the securities in a fiduciary capacity for the clients.
(3)	Includes 80,041 held of record by Dr. Fagan’s spouse.
(4)	Includes 4,097 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 16,866 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(5)	Includes 938 shares held of record by the Company’s 401(k) Plan as custodian for the wife of Mr. Hollaway.
(6)

Consists of 534,470 shares held directly, 370,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 64,480 shares held of record by Mr. Holmes as custodian for Erin E. Holmes, 57,970 shares held of record by Mr. Holmes as custodian for Allison S. Holmes, 180,699 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 3,100 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.

(7)	Includes 40,157 shares held of record by Dr. Howard’s spouse.
(8)	Includes 272,898 shares held of record by an IRA account, 54,996 shares held of record in a special trust, of which Dr. Mueller is the trustee and 2,999 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 2,999 shares held of record by his spouse.
(9)	Includes 20,718 shares held of record by the Company’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account and 1,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner and 3,200 shares held of record by Mr. Stafford’s wife.
(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer.
(12)	Includes 433,520 shares held of record by Dooley Investments, Ltd. of which Mr. Timanus and his wife are the general partners.
(13)	Includes 13,616 shares held of record by Mr. Zalman as custodian for his minor children.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Market Prices. The Prosperity common stock is listed on The Nasdaq National Market System under the symbol “PRSP.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in Nasdaq’s national market listings.

The following table sets forth the high and low closing prices for Prosperity common stock for the periods indicated as reported by Nasdaq (adjusted to give effect to the two-for-one stock split effective May 31, 2002):

		Prosperity
		High	Low
2002	First Quarter	$16.275	$13.475
	Second Quarter	18.590	15.550
	Third Quarter	19.950	15.000
	Fourth Quarter	19.950	15.280

2003	First Quarter	$19.350	$16.300
	Second Quarter	19.900	16.160
	Third Quarter	22.990	18.650
	Fourth Quarter	24.350	20.750

2004	First Quarter	$25.150	$22.300
	Second Quarter	24.600	21.890
	Third Quarter	27.750	23.230
	Fourth Quarter (through December 14, 2004)	29.310	26.120

The shares of common stock of First Capital are not publicly traded and management is not aware of any recent trades in the common stock of First Capital. There is no active market for First Capital common stock and management does not expect one to develop.

As of December 15, 2004, First Capital had approximately 268 shareholders of record and as of December 29, 2004, Prosperity had approximately 706 shareholders of record. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Dividend Data. Holders of Prosperity common stock are entitled to receive dividends when, as and if declared by the board of directors of Prosperity out of funds legally available for that purpose. Prosperity currently pays a quarterly cash dividend of $0.0825 per share. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

The quarterly cash dividends per share during Prosperity’s last two fiscal years (adjusted to give effect to the two-for-one stock split effective May 31, 2002) are set forth in the table below. Prosperity paid a dividend of $0.075 per share for the first three quarters of 2004 and intends to pay a dividend of $0.0825 for the fourth quarter of 2004. First Capital has never paid any cash dividends to its shareholders and the merger agreement prohibits First Capital from paying any dividends.

		Prosperity
2002	First Quarter	$0.0550
	Second Quarter	0.0550
	Third Quarter	0.0550
	Fourth Quarter	0.0550

2003	First Quarter	$0.0625
	Second Quarter	0.0625
	Third Quarter	0.0625
	Fourth Quarter	0.0625

2004	First Quarter	$0.0750
	Second Quarter	0.0750
	Third Quarter	0.0750

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (1) 50,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 22,379,953 shares of which are outstanding as of November 30, 2004; and (2) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•	restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

BUSINESS OF PROSPERITY

Prosperity is a financial holding company headquartered in Houston, Texas. Prosperity conducts business through its subsidiary Prosperity Bank. Prosperity operates a total of 58 full-service banking centers, including 29 in the greater Houston metropolitan area, 11 in the Dallas area, seven in the Austin area and 11 in eight contiguous counties extending to the south and southwest of Houston.

Prosperity operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience while maintaining its conservative approach to lending and strong asset quality. Prosperity offers its customers, primarily consumers and small and medium-sized businesses, a variety of traditional loan and deposit products, which it tailors to the specific needs of customers in a given market.

Prosperity began operations in 1983 as a vehicle to acquire the former Allied Bank in Edna, which was chartered in 1949, and has grown through a combination of internal growth, the acquisition of community banks and branches and the opening of new banking centers. At September 30, 2004, on a consolidated basis, Prosperity had total assets of $2.7 billion, total deposits of $2.3 billion and shareholders’ equity of $269.3 million.

Incorporation of Certain Documents by Reference

Certain documents filed by and relating to Prosperity are incorporated herein by reference. See “Where You Can Find More Information” on page 125 for a list of these documents.

Interests of Certain Persons

No director or executive officer of Prosperity has any material direct or indirect financial interest in First Capital or the merger, except as a director, executive officer or shareholder of Prosperity or its subsidiaries.

PROPOSAL II—FOR PROSPERITY SHAREHOLDERS ONLY

APPROVAL OF THE PROSPERITY BANCSHARES, INC. 2004 STOCK INCENTIVE PLAN

On December 23, 2004, the Prosperity board of directors approved the Prosperity Bancshares, Inc. 2004 Stock Incentive Plan, subject to shareholder approval at the special meeting.

The following summary of the material features of the 2004 Plan is qualified in its entirety by reference to the full text of the 2004 Plan, which is attached to this joint proxy statement/prospectus as Appendix E.

Purpose of the Plan

Prosperity believes that it has been able to attract highly qualified personnel in part through the use of stock incentives, and that it is desirable to have the continued flexibility to attract additional personnel, if needed, and to retain and reward exceptional performance by employees through additional stock incentives. As of November 30, 2004, options to purchase 88,000 shares of common stock were outstanding and options for only 20,000 shares of common stock remained available for grant under the Prosperity 1995 Stock Option Plan and options to purchase 812,000 shares of common stock were outstanding and options for only 89,000 shares of common stock remained available for grant under the Prosperity 1998 Stock Incentive Plan. Accordingly, the board of directors approved the 2004 Plan as a continuing source of employee incentives. The board believes that a share reserve of 1,250,000 shares will enable Prosperity to continue to provide the necessary incentives to its employees and directors.

Administration

Prosperity’s compensation committee, comprised solely of independent directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, will administer the 2004 Plan. The compensation committee will have the authority to determine and designate which employees or directors are eligible to receive grants of options or other awards and to determine the vesting, restrictions and other terms of the agreements representing such options or awards, as the case may be. The compensation committee is also authorized to interpret the 2004 Plan and the respective award agreements executed under the 2004 Plan and to make all other determinations with respect to the 2004 Plan.

Eligibility

Awards under the 2004 Plan may be granted to employees of Prosperity and its affiliates, directors of Prosperity or other individuals whose contributions to the welfare of Prosperity are of importance.

Types of Awards

The 2004 Plan provides for the granting of incentive stock options, nonqualified stock options, shares of restricted stock, awards payable in cash or common stock, stock appreciation rights, performance awards and phantom stock awards. A summary of each type of award is as follows:

Stock Options. A stock option confers upon the awardee the right to purchase a certain number of shares of common stock at an established exercise price. Prosperity’s compensation committee may authorize the grant of options that are either incentive stock options (ISOs) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (Code), or options that do not constitute incentive stock options (nonqualified stock options).

The exercise price of each ISO and nonqualified stock option granted under the 2004 Plan will be determined by Prosperity’s compensation committee, except that the exercise price may not be less than the fair market value of a share of common stock on the date the option is granted. Each option is exercisable for a period not to exceed ten years. For each option, Prosperity’s compensation committee will establish (1) the term of the option, (2) the time or period of time in which the option will vest, (3) the form of payment upon exercise of the option and (4) the treatment of the option upon the awardee’s termination of employment. No individual may be granted in any calendar year stock options to purchase more than 250,000 shares of common stock.

To the extent that the aggregate fair market value (determined in the manner prescribed by the 2004 Plan) of the common stock with respect to which ISOs become exercisable for the first time by any awardee during any calendar year under all plans of Prosperity exceeds $100,000, the ISOs shall be treated as nonqualified stock options. Any ISO granted to a holder of 10% or more of Prosperity’s common stock must (1) have an exercise price of at least 110% of the fair market value of the common stock subject to the option on the date of grant and (2) must not be exercisable after five years from the date of the grant.

Restricted Stock Awards. A grant of shares of restricted stock represents shares of common stock which are subject to restrictions on disposition and the obligation of the awardee to forfeit and surrender the shares under certain circumstances (forfeiture restrictions). Prosperity’s compensation committee has sole discretion to determine the forfeiture restrictions and may provide that such forfeiture restrictions shall lapse upon (1) the attainment of targets established by the compensation committee that are based on (a) the price of a share of common stock, (b) Prosperity’s earnings per share, (c) Prosperity’s revenue, (d) the revenue of a business unit of Prosperity designated by the compensation committee, (e) the return on shareholders’ equity achieved by Prosperity or (f) Prosperity’s pre-tax cash flow from operations, (2) the awardee’s continued employment with Prosperity for a specified period of time or (3) a combination of any two or more of the factors listed in clauses (1) and (2). Each award of restricted stock may have different forfeiture restrictions. Except to the extent restricted under the terms of the 2004 Plan and any agreement relating to the award of restricted stock, an awardee granted restricted stock shall have all of the rights of a shareholder including, without limitation, the right to vote restricted stock and the right to receive dividends thereon. No individual may be awarded more than 250,000 shares of restricted stock in any calendar year.

With respect to awards of restricted stock that are based on the attainment of performance targets, at or before the start of each performance period, Prosperity’s compensation committee shall establish written performance objectives based on one or more of the criteria set forth above for each awardee. At the end of the performance period, the compensation committee shall determine the extent to which the performance objectives have been attained.

At the time of the award of restricted stock, Prosperity’s compensation committee may prescribe additional terms, conditions or restrictions including, but not limited to, rules related to the termination of employment of the awardee prior to the lapse of the forfeiture restrictions. The compensation committee may determine the amount and form of any payment for the shares of common stock received pursuant to an award of restricted stock, however, if no such determination is made, an awardee must pay only to the extent required by law.

Stock Appreciation Rights. A stock appreciation right (SAR) shall confer on the awardee a right to receive, upon exercise, the excess of (1) the fair market value of one share of common stock on the date of exercise over (2) the exercise price of such SAR as determined by Prosperity’s compensation committee as of the date of grant of the SAR, which shall not be less than the fair market value of one share of common stock on the date of grant. SARs may be granted independently or in connection with the grant of an option. The exercise of SARs granted in connection with the grant of an option will result in the surrender of the right to purchase the shares under such option. The compensation committee shall determine the time or times at which a SAR may be exercised in whole or in part, the method of exercise, whether or not a SAR shall be in tandem with any other award, rules pertaining to termination of employment and any other terms and conditions of any SAR. The settlement of SARs may be payable in either cash, common stock or a combination thereof, unless the SARs are subject to Section 16 of the Exchange Act, whereby the compensation committee shall either determine the form of payment or approve an election by an awardee to receive cash in full or partial settlement. No individual may be granted in any calendar year more than 250,000 SARs.

Performance Awards. A performance award shall entitle the awardee to receive payment of an amount based on the achievement of certain performance measures established by Prosperity’s compensation committee. Such performance measures shall include net income (before or after taxes), earnings per share including EPS growth (basic or diluted), operating earnings per share including EPS growth (basic or diluted), net income growth (before or after taxes), asset growth, loan growth, deposit growth, credit quality ratios, return on average assets, return on average equity, return on average tangible equity, dividend payout, share price (including growth measures and total shareholder return), expense targets, operating efficiency or efficiency ratios, customer satisfaction and market share. The compensation committee will determine the period of time over which such performance shall be measured, the maximum value of each performance award and the method and amount of payment of a performance award. The amount of payment may not exceed the maximum value of the performance award and the method of payment may be either cash, common stock or a combination thereof which is made in a lump sum payment or installments. Except as otherwise provided by the performance award agreement or the compensation committee, a performance award shall terminate upon termination of an awardee’s employment or service on the board or otherwise during the performance period. No individual may be granted performance awards in any calendar year where the value of such awards exceeds $2,500,000.

Prosperity’s compensation committee shall determine which of the eligible employees will be granted a performance award under the 2004 Plan for any performance period. At or before the start of each performance period, the compensation committee establishes written performance objectives based on one or more of the criteria set forth above for each awardee. At the same time, the compensation committee shall also establish a bonus opportunity for each awardee, which is the amount of the bonus the awardee will earn if the performance objectives are fully satisfied. The compensation committee may specify a minimum acceptable level of achievement of each performance objective below which no bonus is payable with respect to that objective, and additional levels above the minimum (which may also be above the targeted performance objective), with a formula to determine the percentage of the bonus opportunity to be earned at each level of achievement above the minimum. Performance at a level above the targeted performance objective may entitle the employee to earn a bonus in excess of 100% of the bonus opportunity. At the end of the performance period, the compensation committee determines the extent to which the performance objectives have been attained and the extent to which the bonus opportunity has been earned under the formula previously established by the compensation committee.

Phantom Stock Awards. A phantom stock award is the right to receive shares of common stock (or cash in an amount equal to the fair market value thereof) or an amount equal to any appreciation in the fair market value of the common stock (or a portion thereof) over a specified period of time. A phantom stock award shall vest over a period of time or upon the occurrence of an event as determined by Prosperity’s compensation committee. The compensation committee shall determine the maximum value, the vesting period, the amount and method of payment of each phantom stock award and the payment of cash dividend equivalents, if any. The amount of payment may not exceed the maximum value of the phantom stock award and such payment may be made either in cash, common stock or a combination thereof and in a lump sum payment or installments. Except as otherwise provided by the compensation committee or by the phantom stock award agreement, a phantom stock award shall terminate upon termination of an awardee’s employment with Prosperity during the vesting period.

Amendment and Termination

Prosperity’s board of directors may amend or terminate the 2004 Plan at any time, except that without shareholder approval, it may not make any amendment which would (1) increase the maximum number of shares of Prosperity common stock which may be issued pursuant to the provisions of the 2004 Plan (other than adjustments for reason of a stock dividend or distribution, stock split or similar events), (2) change the exercise price of an option, (3) materially modify the eligibility requirements for participation in the 2004 Plan, (4) change the class of employees, directors or consultants eligible to receive awards or materially increase the benefits accruing to such participants under the 2004 Plan, (5) extend the term of the 2004 Plan, (6) decrease the authority of the compensation committee in contravention of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (Rule 16b-3), or (7) require shareholder approval under Rule 16b-3, the exchange on which common stock is listed, or Sections 162(m) or 422 of the Internal Revenue Code of 1986, as amended (Code) or any successor provisions. Except with respect to awards then outstanding, if not sooner terminated, the 2004 Plan will terminate and no further awards shall be granted after the expiration of ten years from the date of its adoption.

Recapitalization or Change in Control

The 2004 Plan includes customary provisions providing for proportionate adjustments in the number of shares subject to outstanding awards and the exercise prices in the event of stock splits, stock dividends, combination of shares or other relevant events or changes in capitalization.

In the event of a change in control of Prosperity (as defined in the 2004 Plan), all options and restricted stock awards will immediately become vested and exercisable or satisfiable, as applicable. The compensation committee, in its discretion, may make certain determinations with regard to the specific terms of each outstanding restricted stock award and option upon the occurrence of a change in control. If a change in control occurs, the compensation committee may determine that a restricted stock award, SAR, performance award or phantom stock award will terminate within a specified number of days, and the holders of such awards will receive an amount of cash per share subject to such award equal to the excess, if any, of the per share price offered to shareholders in such change in control or the fair market value per share of the shares into which the awards are exercisable, as determined by the compensation committee (change in control value) over the exercise price. With respect to options, in the event of a change in control the compensation committee may direct that one of the following occurs: (1) determine a date after which all unexercised options shall terminate, (2) cancel the options of selected awardees in exchange for an amount of cash per share equal to the excess, if any, of the change of control value of the shares subject to the options over the exercise price for such shares, (3) adjust the outstanding options as the compensation committee deems necessary or (4) convert all outstanding options into options to acquire shares of the successor entity with the same terms as the options immediately prior to the merger or consolidation.

Tax Effects of Participation in the 2004 Plan

Status of Options. The federal income tax consequences both to the awardee and Prosperity of options granted under the 2004 Plan differ depending on whether an option is an ISO or a nonqualified stock option.

Nonqualified Stock Options. No federal income tax is imposed on the awardee upon the grant of a nonqualified stock option. Generally, upon the exercise of a nonqualified stock option, the awardee will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for such shares. Upon a subsequent disposition of the shares received upon exercise of a nonqualified stock option, any difference between the amount realized on the disposition and the basis of the shares (exercise price plus any ordinary income recognized upon exercise of the option) would be treated as long-term or short-term capital gain or loss, depending on the holding period of the shares. Upon an awardee’s exercise of a nonqualified stock option, Prosperity may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the awardee.

Incentive Stock Options. No federal income tax is imposed on the awardee upon the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be included in the calculation of the awardee’s alternative minimum tax liability, if any. If the awardee does not dispose of shares acquired pursuant to the exercise of an ISO within two years from the date the option was granted or within one year after the shares were transferred to him, the difference between the amount realized upon a subsequent disposition of the shares and the exercise price of the shares would be treated as long-term capital gain or loss. In such event, Prosperity would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares so acquired. If an awardee disposes of shares acquired pursuant to his exercise of an ISO prior to the end of the two-year or one-year holding periods noted

above, the disposition would be treated as a disqualifying disposition and the awardee would be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or the amount realized on such sale, if less) over the exercise price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long-term or short-term capital gain, depending on the holding period of the shares. In such event, Prosperity may claim a deduction for compensation paid at the same time and in the same amount as compensation income recognized by the awardee.

Restricted Stock. No federal income tax is imposed on an awardee at the time shares of restricted stock are granted, nor will Prosperity be entitled to a tax deduction at that time. Instead, when either the transfer restriction or the forfeiture risk lapses, such as on the vesting date, the awardee will recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock over the amount, if any, paid for such shares. Notwithstanding the foregoing, unless restricted by the agreement relating to such grant, an awardee receiving restricted stock can elect to include the fair market value of the restricted stock, over the amount (if any) paid for such stock, in income at the time of grant by making an appropriate election under Section 83(b) of the Code within 30 days after the restricted stock is issued to the awardee. Subsequent appreciation in the fair market value of the stock will be taxed as capital gains when the awardee disposes of the stock. However, if an awardee files such an election and the restricted stock is subsequently forfeited, the awardee is not allowed a tax deduction for the amount previously reported as ordinary income due to the election. At the time the awardee recognizes ordinary income with respect to shares issued pursuant to a restricted stock award, Prosperity will be entitled to a corresponding deduction.

Stock Appreciation Rights. No federal income tax is imposed on the awardee upon the grant of an SAR. When the awardee exercises the SAR or otherwise receives the payout, the awardee recognizes ordinary income for federal income tax purposes in an amount equal the cash and/or the fair market value of common stock payable upon such exercise. Prosperity may claim a deduction for compensation paid at the same time and in the same amount as compensation income recognized by the awardee.

Performance Awards and Phantom Stock Awards. Generally, a holder of a performance award or phantom stock award will not recognize income when the award is granted, unless the performance award or phantom stock award vests immediately and has no substantial restrictions or limitations. If the performance award or phantom stock award vests only upon the satisfaction of certain performance criteria, a holder will recognize ordinary income only when the such awards vest and any restrictions regarding forfeiture are removed. Prosperity will generally be allowed to deduct from its taxes the amount of ordinary income an awardee must recognize.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any calendar year. Compensation that qualifies as “performance based compensation” (as defined for purposes of Section 162(m)) is excluded from the $1 million limitation, and therefore remains fully deductible by the company that pays it. Assuming the 2004 Plan is approved by the shareholders of Prosperity, Prosperity believes that options and SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying common stock at the date of grant, and other awards, the settlement or vesting of which is conditioned upon achievement of performance goals (based on criteria described above), will qualify as “performance based compensation,” although other awards under the 2004 Plan may not so qualify. Prosperity’s board believes that in light of Section 162(m), it is desirable to submit the 2004 Plan for shareholder approval.

Specific Benefits Under the 2004 Plan

Because options under the 2004 Plan will be granted at the discretion of the compensation committee, it is not possible for Prosperity to determine and disclose the amount of future options that may be granted to directors and executive officers, if the 2004 Plan is approved. Prosperity has not approved any awards under the 2004 Plan that are conditioned upon shareholder approval of the 2004 Plan and is not currently considering any specific award grants under the 2004 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

Prosperity currently has stock options outstanding under the Prosperity 1995 Stock Option Plan and the Prosperity 1998 Stock Incentive Plan, both of which were approved by Prosperity’s shareholders. The following table provides information as of December 31, 2003 regarding Prosperity’s equity compensation plans under which Prosperity’s equity securities are authorized for issuance:

EQUITY COMPENSATION PLAN INFORMATION

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	599,692	(2)	$11.69	553,500	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	599,692		$11.69	553,500

(1)	Includes (a) 17,065 shares which may be issued upon exercise of options outstanding assumed by Prosperity in connection with the acquisition of Paradigm Bancorporation, Inc. at a weighted average exercise price of $10.77 and (b) 31,127 shares which may be issued upon exercise of options outstanding assumed by Prosperity in connection with the acquisition of MainBancorp, Inc. at a weighted average exercise price of $16.26.
(2)	The information in this table is as of December 31, 2003 and does not include information regarding the Prosperity Bancshares, Inc. 2004 Stock Incentive Plan to be voted on at the special meeting.

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Prosperity common stock present, in person or by proxy, and entitled to vote on this item at the special meeting is required to approve the 2004 Plan.

The board of directors of Prosperity unanimously recommends that Prosperity shareholders vote FOR approval of the Prosperity Bancshares, Inc. 2004 Stock Incentive Plan.

EXPERTS

The consolidated financial statements of Prosperity as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this joint proxy statement/prospectus by reference from the Prosperity Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of First Capital as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters with respect to the merger will be passed upon for First Capital by Locke Liddell & Sapp LLP, Houston, Texas.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, the boards of directors of Prosperity and First Capital know of no matters that will be presented for consideration at the special meetings of their respective shareholders other than as described in this joint proxy statement/prospectus. However, if any other matters are properly brought before the Prosperity and First Capital special meetings or any adjournment or postponement thereof, it is intended that the proxies for each of Prosperity and First Capital will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference,” which means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this joint proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that have previously been filed with the SEC which contain important information about Prosperity:

•	Annual Report on Form 10-K for the year ended December 31, 2003, Part I: Items 1-4; Part II: Items 5, 7A, 9, 9A; Part III: Items 10-14 and Part IV: Item 15;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

•	Current Report on Form 8-K dated April 26, 2004;

•	Current Report on Form 8-K dated May 13, 2004;

•	Current Report on Form 8-K dated October 25, 2004; and

•	Current Report on Form 8-K dated December 29, 2004.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Upon your written or oral request, Prosperity will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. Your written or oral request for copies of this joint proxy statement/prospectus and documents Prosperity has incorporated by reference should be directed to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: James D. Rollins III

Telephone: (713) 693-9300

Facsimile: (713) 693-9309

To obtain timely delivery, you must make a written or oral request for a copy of such information by                     , 2005.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of First Capital in the merger. This joint proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this joint proxy statement/prospectus. Neither Prosperity nor First Capital has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. First Capital has supplied all of the information about First Capital contained in this joint proxy statement/prospectus and Prosperity has supplied all of the information contained in this joint proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Index to Consolidated Financial Statements of

First Capital Bankers, Inc.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2004 (UNAUDITED)

2004
ASSETS

Cash and due from banks	$25,967,476
Interest-bearing deposits with banks	537,930
Federal funds sold	8,475,000

Total cash and cash equivalents	34,980,406

Available for sale securities, at fair value	146,884,317

Loans held for investment	518,206,833
Less: Allowance for credit losses	(5,182,281)

Net loans	513,024,552

Assets leased to others—net	5,408,701
Bank-owned life insurance	13,093,923
Foreclosed real estate, net	246,750
Properties and equipment—net	22,881,887
Federal Home Loan Bank stock—at cost	2,962,800
Accrued interest receivable	2,789,279
Goodwill—net	21,545,726
Other assets	9,747,504

TOTAL ASSETS	$773,565,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Noninterest-bearing deposits	$81,412,099
Interest-bearing deposits	557,099,897

Total deposits	638,511,996
Advances from Federal Home Loan Bank	42,140,967
Advances by borrowers for taxes and insurance	433,036
Junior subordinated debentures	28,351,000
Other liabilities	4,169,215

Total liabilities	713,606,214

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value—1,000,000 shares authorized, none issued and outstanding	—
Common stock, $1 par value—10,000,000 shares authorized, 2,947,674 issued and outstanding at September 30, 2004	2,947,674
Additional paid-in capital	45,026,935
Retained earnings	12,354,229
Accumulated other comprehensive (loss)—net of tax	(369,207)

Total stockholders’ equity	59,959,631

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$773,565,845

See notes to unaudited consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

	2004	2003
INTEREST INCOME:
Loans	$23,307,460	$24,586,158
Securities	3,101,219	2,913,771
Other	86,252	89,961

Total interest income	26,494,931	27,589,891

INTEREST EXPENSE:
Deposits	6,627,626	8,236,573
Advances from Federal Home Loan Bank	768,237	542,825
Junior subordinated debentures	1,150,164	—
Federal funds sold and other borrowings	30,669	6,185

Total interest expense	8,576,696	8,785,583

NET INTEREST INCOME	17,918,235	18,804,307

PROVISION FOR CREDIT LOSSES	240,000	800,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	17,678,235	18,004,307

NONINTEREST INCOME:
Fees and service charges	5,057,598	4,853,694
Servicing fee and other loan income	243,454	675,336
Dividends on FHLB stock	33,944	46,400
Net gain on sales of securities available for sale	544,377	129,806
Net gain on sales of loans	114,133	590,018
Bank owned life insurance income	358,735	422,281
Operating lease income	805,882	807,930
Other noninterest income	370,969	138,477

Total noninterest income	7,529,092	7,663,943

NONINTEREST EXPENSE:
Compensation, payroll taxes and fringe benefits	11,486,530	10,252,976
Occupancy and equipment expense	4,361,185	4,258,934
Collection, service and data processing expense	1,633,856	1,533,080
Loan and deposit account expense	894,049	902,890
Marketing expense	423,177	649,202
Audit, regulatory and professional expense	377,242	356,110
Leased asset depreciation	566,663	567,999
Postage and delivery service	546,422	520,922
Minority interest expense—company-obligated mandatorily redeemable trust preferred securities of subsidiary trusts	—	995,312
Other noninterest expense	2,364,638	2,181,894

Total noninterest expense	22,653,762	22,219,319

INCOME BEFORE INCOME TAXES	2,553,566	3,448,931

PROVISION FOR INCOME TAXES	766,923	1,037,497

NET INCOME	$1,786,643	$2,411,434

NET INCOME PER SHARE:
Basic	$0.64	$0.87
Diluted	$0.63	$0.84

See notes to unaudited consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
	Shares	Amount
BALANCE AT JANUARY 1, 2004	2,776,949	$2,776,949	$41,295,478	$10,567,586	$(293,287)	$54,346,726

Net income				1,786,643		1,786,643

Unrealized loss on available for sale securities					(75,920)	(75,920)

Total comprehensive income						1,710,723

Exercise of stock options	170,725	170,725	3,731,457			3,902,182

BALANCE AT SEPTEMBER 30, 2004	2,947,674	$2,947,674	$45,026,935	$12,354,229	$(369,207)	$59,959,631

See notes to unaudited consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,786,643	$2,411,434
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,384,937	2,059,544
Net amortization (accretion) of premium/discount on securities	811,579	1,090,769
Net realized gain on sale of securities	(544,377)	(129,806)
Net amortization of FASB 91 loan costs/fees	313,396	334,719
Provision for credit losses	240,000	800,000
Write-down of foreclosed real estate and repossessed assets	233,679	47,013
Net gain on sales of assets	(95,255)	636,874
Cash surrender value of bank-owned life insurance	(358,735)	(422,282)
Additions to capitalized mortgage servicing rights	—	104,025
Impairment loss on mortgage servicing rights	—	52,124
Uncollected deposit account fees charged-off	352,790	353,792
Deferred income tax (benefit)	39,109	304,544
Accretion of discount on acquired loans	—	2,975
Non-cash charge from exercise of stock options	1,434,995	—
Changes in assets and liabilities—decrease (increase) in:
Mortgage loans held for sale	1,157,644	1,821,031
Accrued interest receivable	220,103	297,951
Other assets	(7,514)	(363,024)
Other liabilities	(1,624,094)	364,569

Net cash provided by operating activities	6,344,900	9,766,251

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Federal Home Loan Bank stock	(257,500)	(46,300)
Proceeds from maturities, principal paydowns, and sales of securities	111,727,829	134,968,343
Purchases of securities	(132,264,937)	(154,329,094)
Net increase in loans held for investment	4,979,784	3,070,953
Proceeds from sales of properties and equipment	1,800	62,224
Property and equipment additions	(431,466)	(1,607,949)
Proceeds from sales of foreclosed real estate and other assets	1,292,992	574,405

Net cash used in investing activities	(14,951,498)	(17,307,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (increase) decrease in deposit accounts	(16,353,876)	1,402,067
Net increase in advances from borrowers for taxes and insurance	456,960	3,470,495
Advances from Federal Home Loan Bank	54,500,000	40,000,000
Repayment of Federal Home Loan Bank advances	(23,513,172)	(50,085,707)
Proceeds from exercise of stock options	2,467,186	—
Proceeds from issuance of trust preferred securities	—	6,300,000
Repayment of long-term debt and borrowed funds	(4,450,000)	—

Net cash used in financing activities	13,107,098	1,086,855

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,500,500	(6,454,312)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	30,479,906	32,095,663

CASH AND CASH EQUIVALENTS, END OF PERIOD	$34,980,406	$25,641,351

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for income taxes	951,000	743,000
Cash paid during the period for interest	7,390,471	9,082,902

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
Foreclosure and repossession of collateral in partial satisfaction of debt	1,006,241	945,648
Loans to facilitate the sale of other real estate owned	—	61,000

See notes to unaudited consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the unaudited consolidated financial statements furnished reflect all adjustments which are in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature. The unaudited consolidated financial statements include First Capital Bankers, Inc. and its wholly-owned subsidiaries (collectively referred to as the “Company”). All intercompany balances and transactions have been eliminated.

Use of Estimates—The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the reporting period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

3. MERGER WITH PROSPERITY BANCSHARES, INC.

On October 25, 2004, First Capital Bankers, Inc. and Prosperity Bancshares, Inc. executed an Agreement and Plan of Reorganization for the purpose of merging First Capital Bankers, Inc. with and into Prosperity Bancshares, Inc. The agreement calls for the issuance, subject to adjustment, of 1.6288 shares of Prosperity Bancshares, Inc. common stock for each share of First Capital Bankers, Inc. common stock outstanding. The transaction is subject to approval by the appropriate regulatory authorities and other customary closing conditions, including approval of the First Capital Bankers shareholders and the Prosperity shareholders, and is expected to close in the first quarter of 2005.

4. RECENTLY ISSUED ACCOUNTING STANDARDS

On January 1, 2004, the Company adopted FIN 46R, Consolidation of Variable Interest Entities. Upon adoption, the trusts that previously issued the outstanding company-obligated mandatorily redeemable trust preferred securities were deconsolidated from the Company’s Consolidated Financial Statements. Instead, the junior subordinated debentures issued by the Company to these subsidiary trusts are shown as liabilities in the consolidated balance sheets and interest expense associated with the junior subordinated debentures is shown in the consolidated statements of income. The Consolidated Financial Statements for the nine month periods reflect the adoption of FIN 46R. The adoption of FIN 46R did not affect previously reported amounts for net income or stockholders’ equity. The consolidated financial statements as of and for the nine months ended September 30, 2003 and as of and for the years ended December 31, 2003, 2002 and 2001 have not been restated to reflect the adoption of FIN 46R.

In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 03-3 (“SOP 03-3”), Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses the accounting for differences between the contractual cash flows and the cash flows expected to be collected from purchased loans or debt securities if those differences are attributable, in part, to credit quality.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

SOP 03-3 requires purchased loans and debt securities to be recorded initially at fair value based on the present value of the cash flows expected to be collected with no carryover of any valuation allowance previously recognized by the seller. Interest income should be recognized based on the effective yield from the cash flows expected to be collected. To the extent that the purchased loans experience subsequent deterioration in credit quality, a valuation allowance would be established for any additional cash flows that are not expected to be received. However, if more cash flows subsequently are expected to be received than originally estimated, the effective yield would be adjusted on a prospective basis. Adoption of SOP 03-3 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2004, the Emerging Issues Task Force reached a consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This Issue provides guidance for determining when an investment is other-than-temporarily impaired. This Issue specifically addresses whether an investor has the ability and intent to hold an investment until recovery. In addition, Issue 03-1 contains disclosure requirements that provide useful information about impairments that have not been recognized as other-than-temporary for investments within the scope of this Issue. On September 30, 2004, the Financial Accounting Standards Board deferred the effective date of this Issue’s guidance on how to evaluate and recognize an impairment loss that is other-than-temporary. This Issue’s guidance is pending the issuance of a final FASB Staff Position (“FSP”) relating to the draft FSP EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This deferral did not change the disclosure guidance which remains effective for fiscal years ending after December 15, 2003.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

First Capital Bankers, Inc. and Subsidiaries

Corpus Christi, Texas

We have audited the accompanying consolidated balance sheets of First Capital Bankers, Inc. and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of First Capital Bankers, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 6, 2004

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
Cash on hand and due from banks	$30,134,383	$28,263,767
Interest-bearing deposits with banks	320,523	306,896
Federal funds sold	25,000	3,525,000

Total cash and cash equivalents	30,479,906	32,095,663

Available-for-sale securities—at fair value	126,729,441	138,070,362
Mortgage loans held-for-sale—net	1,157,644	1,821,031
Loans held for investment	524,835,819	512,542,894
Allowance for credit losses	(5,315,673)	(4,224,060)

Loans—net	519,520,146	508,318,834

Receivables from borrowers for taxes and insurance—net	23,924	575,689
Assets leased to others—net	5,975,364	6,789,795
Bank-owned life insurance	12,735,188	12,229,042
Foreclosed real estate—net	1,060,636	703,074
Properties and equipment—net	24,278,400	24,842,767
Federal Home Loan Bank stock—at cost	2,705,300	2,645,500
Accrued interest receivable	3,009,382	3,545,727
Goodwill—net	21,545,726	21,545,726
Mortgage servicing rights—net	—	572,505
Deferred tax asset—net	89,152	81,993
Other assets	8,799,837	4,637,251

TOTAL ASSETS	$758,110,046	$758,474,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$76,103,016	$58,977,392
Interest-bearing checking accounts	207,885,837	197,733,345
Interest-bearing savings	38,841,709	35,930,666
Certificates of deposit	332,035,310	362,422,363

Total deposits	654,865,872	655,063,766

Federal funds purchased	4,450,000
Advances from Federal Home Loan Bank	11,154,139	21,244,098
Other liabilities	5,793,309	3,171,889

Total liabilities	676,263,320	679,479,753

COMMITMENTS AND CONTINGENCIES	—	—

COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES	27,500,000	27,500,000

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value—1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value—10,000,000 shares authorized, 2,776,949 shares issued and outstanding at December 31, 2003 and 2002, respectively	2,776,949	2,776,949
Additional paid-in capital	41,295,478	41,295,478
Retained earnings	10,567,586	7,367,216
Accumulated other comprehensive income (loss)—net of tax	(293,287)	55,563

Total stockholders’ equity	54,346,726	51,495,206

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$758,110,046	$758,474,959

See notes to unaudited consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
INTEREST INCOME:
Loans	$32,337,400	$33,813,315	$34,464,564
Securities	4,072,867	6,066,664	12,911,589
Other	101,422	280,128	2,534,960

Total interest income	36,511,689	40,160,107	49,911,113

INTEREST EXPENSE:
Deposits	10,636,544	15,188,718	26,510,169
Advances from Federal Home Loan Bank	736,533	732,725	719,155
Long-term debt and other borrowed funds	13,018	533,977	1,770,738

Total interest expense	11,386,095	16,455,420	29,000,062

NET INTEREST INCOME	25,125,594	23,704,687	20,911,051

PROVISION FOR CREDIT LOSSES	1,620,000	1,455,000	890,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	23,505,594	22,249,687	20,021,051

NONINTEREST INCOME:
Fees and service charges	6,495,837	5,718,585	5,206,213
Servicing fee and other loan income	1,147,360	1,366,619	1,334,670
Dividends on stock in Federal Home Loan Bank	59,970	76,294	103,871
Net gain on sales of securities available for sale	214,817	138,466	1,370,425
Net gain on sales of loans	943,673	545,393	1,347,064
Gain on sale of loan servicing	1,146,924	—	—
Bank owned life insurance income	506,146	658,727	70,416
Operating lease income	1,076,558	1,082,702	271,099
Other noninterest income	423,161	185,150	819,484

Total noninterest income	12,014,446	9,771,935	10,523,242

NONINTEREST EXPENSE:
Compensation, payroll taxes, and fringe benefits	13,943,975	13,019,760	12,939,759
Occupancy and equipment expense	5,734,520	5,316,730	5,312,090
Collection, service, and data processing fees	2,041,015	2,298,979	2,551,174
Loan and deposit account expense	1,194,927	834,744	751,733
Marketing expense	847,479	433,849	668,598
Audit, regulatory and professional expense	490,420	570,666	388,082
Leased asset depreciation	756,887	760,894	221,954
Postage and delivery service	688,295	736,491	864,975
Amortization of goodwill	—	—	1,684,386
Amortization of mortgage servicing rights	911,844	650,304	695,806
Minority interest expense—company-obligated mandatorily redeemable trust preferred securities of subsidiary trusts	1,324,709	955,856	—
Other noninterest expense	2,965,601	2,577,658	2,959,280

Total noninterest expense	30,899,672	28,155,930	29,037,837

INCOME BEFORE INCOME TAXES	4,620,368	3,865,692	1,506,456

PROVISION FOR INCOME TAXES	1,419,998	1,103,879	648,027

NET INCOME	$3,200,370	$2,761,813	$858,429

NET INCOME PER SHARE:
Basic	$1.15	$0.99	$0.31
Diluted	$1.11	$0.97	$0.30

See notes to consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
BALANCE—January 1, 2001	$	$2,776,949	$41,295,478	$3,746,974	$166,391	$47,985,792

Net income				858,429		858,429

Net change in loss on securities available for sale (net of deferred income tax benefit of $421,529)					(818,261)	(818,261)

Total comprehensive income						40,168

BALANCE—December 31, 2001	$	$2,776,949	$41,295,478	$4,605,403	$(651,870)	$48,025,960

Net income				2,761,813		2,761,813

Net change in loss on securities available for sale (net of deferred income tax expense of $364,435)					707,433	707,433

Total comprehensive income						3,469,246

BALANCE—December 31, 2002		2,776,949	41,295,478	7,367,216	55,563	51,495,206

Net income				3,200,370		3,200,370

Net change in gain on securities available for sale (net of deferred income tax benefit of $179,711)					(348,850)	(348,850)

Total comprehensive income						2,851,520

BALANCE—December 31, 2003	$	$2,776,949	$41,295,478	$10,567,586	$(293,287)	$54,346,726

See notes to consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,200,370	$2,761,813	$858,429
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,327,221	3,700,131	4,584,968
Net amortization of premium/discount on securities	1,382,648	1,139,281	5,609
Net realized gain on sale of securities	(214,817)	(138,466)	(1,370,425)
Net amortization of SFAS No. 91 loan costs/fees	(395,410)	(207,804)	92,340
Provision for credit losses	1,620,000	1,455,000	890,000
Provision (reversal of provision) for losses on foreclosed real estate and repossessed assets	—	(14,189)	8,655
Write-down of foreclosed real estate and repossessed assets	47,013	3,006	61,841
Net gain on sales of assets	(883,176)	(635,245)	(1,789,312)
Cash surrender value of bank-owned life insurance	(506,146)	(658,727)	(70,316)
Gain from sale of loan servicing	(1,146,924)	—	—
Additions to capitalized mortgage servicing rights	(339,339)	(217,814)	(524,287)
Impairment loss on mortgage servicing rights	52,124	58,804	—
Write-down of mortgage servicing rights due to sale	622,083	—	—
Uncollected deposit account fees charged-off	460,847	305,062	320,886
Deferred income tax benefit	172,552	507,679	304,832
Accretion of discount on acquired loans	(2,975)	(52,591)	(190,808)
Loans originated for sale	(65,320,166)	(11,557,898)	(58,117,854)
Loans sold	65,983,553	39,412,775	69,093,637
Net increase (decrease) in advances from borrowers for taxes and Insurance	551,765	(419,478)	(733,765)
Decrease in accrued interest receivable	536,345	126,634	1,375,428
(Increase) decrease in other assets	(846,452)	(1,274,765)	815,946
(Decrease) increase in other liabilities	2,621,420	(2,379,650)	1,177,547

Net cash provided by operating activities	10,922,536	31,913,558	16,793,351

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Federal Home Loan Bank stock	(59,800)	(76,199)	(103,700)
Proceeds from maturities, principal paydowns, and sales of securities	166,794,959	195,449,097	583,782,913
Purchases of securities	(159,333,170)	(143,822,217)	(502,594,372)
Net increase in loans held for investment	(13,157,827)	(83,971,091)	(77,717,298)
Proceeds from sales of properties and equipment	62,344	3,595	1,039,601
Property and equipment additions	(1,797,827)	(1,814,577)	(4,550,178)
Purchase of bank-owned life insurance	—	—	(11,500,000)
Purchase of assets leased to others	—	—	(7,772,643)
Proceeds from sales of foreclosed real estate and other assets	790,881	1,953,897	1,750,316

Net cash used in investing activities	(6,700,440)	(32,277,495)	(17,665,361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposit accounts	$(197,894)	$(34,866,312)	$(26,795,213)
Advances from Federal Home Loan Bank	—	10,000,000	—
Repayment of Federal Home Loan Bank advances	(10,089,959)	(293,931)	(270,362)
Proceeds from issuance of trust preferred securities	—	27,500,000	—
Proceeds from Federal funds purchased	4,450,000	—	—
Repayment of long-term debt and borrowed funds	—	(21,836,287)	(2,421,713)

Net cash used in financing activities	(5,837,853)	(19,496,530)	(29,487,288)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,615,757)	(19,860,468)	(30,359,298)

CASH AND CASH EQUIVALENTS—Beginning of year	32,095,663	51,956,131	82,315,429

CASH AND CASH EQUIVALENTS—End of year	$30,479,906	$32,095,663	$51,956,131

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for income taxes	$1,315,000	$426,000	$465,000
Cash paid during the year for interest	11,732,212	15,271,070	29,298,476

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
Foreclosure and repossession of collateral in partial satisfaction of debt	$1,409,694	$1,628,959	$2,105,394
Loans to facilitate the sale of other real estate owned	104,650	—	80,000

See notes to consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

1. NATURE OF OPERATIONS

First Capital Bankers, Inc. is a Texas corporation headquartered in Corpus Christi, Texas. First Capital Bankers, Inc. and Subsidiaries (hereinafter referred to as the “Company”) is a financial services company providing a full range of commercial and retail banking services to individuals and businesses in central and south Texas through the banking offices of FirstCapital Bank, ssb. The Company has 34 offices in central and south Texas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and general practices within the financial services industry. Significant accounting policies are summarized below.

Use of Estimates—In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The determination of the allowance for credit losses, the valuation of foreclosed real estate, deferred tax assets, goodwill, and servicing rights are material estimates that are particularly susceptible to significant change in the near term.

Consolidation—The accompanying consolidated financial statements include the accounts of First Capital Bankers, Inc. (hereinafter referred to as “First Capital”) and its wholly owned subsidiaries, FCB Holdings, Inc., FirstCapital (TX) Statutory Trust I and FirstCapital (TX) Statutory Trust II. FirstCapital Bank, ssb (hereinafter referred to as the “Bank”) is a wholly owned subsidiary of FCB Holdings, Inc. First Capital Financial Services is a wholly owned subsidiary of the Bank. During February 1998, the Bank changed its name from South Texas Bank, ssb to FirstCapital Bank, ssb. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents—For purposes of the statements of cash flows, cash and cash equivalents are defined as those amounts included in the consolidated statements of financial condition captions “Cash on Hand and Due From Banks,” “Interest-Bearing Deposits with Banks,” and “Federal Funds Sold.”

Interest-Bearing Deposits with Banks—Interest-bearing deposits with banks mature within one year and are carried at cost.

Securities—Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. As of December 31, 2003 and 2002 there were no held-to-maturity securities.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Mortgage Loans Held-for-Sale—Mortgages held-for-sale to investors are stated at the lower of aggregate cost or market value as determined by outstanding commitments from investors or current market prices, adjusted for deferred loan origination fees. Gains and losses on sales of mortgages are recognized at settlement dates and are determined by the difference between sales proceeds and the carrying value of the mortgages, as well as any servicing assets recognized due to the sale. Gains and losses are recorded in noninterest income (noninterest expense). Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans Held-for-Investment—The Bank grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout south and central Texas. The ability of the Bank’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, mortgage and commercial loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Credit Losses—The allowance for credit losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

relation to the principal and interest owed. Impairment is measured on a case-by-case basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Advances for Mortgagors and Investors—The Bank, as required in the normal course of business, advances funds for investors and mortgagors. Investor advances are generally for expenditures related to real estate foreclosures and for taxes and insurance. Such advances are collected from investors as specified in the respective servicing agreements. Advances to offset mortgagor deficit escrow amounts are collected from the mortgagor by the Bank through increased monthly payments over the subsequent year.

Foreclosed Real Estate—Real estate acquired through, or in lieu of, loan foreclosure is held-for-sale and is initially recorded at estimated fair value at the date of foreclosure. Thereafter, a valuation allowance is established, and adjusted periodically, if the estimated fair value less estimated selling costs of the real estate is lower than the initial recorded amount. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding the property, net of rental income, are charged to operations as incurred.

Gains on the sale of foreclosed real estate are recognized when certain criteria are met relating to the nature of the property sold and the terms of the sale. Under certain circumstances, the gain, or a portion thereof, may be deferred until the criteria are met. Losses on the sale of foreclosed real estate are recognized at the time of sale.

Assets Leased to Others—The Company leases equipment to customers under long-term contracts. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.

Properties and Equipment—Properties and equipment acquired in business combinations accounted for under the purchase method were recorded at fair value on the dates of acquisition. All other additions are stated at cost. Building, furniture, fixtures, and equipment are depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets which range from 3 to 39 years. Leasehold improvements are amortized using the straight-line method over the terms of the related leases. Maintenance, repairs, and minor renewals are expensed as incurred.

Goodwill—Through December 31, 2001, goodwill was amortized using the straight-line method over a period of 15 to 25 years. Due to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, amortization of goodwill has been terminated. Under SFAS No. 142, the Company is required to annually assess its goodwill and other intangible assets for potential impairment, based on the fair value of the reporting unit at which the goodwill is recorded. Management’s evaluation of goodwill did not indicate any goodwill impairment.

Mortgage Loan Servicing—Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported on the consolidated balance sheet and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Loan servicing fees represent fees earned for servicing mortgage loans owned by investors. The fees are generally calculated as a percentage of the outstanding principal balances of the loans serviced and are recorded as the fees are received.

Transfers of Financial Assets—Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes—The Company files a consolidated federal income tax return. Federal income tax is allocated to individual subsidiaries as if each had filed a separate return.

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Comprehensive Income—Comprehensive income includes all changes in equity during the period presented that result from transactions and other economic events other than transactions with stockholders. The Company reports comprehensive income in the consolidated statements of stockholders’ equity.

Earnings Per Common Share—Basic earnings per common share represent income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

	Years Ended December 31
	2003	2002	2001
Average number of common shares outstanding	2,776,949	2,776,949	2,776,949
Effect of dilutive options	104,464	77,456	66,209

Average number of common shares outstanding used to calculate diluted earnings per common share	2,881,413	2,854,405	2,843,158

Credit Related Financial Instruments—In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Stock Compensation Plans—SFAS No. 123, Accounting for Stock-Based Compensation, permits all entities to adopt a fair-value-based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25 (“Opinion No. 25”), Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under APB Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair-value-based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after July 1, 1996.

Had compensation cost for the Company’s stock options been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

		Years Ended December 31
		2003	2002	2001
Net income, as reported		$3,200,370	$2,761,813	$858,429
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(96,434)	(139,705)	(149,733)

Pro forma net income		$3,103,936	$2,622,108	$708,696

Earnings per share	As reported	$1.15	$0.99	$0.31
	Pro forma	$1.12	$0.94	$0.26

Earnings per share—assuming dilution	As reported	$1.11	$0.97	$0.30
	Pro forma	$1.08	$0.92	$0.25

Recent Accounting Standards—In May of 2002 the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This statement rescinds SFAS Nos. 4 and 64, Reporting Gains and Losses from Extinguishment of Debt and Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements, respectively, and restricts the classification of early extinguishment of debt as an extraordinary item to the provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Finally, this Statement makes various technical corrections to existing pronouncements which are not considered substantive. The adoption of this statement in 2003 did not have a material impact on the Company’s financial position, or results of operations or cash flows.

In June 2002 the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 provides guidance on the recognition and measurement of liabilities for cost associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The implementation of this statement did not have a material impact on the Company’s financial position, or results of operations or cash flows.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

In October 2002 the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions (“SFAS 147”). SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution, except transactions between two or more mutual enterprises. The implementation of this standard did not have a material impact on the Company’s financial position, or results of operations or cash flows.

In December 2003, the FASB issued Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, noncontrolling interests and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will consolidate the entity if the company’s interest in the variable interest entity is such that the company will absorb a majority of the variable interest entity’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. As of December 31, 2003, the Company had no investments in variable interest entities requiring consolidation. FIN 46R will require that the trusts that issued the Company’s outstanding company-obligated mandatorily redeemable trust preferred securities be deconsolidated from the consolidated financial statements. The Company will adopt FIN 46R on January 1, 2004. After adoption, these trust preferred securities will no longer be shown in the consolidated financial statements. Instead, the junior subordinated debentures issued by the Company to these trusts will be shown as liabilities in the consolidated balance sheets and interest expense associated with the junior subordinated debentures will be shown in the consolidated statements of income as interest expense.

In June 2003, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 expands required disclosures by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Implementation of FIN 45 on January 1, 2003 did not have a significant impact on the Company’s consolidated financial statements. The Company considers the fees collected in connection with the issuance of letters of credit to be representative of the fair value of its obligation undertaken in issuing the guarantee.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS 148 amends the disclosure requirements of earlier accounting guidance to require prominent disclosures about the method of accounting for stock-based employee compensation and its affect on reported results. The Company adopted SFAS 148 as of December 31, 2002 and continues to account for its employee stock options using the intrinsic value-based method.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards classifying and measuring certain financial instruments with characteristics of both liabilities and equity. Many instruments affected by this statement were previously classified as equity. Portions of SFAS No. 150 are under deferral by the FASB. Implementation of this standard, as presently written, will not have a material impact on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement was adopted effective July 1, 2003 and had no effect on the consolidated financial statements.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Reclassifications—Certain prior year balances have been reclassified to conform to current year presentations.

3. GOODWILL

In June 2001 the FASB issued SFAS No. 142, which no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment. The Company adopted the provisions of SFAS No. 142 and therefore discontinued the amortization of goodwill effective January 1, 2002. During fiscal 2002, the Company completed the initial transitional goodwill impairment test, which did not indicate any goodwill impairment and therefore did not have an effect on the Company’s consolidated financial condition, results of operations or cash flows.

The following table presents a reconciliation of reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization, net of the related income tax effect:

	2003	2002	2001
Net income	$3,200,370	$2,761,813	$858,429
Add goodwill amortization—net of tax			1,251,271

Adjusted	$3,200,370	$2,761,813	$2,109,700

Basic earnings per common share	$1.15	$0.99	$0.31
Add goodwill amortization—net of tax			0.45

Adjusted	$1.15	$0.99	$0.76

Diluted earnings per common share	$1.11	$0.97	$0.30
Add goodwill amortization—net of tax			0.44

Adjusted	$1.11	$0.97	$0.74

4. SECURITIES

The carrying amounts of securities and their estimated fair values at December 31, 2003 and 2002, follow:

	December 31, 2003
	Amortized Cost	Gross Unrealized			Estimated Fair Value
		Gains		Losses
Available-For-Sale Securities:
U.S. Treasury Note	$2,075,732	$		$(33,852)	$2,041,880
Federal agencies	17,000,000		85,840		17,085,840
FMHA bonds	157,233				157,233
Corporate bonds	11,326,396		431,929	(149,434)	11,608,891
Mutual funds	506,163		3,843		510,006

Total	31,065,524		521,612	(183,286)	31,403,850

Mortgage-backed securities	96,108,294		80,970	(863,673)	95,325,591

Total	$127,173,818		$602,582	$(1,046,959)	$126,729,441

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	December 31, 2002
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Available-For-Sale Securities:
U.S. Treasury Note	$1,994,151	$30,849		$2,025,000
Federal agencies	25,351,545	186,396		25,537,941
FMHA bonds	215,361			215,361
Corporate bonds	27,245,908	168,415	$(893,161)	26,521,162
Mutual funds	502,089	14,275		516,364

Total	55,309,054	399,935	(893,161)	54,815,828

Mortgage-backed securities	82,755,140	582,339	(82,945)	83,254,534

Total	$138,064,194	$982,274	$(976,106)	$138,070,362

Included in the above tables, in the mortgage-backed securities available-for-sale category, are collateralized mortgage obligations with an amortized cost of $23,766,669 and $21,736,097, and an estimated fair value of $23,541,571 and $21,674,387 at December 31, 2003 and 2002, respectively.

The sales of securities available-for-sale resulted in the following net realized gains for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Gross realized gains	$447,490	$343,487	1,903,645
Gross realized losses	(232,673)	(205,021)	(533,220)

Net realized gain	$214,817	$138,466	$1,370,425

Proceeds from sales of available-for-sale securities were $129,849,682, $133,306,533 and $492,074,431 during 2003, 2002 and 2001, respectively.

The following table provides the remaining contractual principal maturities of securities available for sale at December 31, 2003. Expected remaining maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

	Available-For-Sale
	Amortized Cost	Estimated Fair Value
Due in one year or less	$5,506,163	$5,536,559
Due after one year through five years	9,232,965	9,243,002
Due after five years through ten years	11,498,201	11,945,529
Due after ten years	4,828,195	4,678,760

Total	31,065,524	31,403,850

Mortgage-backed securities	96,108,294	95,325,591

Total	$127,173,818	$126,729,441

Securities with an amortized cost of $1,245,439 and $1,196,490 and an estimated fair value of $1,225,128 and $1,215,000 were pledged to collateralized public deposits at December 31, 2003 and 2002, respectively.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Declines in the fair value of individual securities below their cost that are other than temporary would result in write-downs, as a realized loss, of the individual securities to their fair value. Management believes that based upon the credit quality of the securities, none of the unrealized loss on securities is considered other-than-temporary at December 31, 2003.

5. MORTGAGE LOANS HELD-FOR-SALE

The outstanding balance of mortgage loans held-for-sale at December 31, 2003 and 2002, consisted of:

	2003	2002
First mortgage real estate loans held for sale	$1,156,347	$1,825,527
Deferred loan origination cost	1,297	(4,496)

Total	$1,157,644	$1,821,031

For the years ended December 31, 2003, 2002 and 2001, first mortgage loans were sold for $65,983,553, $39,412,775 and $69,093,637, respectively. Net gains of $943,673, $545,393 and $1,347,064 were realized on loans sold during 2003, 2002 and 2001, respectively.

6. LOANS HELD-FOR-INVESTMENT

The components of loans held for investment in the December 31, 2003 and 2002 consolidated balance sheets consisted of the following:

	2003	2002
Loans collateralized by real estate:
One-to-four family residential	$79,208,152	$106,738,635
Multi-family residential	15,001,000	15,007,000
Nonfarm nonresidential	158,885,000	155,439,000
Construction	97,851,537	78,975,220
Farmland	623,000	259,000
Commercial loans	124,546,599	101,494,276
Consumer loans	31,164,647	37,191,032
Other loans	17,555,884	17,438,731

Total	524,835,819	512,542,894
Allowance for credit losses	(5,315,673)	(4,224,060)

Loans held-for-investment—net	$519,520,146	$508,318,834

Included in the net loans held-for-investment amounts are net deferred loan origination fees of $1,430,264 and $985,790 at December 31, 2003 and 2002, respectively. At December 31, 2003, loans at fixed and variable rates totaled $136,526,413 and $388,309,406, respectively. At December 31, 2002, loans at fixed and variable rates totaled $160,348,869 and $352,194,025, respectively.

Impairment of loans having recorded investments of $8,054,590 at December 31, 2003 and $847,292 at December 31, 2002, has been recognized in accordance with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during the years ended December 31, 2003 and 2002 was $2,360,888 and $607,195, respectively. There was no allowance for credit losses related to these loans at December 31, 2003 and 2002. Interest income on impaired loans of $2,134 and $6,678 was recognized for cash payments received during the years ended December 31, 2003 and 2002. No interest income was recognized on impaired loans during the year ended December 31, 2001.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

7. ALLOWANCE FOR CREDIT LOSSES

The allowance for losses on loans represents charges to earnings for estimated losses either on specific loans for which the market value of the underlying collateral is less than the outstanding loan balances, or on groups of loans on which losses are anticipated based on pertinent factors including delinquency status, inadequacy of collateral, and current economic conditions in the lending area. An analysis of allowance and provision for losses for the years ended December 31, 2003, 2002 and 2001, is as follows:

	2003	2002	2001
Balance—beginning of year	$4,224,060	$3,380,658	$3,109,471
Provision for losses	1,620,000	1,455,000	890,000
Dispositions and charge-offs	(737,436)	(697,951)	(851,698)
Recoveries	209,049	86,353	232,885

Balance—end of year	$5,315,673	$4,224,060	$3,380,658

8. FORECLOSED REAL ESTATE

Real estate acquired in settlement of loans at December 31, 2003 and 2002, consisted of the following:

	2003	2002
Single-family residences	$1,060,636	$703,074

A summary of the activity in the valuation allowance for real estate acquired in settlement of loans for the years ended December 31, 2003, 2002 and 2001 follows:

	2003	2002	2001
Balance—beginning of year		$14,190	$5,534
Additions		15,040	8,656
Reductions due to disposals of property		(29,230)

Balance—end of year	$—	$—	$14,190

9. PROPERTIES, EQUIPMENT, AND LEASE COMMITMENTS

Properties and equipment at December 31, 2003 and 2002, are summarized as follows:

	2003	2002
Land	$5,073,890	$5,073,890
Buildings and improvements	12,522,135	12,041,922
Leasehold improvements	3,204,031	2,812,341
Furniture, fixtures, and equipment	12,132,396	11,190,991
Transportation equipment	419,860	298,643
Construction-in-progress	1,600	477,150

Total properties and equipment	33,353,912	31,894,937

Less accumulated depreciation	9,075,512	7,052,170

Properties and equipment—net	$24,278,400	$24,842,767

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Depreciation expense was $2,332,697, $2,237,598 and $1,979,552 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company is obligated under various noncancelable operating leases for premises and equipment. Rental expense was $1,194,604, $1,106,074 and $1,065,562 for the years ended December 31, 2003, 2002 and 2001, respectively. Most of the leases contain options to extend for periods of five years.

The following table shows future minimum rental commitments under noncancelable operating leases with terms in excess of one year, as of December 31, 2003:

2004	$1,121,488
2005	1,064,465
2006	889,530
2007	752,107
2008	702,755
Thereafter	2,201,515

Total	$6,731,860

10. LEASES

Total minimum lease payments receivable on assets leased to others as of December 31, 2003 are as follows:

2004	$1,074,510
2005	1,074,510
2006	1,074,510
2007	1,074,510
2008	1,074,510
Thereafter	1,598,412

Total	$6,970,962

Rental income from the leases was $1,076,558, $1,082,702 and $271,099 for the years ended December 31, 2003, 2002 and 2001, respectively.

11. FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the Federal Home Loan Bank of Dallas and owned 27,053 and 26,455 shares of its capital stock at December 31, 2003 and 2002, respectively. The stock has a par value and cost of $100 per share. Ownership of Federal Home Loan Bank stock is restricted. The stock can be sold only at par and only to the Federal Home Loan Bank or to another member institution.

12. LOAN SERVICING

The principal balances of loans serviced for others are not included in the accompanying consolidated balance sheets. At December 31, 2003 and 2002, loans with aggregate principal balances of $121,649,796 and $118,570,184, respectively, were being serviced for other investors by the Bank.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Following is a summary of the changes in capitalized mortgage servicing rights for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Balance—beginning of year	$572,505	$1,004,995	$1,176,513
Originations	339,339	217,814	524,287
Writedown due to sale	(622,083)
Amortization	(237,637)	(591,500)	695,805
Impairment loss	(52,124)	(58,804)

Balance—end of year	$—	$572,505	$1,004,995

Mortgage servicing rights were fully amortized in 2003 due to the sale of loan servicing. The fair value of capitalized mortgage servicing rights included in the consolidated balance sheets at December 31, 2002, was approximately $622,795. Fair values as of December 31, 2002 were calculated using the most current loan servicing market data released by the Office of Thrift Supervision (“OTS”).

13. DEPOSITS

Deposits at December 31, 2003 and 2002, consisted of the following:

	2003	2002
Noninterest-bearing demand deposits	$76,103,016	$58,977,392
Interest-bearing checking accounts	207,885,837	197,733,345
Interest-bearing savings	38,841,709	35,930,666
Certificates of deposit	332,035,310	362,422,363

Total deposits	$654,865,872	$655,063,766

The aggregate amount of certificates of deposit in denominations of $100,000 or more at December 31, 2003 and 2002, were $81,481,642 and $82,404,545, respectively.

At December 31, 2003 and 2002, the scheduled maturities of certificates of deposit were as follows:

	2003	2002
Under 12 months	$150,550,339	$191,684,213
12 to 24 months	76,575,612	60,919,889
24 to 36 months	18,860,166	18,627,999
36 to 48 months	21,296,058	33,687,657
48 to 60 months	44,159,046	11,742,412
Thereafter	20,594,089	45,760,193

Total	$332,035,310	$362,422,363

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

14. ADVANCES FROM FEDERAL HOME LOAN BANK

The advances from the Federal Home Loan Bank of Dallas at December 31, 2003 and 2002, consisted of the following:

Fixed Interest Rate %	Maturity Date	2003		2002
6.18	March 3, 2003	$		$36,675
5.90	March 3, 2003			36,675
8.80	June 28, 2006		250,000	250,000
6.40	December 5, 2006		904,139	920,748
6.00	February 22, 2010		10,000,000	10,000,000
1.47	January 7, 2003			10,000,000

	Total		$11,154,139	$21,244,098

The advances are collateralized by nonspecific qualifying mortgage loans receivable in the Bank’s loan portfolio. The Bank’s borrowing limit is based upon a percentage of the one-to-four family mortgage loans held in the loan portfolio.

15. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) profit-sharing plan to provide retirement benefits for its employees. Under the plan, employees may elect to defer a portion of their salary. The plan covers all employees with one or more years of service and working at least 1,000 hours per year. Contributions to the plan are made at the discretion of the Bank’s Board of Directors.

Contributions and administrative costs totaling $198,839, $306,310 and $185,317 were charged to operating expense for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company owns life insurance policies with total cash surrender value of $12,735,188 and $12,229,042 at December 31, 2003 and 2002, respectively. These policies are subject to split dollar agreements with executives whereby death benefits under the policies will be split between the Company and the executives’ designated beneficiaries. The Company records compensation expense each year for the executives’ imputed share of the insurance premiums. During 2003, 2002 and 2001, the net cash surrender value of these policies increased by $506,146, $658,727, and $70,316, respectively, which is included in other income.

16. FEDERAL INCOME TAXES

The consolidated income tax expense for the years ended December 31, 2003, 2002 and 2001, consisted of the following:

	2003	2002	2001
Current	$1,247,446	$596,200	$343,195
Deferred	172,552	507,679	304,832

Federal income tax expense	$1,419,998	$1,103,879	$648,027

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Deferred income taxes result from the expected future tax effects attributable to temporary differences between the financial reporting bases and tax bases of the Company’s assets and liabilities and carryforwards. The reasons for the differences between federal income tax at statutory rates and federal income tax expense for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Tax at statutory rate (34%)	$1,570,924	$1,314,420	$512,195

Increase in cash value of life insurance	(172,090)	(223,967)	(23,907)
Other items—net	21,164	13,426	20,163
Nondeductible goodwill amortization			139,576

Federal income tax expense	$1,419,998	$1,103,879	$648,027

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax asset at December 31, 2003 and 2002 are as follows:

	2003	2002
Self-insurance reserve	$139,564	$58,761
Allowance for credit losses	1,460,596	880,308
Deferred loan origination fees and costs	480,448	321,179
Nonsolicitation agreement	1,632,000	1,768,000
Securities available-for-sale	151,088	(28,623)
Goodwill	(1,088,396)	(621,956)
Accrued income on loans	(8,804)	(12,913)
FHLB stock	(450,489)	(430,099)
Properties, equipment, and accumulated depreciation	(2,226,855)	(1,852,664)

Deferred tax asset—net	$89,152	$81,993

Deferred tax assets	$3,863,696	$3,028,249
Deferred tax liabilities	(3,774,544)	(2,946,256)

Deferred tax asset—net	$89,152	$81,993

No valuation allowance has been provided since management believes it is more likely than not that the deferred tax assets will be realized during periods in which the Company generates net taxable income.

The Tax Reform Act of 1986 repealed the use of the reserve method for “large banks.” A bank is considered a large bank if, for the taxable year, the average basis of all bank assets exceed $500 million. Since the average assets of the Bank exceeded $500 million for the year ended December 31, 2000, the Bank is considered a large bank, and was required to switch from the reserve method to the specific charge-off method. In addition to losing the ability to use the reserve method, large banks must also recapture their existing reserves. During 2003, 2002, and 2001, the Bank recaptured $615,115, $474,134, and $333,153, respectively, using the deferral method as allowed by Internal Revenue Code Section 585(c)(3), which provides for a four-year recapture period. As of December 31, 2003, the Bank had completed the four year recapture of its reserve account. No deferred taxes have been provided on the remaining tax-basis bad debt reserve of $5,883,995.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

17. RELATED-PARTY TRANSACTIONS

The Company has entered into transactions with its directors, executive officers, significant shareholders, and their affiliates (“related parties”). The more significant related-party transactions involve loans to; loans from; deposits from; and fees paid to related parties. Loans to related parties were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to related parties at December 31, 2003 and 2002 were $2,386,088 and $10,862,258, respectively. An analysis of activity with respect to these related-party loans is as follows:

	Years Ended December 31
	2003	2002
Beginning balance	$10,862,258	$12,914,151
New loans	5,382,942	16,662,032
Repayments	(13,859,112)	(18,713,925)

Ending balance	$2,386,088	$10,862,258

Unfunded commitments associated with related parties at December 31, 2003 and 2002 were $1,709,087 and $2,752,226, respectively.

Management believes that all deposit relationships were made on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions. At December 31, 2003 and 2002, related parties had $2,469,377 and $2,418,536, respectively, on deposit.

Fees paid to the Company’s directors in 2003, 2002 and 2001 totaled $111,750, $128,500 and $102,764, respectively.

18. REGULATORY REQUIREMENTS

First Capital and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. First Capital is regulated by the OTS. The Bank is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Savings and Loan Department. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios as set forth in the following tables. Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject and that the Bank is well-capitalized under regulatory capital standards.

As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the institution must maintain minimum amounts and ratios as detailed in the following tables.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

Actual capital amounts and ratios are presented in the following table.

	Actual		Minimum for Capital Adequacy Purposes				Minimum to Be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2003	Amount	Ratio	Amount		Ratio		Amount		Ratio
FirstCapital Bank, ssb:
Total Risk Based Capital (to Risk Weighted Assets)	$63,313,534	10.80%	≥	$46,912,320	≥	8.00%	≥	$58,640,400	≥	10.00%
Tier 1 Risk Based Capital (to Risk Weighted Assets)	57,997,534	9.89%	≥	23,456,160	≥	4.00%	≥	35,184,240	≥	6.00%
Tier 1 Leverage Capital (to Average Assets)	57,997,534	7.74%	≥	29,982,720	≥	4.00%	≥	37,478,400	≥	5.00%

	Actual		Minimum for Capital Adequacy Purposes				Minimum to Be Categorized as Well-Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2002	Amount	Ratio	Amount		Ratio		Amount		Ratio
FirstCapital Bank, ssb:
Total Risk Based Capital (to Risk Weighted Assets)	$58,745,971	10.35%	≥	$45,424,000	≥	8.00%	≥	$56,780,000	≥	10.00%
Tier 1 Risk Based Capital (to Risk Weighted Assets)	54,521,911	9.60%	≥	22,712,000	≥	4.00%	≥	34,068,000	≥	6.00%
Tier 1 Leverage Capital (to Average Assets)	54,521,911	7.49%	≥	29,131,611	≥	4.00%	≥	36,414,514	≥	5.00%

Dividend payments by the Bank are limited under regulation. The amounts that can be paid in any calendar year without prior approval of their regulatory agencies cannot exceed the net profits for the year plus undistributed earnings for the preceding two calendar years. This amount available for dividend payment was $6,160,774 at December 31, 2003.

19. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The principal commitments and contingencies are as follows:

Self-Insurance—The Bank maintains an employee medical benefit plan to self-insure claims up to $70,000 per year for each individual covered, not to exceed a maximum stop-loss aggregate of $1,491,065 as of December 31, 2003. Individual claims above $70,000 are covered by a stop-loss insurance policy. The Bank and its covered employees contribute to the fund to pay the claims and stop-loss insurance premiums. At December 31, 2003 and 2002, the self-insurance reserve account balance was $410,483 and $172,829, respectively. Management believes that the Bank has made provisions sufficient to cover estimated claims, including claims incurred but not yet reported.

Legal—The Bank is subject to claims and lawsuits which arise in the ordinary course of business. Based on information presently available, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a materially adverse effect on the consolidated financial statements of the Company.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2003	2002
Commitments to extend credit	$84,480,149	$87,050,467
Unfunded commitments under lines of credit	2,127,406	2,455,314
Standby letters of credit	1,858,764	1,469,594

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments to extend credit or commitments extended under lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

Unfunded commitments under commercial lines of credit and revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not be collateralized, contain a specified maturity date, or be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

21. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company’s business activity is with customers located within its primary market area, an area that generally includes Victoria, Houston, Corpus Christi, Texas, and surrounding counties. At December 31, 2003 and 2002, approximately 49% and 46%, respectively, of the Bank’s outstanding loans were commercial real estate loans. At December 31, 2003 and 2002, approximately 15% and 21%, respectively, of the Bank’s outstanding loans were collateralized by one-to-four family residences. At December 31, 2003 and 2002, approximately 24% and 20% of the Bank’s outstanding loans were commercial loans.

22. STOCK OPTION PLANS

The Company’s stock option plans (the “Plans”) provide for awards of incentive and nonqualified stock options. Employee stock options can be granted with exercise prices at or above the fair market value (as defined in the Plans) of the stock at the date of grant and with terms of up to ten years. The options generally become

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

fully exercisable over three years from the date of grant. Except as otherwise permitted under the Plans, upon termination of employment for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled. No compensation expense was recorded for the options granted under the Plans, as the exercise price was equal to the fair market value of the stock at the date of grant. The total number of shares of common stock available for grant under the Plans as of December 31, 2003 was 481,891.

The Company also has a stock option agreement with a stockholder for a total of 1,890 shares of common stock. The exercise price of the options is $26.44 per share and the option’s term is eight years, expiring in June 2004.

The fair value of each option grant is estimated on the date of grant using an option-pricing model with the following weighted average assumptions:

	Years Ended December 31
	2003	2002	2001
Expected life	5 years	5 years	5 years
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	6.50%	6.50%	7.14%
Risk-free interest rate	2.92%	3.49%	4.73%

A summary of the status of the Company’s stock option activity for the three years ended December 31, 2003, 2002 and 2001 follows:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding—beginning of year	480,230	$20.84	469,730	$20.84	448,230	$20.86
Granted	3,250	23.15	10,500	20.71	21,500	20.60
Exercised
Expired
Forfeited

Outstanding—end of year	483,480	$20.86	480,230	$20.84	469,730	$20.84

Options exercisable—year end	470,042	$20.84	435,626	$21.17	393,148	$24.50

The weighted average estimated fair value of options granted during 2003, 2002, and 2001 was $5.89, $5.41 and $5.82, respectively.

Information pertaining to options outstanding at December 31, 2003 is as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$14.00	249,547	6.55	$14.00
18.00-$23.50	54,060	7.45	$20.06
$26.44	49,148	2.52	$26.44
$30.00-$33.00	130,725	4.84	$32.18

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

23. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures About Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents—The carrying amounts of cash and short-term instruments approximate fair values.

Securities Available-For-Sale—The fair values of securities are based on quoted market prices or dealer quotes.

Loans, Net—For certain homogeneous categories of loans, such as adjustable-rate residential mortgage loans, the carrying value approximates fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Federal Home Loan Bank Stock—Federal Home Loan Bank stock represents a form of equity interest in the Federal Home Loan Bank; however, ownership is restricted and the stock lacks a market. Federal Home Loan Bank stock can be sold only at par and only to Federal Home Loan Banks or to member institutions. Therefore, the carrying value is a reasonable estimate of fair value.

Accrued Interest—The fair value of accrued interest is approximately equal to the carrying amount.

Deposit Liabilities—The fair value of demand deposits, savings accounts, and certain money market deposits approximates the carrying amount at the reporting date. Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Advances From the Federal Home Loan Bank—The fair value of the advances from the Federal Home Loan Bank is estimated by aggregating the advances and projecting cash flows on remaining maturities and rates.

Long-Term Debt—The fair value of variable-rate long-term debt approximates its carrying value.

Notes Payable and Other Borrowings—Due to the short-term nature of these financial instruments, the carrying amount of other borrowings approximates fair value.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

The estimated fair values, and related carrying amounts, of the Company’s financial instruments at December 31, 2003 and 2002, are as follows:

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$30,479,906	$30,479,906	$32,095,663	$32,095,663
Securities available-for-sale	126,729,441	126,729,441	138,070,362	138,070,362
Loans—net	520,677,790	523,265,903	510,139,865	512,681,865
Federal Home Loan Bank stock	2,705,300	2,705,300	2,645,500	2,645,500
Accrued interest receivable	3,009,382	3,009,382	3,545,727	3,545,727

Financial liabilities:
Deposits	654,865,872	660,916,795	655,063,766	655,106,766
Advances from Federal Home Loan Bank	11,154,139	11,003,712	21,244,098	20,609,098
Accrued interest payable	603,036	603,036	949,153	949,153
Federal funds purchased	4,450,000	4,450,000
Company-obligated mandatorily redeemable trust preferred securities	27,500,000	27,500,000	27,500,000	27,500,000

Off-Balance Sheet Financial Instruments—The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. These amounts were not significant at the reporting dates.

24. TRUST PREFERRED SECURITIES

On March 14, 2002, the Company executed a placement agreement for the issuance of trust preferred securities (the “Trust Preferred Securities I”) by FirstCapital (TX) Statutory Trust I (the “Trust I”), a trust formed by the Company under the laws of Connecticut. On March 26, 2002, the Trust I issued $20,000,000 of floating rate Trust Preferred Securities I (issued to a pooled investment entity) and $619,000 in Trust Common Securities (issued to the Company) and invested the proceeds thereof in the floating rate Junior Subordinated Debentures (the “Junior Subordinated Debentures I”) issued by the Company. The Junior Subordinated Debentures I are unsecured obligations of the Company and will mature on March 26, 2032, which date may be shortened to a date not earlier than March 26, 2007 if certain conditions are met (including any required regulatory approvals). The Trust Preferred Securities are subject to mandatory redemption in a like amount contemporaneously with the optional prepayment of the Junior Subordinated Debentures I by the Company. The Junior Subordinated Debentures I may be prepaid upon the occurrence and continuation of certain events including a change in the tax statutes or regulatory capital treatment of the Trust Preferred Securities I. In each case, redemption will be made at a price equal to 100% of the face amount of the Trust Preferred Securities I, plus the accrued and unpaid distributions thereon through the redemption date. The Junior Subordinated Debentures I and the Trust Preferred Securities I pay interest quarterly at three-month LIBOR plus 360 basis points reset quarterly, provided, that prior to March 26, 2007, such rate shall not exceed 11%.

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

On September 14, 2002, the Company executed a placement agreement for the issuance of trust preferred securities (the “Trust Preferred Securities II”) by FirstCapital (TX) Statutory Trust II (the “Trust II”), a trust formed by the Company under the laws of Connecticut. On September 26, 2002, the Trust II issued $7,500,000 of floating rate Trust Preferred Securities II (issued to a pooled investment entity) and $232,000 in Trust Common Securities (issued to the Company) and invested the proceeds thereof in the floating rate Junior Subordinated Debentures (the “Junior Subordinated Debentures II”) issued by the Company. The Junior Subordinated Debentures II are unsecured obligations of the Company and will mature on September 26, 2032, which date may be shortened to a date not earlier than September 26, 2007 if certain conditions are met (including any required regulatory approvals). The Trust Preferred Securities II are subject to mandatory redemption in a like amount contemporaneously with the optional prepayment of the Junior Subordinated Debentures II by the Company. The Junior Subordinated Debentures II may be prepaid upon the occurrence and continuation of certain events including a change in the tax statutes or regulatory capital treatment of the Trust Preferred Securities II. In each case, redemption will be made at a price equal to 100% of the face amount of the Trust Preferred Securities II, plus the accrued and unpaid distributions thereon through the redemption date. The Junior Subordinated Debentures II and the Trust Preferred Securities II pay interest quarterly at three-month LIBOR plus 340 basis points reset quarterly, provided, that prior to September 26, 2007, such rate shall not exceed 11.9%.

25. PARENT—ONLY FINANCIAL STATEMENTS

FIRST CAPITAL BANKERS, INC. (Parent Company Only)

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	December 31
	2003	2002
ASSETS
Cash and cash equivalents	$370,883	$118,052
Investment in subsidiaries	79,253,250	76,123,463
Investment in FirstCapital Trusts	851,557	851,585
Other assets	2,315,256	2,954,039

TOTAL	$82,790,946	$80,047,139

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accrued interest payable and other liabilities	93,220	200,933
Notes payable
Junior Subordinated Debentures	28,351,000	28,351,000

Total liabilities	28,444,220	28,551,933

STOCKHOLDERS’ EQUITY
Common stock	2,776,949	2,776,949
Additional paid-in capital	41,295,478	41,295,478
Retained earnings	10,567,586	7,367,216
Accumulated other comprehensive income (loss)	(293,287)	55,563

Total stockholders’ equity	54,346,726	51,495,206

TOTAL	$82,790,946	$80,047,139

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

FIRST CAPITAL BANKERS, INC. (Parent Company Only)

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
REVENUES:
Dividends received from subsidiaries	$937,995	$1,228,998	$2,350,000
Other income	—	1,395	—

Total revenues	937,995	1,230,393	2,350,000

EXPENSES:
Interest expense	1,365,704	1,519,415	1,770,738
General and administrative	467,347	433,118	269,788

Total expenses	1,833,051	1,952,533	2,040,526

Income (loss) before equity in undistributed earnings of subsidiaries and income taxes	(895,056)	(722,140)	309,474
Equity in undistributed earnings of subsidiaries	3,478,639	2,823,388	(138,385)

Income before income tax benefit	2,583,583	2,101,248	171,089
Income tax benefit	(616,787)	(660,565)	(687,340)

NET INCOME	$3,200,370	$2,761,813	$858,429

FIRST CAPITAL BANKERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

FIRST CAPITAL BANKERS, INC. (Parent Company Only)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$3,200,370	$2,761,813	$858,429
Adjustments to reconcile income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiary	(3,478,639)	(2,823,388)	138,385
Change in operating assets and liabilities:
Other assets	638,813	(755,788)	1,876,901
Accrued interest payable and other liabilities	(107,713)	138,775	(1,127,636)

Net cash (used in) provided by operating activities	252,831	(678,588)	1,746,079

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to FirstCapital (TX) Statutory Trust I	—	(619,000)	—
Capital contribution to FirstCapital (TX) Statutory Trust II	—	(232,000)	—
Capital investment in subsidiary bank	—	(5,000,000)	—

Net cash used in investing activities		(5,851,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of notes payable	—	(21,836,287)	(2,421,713)
Proceeds from issuance of junior subordinated debentures	—	28,351,000	—

Net cash (used in) provided by financing activities	—	6,514,713	(2,421,713)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	252,831	(14,875)	(675,634)

CASH AND CASH EQUIVALENTS—Beginning of year	118,052	132,927	808,561

CASH AND CASH EQUIVALENTS—End of year	$370,883	$118,052	$132,927

*  *  *  *  *

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

FIRST CAPITAL BANKERS, INC.

Dated as of October 25, 2004

A-i

A-ii

A-iii

A-iv

Page

Section 13.13	Binding on Successors	A-40

Section 13.14	Gender	A-40

Section 13.15	Disclosures	A-40

Exhibit A: Voting Agreement and Irrevocable Proxy
Exhibit B: Form of Affiliate Letter
Exhibit C: Form of Release Agreement from Officers and Directors
Exhibit D: Form of Release Agreement from the Company and the Bank

A-v

LIST OF SCHEDULES

Schedule 3.1(d)	Subsidiaries
Schedule 3.2(b)	Company Stock Options
Schedule 3.2(c)	Commitments to Issue Stock
Schedule 3.2(d)	Voting Trusts and Buy-Sell Agreement
Schedule 3.4	Investments
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.8(a)	Real Estate
Schedule 3.10	Environmental Laws
Schedule 3.11	Litigation
Schedule 3.12(a)	Extension to File Tax Returns
Schedule 3.12(c)	Income Tax Returns
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance
Schedule 3.15	No Conflict
Schedule 3.17	Absence of Certain Changes
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.19(e)	Payments under Employment Arrangements
Schedule 3.20	Deferred Compensation
Schedule 3.21	Brokers and Finders
Schedule 3.27	Intellectual Property
Schedule 3.28	Bank Secrecy Act
Schedule 5.2(b)(i)	Loan Commitments
Schedule 5.2(b)(xviii)	Capital Expenditures
Schedule 5.2(b)(xix)	Borrowings
Schedule 5.12	Scheduled Loans

A-vi

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of October 25, 2004 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and registered financial holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and First Capital Bankers, Inc. (the “Company”), a Texas corporation and savings and loan holding company under the Home Owners Loan Act of 1933, as amended (“HOLA”).

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, Prosperity and the Company intend the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each of the members of the Board of Directors of the Company, certain officers of the Company and the Bank (as defined below) and holders of more than 10% of Company Common Stock (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that after the Merger, FCB Holdings, Inc. (“Intermediate Company”), a Nevada corporation and wholly-owned subsidiary of the Company, shall be merged (the “Intermediate Merger”) with and into Prosperity Holdings of Delaware, LLC (“Delaware Company”), a Delaware limited liability company and wholly-owned subsidiary of Prosperity, with the Delaware Company as the surviving entity.

C. It is contemplated that after the Merger and the Intermediate Merger, FirstCapital Bank, ssb (the “Bank”), a Texas state savings bank and wholly-owned subsidiary of the Company, shall be merged (the “Bank Merger”) with and into Prosperity Bank (“Prosperity Bank”), a Texas banking association and wholly-owned subsidiary of Prosperity, with Prosperity Bank as the surviving bank.

I. THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity at the Effective Time and the two members of the Board of Directors of the Company designated in Section 6.9 hereof to serve on the Board of Directors of Prosperity shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time and D. Michael Hunter, who has entered into an employment agreement with Prosperity, shall be the officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of the Company and the shareholders of Prosperity in accordance with the terms of this Agreement, the applicable provisions of law and the respective Articles of Incorporation and Bylaws of the Company and Prosperity. The Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Office of Thrift Supervision (“OTS”), the Federal Deposit Insurance Corporation (“FDIC”), the Texas Department of Banking (“TDB”) and the Texas Savings and Loan Department (the “S&L Department”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 2.3 of this Agreement), shall, subject to the conditions hereinafter stated, be converted into and represent the right to receive the consideration set forth in this Section 2.1 (the “Merger Consideration”). Subject to the provisions of Section 2.4, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each share of Company Common Stock shall be converted into the right to receive 1.6288 shares (the “Exchange Ratio”) of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”), subject to adjustment as provided in Sections 2.1(c), 2.1(d) and 2.2 hereof.

(c) In the event the Average Share Price (as defined below) of Prosperity Common Stock is greater than $30.36, the Exchange Ratio shall be adjusted to a ratio (rounded to the nearest ten thousandth) determined by multiplying (i) the number equal to $30.36 divided by the Average Share Price of Prosperity Common Stock (rounded to the nearest ten thousandth) by (ii) the Exchange Ratio. In the event the Average Share Price is less than $22.44, the Company may give notice of its intent to terminate this Agreement as provided in Section 9.1(h) hereof; subject to Prosperity’s right to adjust the Exchange Ratio to the ratio (rounded to the nearest ten thousandth) determined by multiplying (a) the number equal to $22.44 divided by the Average Share Price of Prosperity Common Stock (rounded to the nearest ten thousandth) by (b) the Exchange Ratio.

“Average Share Price” of Prosperity Common Stock shall be the average of the daily closing price per share of Prosperity Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on the tenth trading day prior to the Effective Time.

(d) The Exchange Ratio shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, reorganization, recapitalization or conversion or other similar change in capitalization with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(e) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the closing price per share of Prosperity Common Stock on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) on the fifth trading day immediately prior to the day on which the Effective Time occurs by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Merger Consideration for Equity Capital.

(a) In the event that the Company’s Equity Capital (as defined below) on the last day of the calendar month immediately preceding the month in which the Effective Time occurs (the “Effective Time Month”) shall be less than $58,600,000, plus or minus any payments made to or by the Company in connection with the exercise or repurchase, as the case may be, of a Company Stock Option between September 30, 2004 and the Closing Date (“Minimum Capital Amount”), the Exchange Ratio will be reduced to the ratio determined by (i) multiplying the Exchange Ratio, as may have been adjusted pursuant to Section 2.1(c) or 2.1(d) hereof, by the number of shares of Company Common Stock outstanding on the Closing Date, the result being referred to herein as the “Prosperity Shares”, (ii) subtracting from the Prosperity Shares a number of shares of Prosperity Common Stock equal to (A) the difference between the Company’s Equity Capital on the last day of the calendar month immediately preceding the Effective Time Month and the Minimum Capital Amount, (B) divided by the Average Share Price (subject to a minimum Average Share Price of $22.44 and a maximum of $30.36) and (iii) dividing the number of shares of Prosperity Common Stock resulting from clause (ii) by the number of shares of Company Common Stock outstanding on the Closing Date. For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses and certain extraordinary items. Except as specifically provided herein, Equity Capital shall be determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of the definition of Equity Capital, the amount of Equity Capital shall be affected by adjustments made for certain extraordinary items related to this Agreement and the Merger, including those made between the last day of the month preceding the Effective Time Month and the Effective Time, including, but not limited to, (i) a reduction for legal and accounting fees, (ii) a reduction for fees and commissions payable by the Company or any of its Subsidiaries to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby and (iii) a reduction for any amount required to be added to the allowance for loan losses pursuant to Section 5.10 hereof. Notwithstanding the foregoing, Equity Capital will not be adjusted for any extraordinary items related to Sections 5.8 and 5.9 hereof.

(b) Any adjustment to the Exchange Ratio required to be made pursuant to this Section 2.2 shall be made after giving effect to any adjustment required to be made pursuant to Section 2.1 hereof.

Section 2.3 Treatment of Company Stock Options.

(a) At any time prior to the Closing Date, each option to acquire shares of Company Common Stock may be purchased or acquired by the Company or exercised by the holder in accordance with its terms. At the Effective Time, each option to acquire shares of Company Common Stock which is outstanding and unexercised immediately prior thereto (“Company Stock Option”) pursuant to the 1996 Executive Stock Option Plan or the Amended and Restated 1998 Stock Option Plan (collectively, the “Company Stock Option Plans”) shall be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Prosperity Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plans and/or agreements evidencing the grants thereunder):

(i) The number of shares of Prosperity Common Stock to be subject to the new option (rounded to the nearest whole share) shall be equal to the number of shares of Company Common Stock subject to the original option multiplied by the Exchange Ratio; and

(ii) The exercise price per share of Prosperity Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio.

(b) The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to the Company shall be deemed to be references to Prosperity.

Section 2.4 Dissenting Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Article 5.12 of the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.5 Exchange of Shares.

(a) Immediately prior to the Closing Date (as defined in Section 8.1 of the Agreement), Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) to holders of Dissenting Shares pursuant to Section 2.4 hereof, if any, and (B) holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. The Exchange Agent shall promptly deliver the stock certificates representing shares of Prosperity Common Stock and the cash payment upon surrender of certificates representing shares of Company Common Stock.

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Company Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5 shall be returned to Prosperity upon demand, and holders of Company Common Stock not theretofore presented to the Exchange Agent shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity that each of the statements made in this Article III are true and correct in all material respects. The Company agrees that, on or prior to the date hereof, it shall provide Prosperity with disclosure schedules (“Disclosure Schedules”) referred to in this Article III and that at the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a savings and loan holding company under the HOLA, subject to all laws, rules and regulations applicable to savings and loan holding companies. The Bank, a wholly-owned indirect subsidiary of the Company, is a Texas state savings bank duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Company and the Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. The Company owns all of the outstanding capital stock of the Intermediate Company free and clear of any lien, charge, claim or other encumbrance and the Intermediate Company owns all of the capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance.

(b) The Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the S&L Department. The Bank does not conduct trust activities.

(c) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of the Company and each Subsidiary, each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(d) Other than as set forth in Schedule 3.1(d), neither the Company nor any of its Subsidiaries (as defined in Section 13.1(c) hereof) (i) has any Subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(e) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund and Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 2,947,674 of which are issued and outstanding as of the date of this Agreement and 314,116 of which are reserved for issuance upon the exercise of stock options and 1,000,000 shares of Company preferred stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. The authorized capital stock of the Company’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any liens, claims, security interests and encumbrances of any kind and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person. The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries, other than the preferred stock of Trust I and Trust II (as defined in Section 3.23 hereof).

(b) Schedule 3.2(b) contains a list of the exercise prices, vesting schedules, expiration dates, holders, weighted exercise price and numbers of shares of Company Common Stock subject to Company Stock Options outstanding as of the date hereof. Except as set forth in Schedule 3.2(b), all Company Stock Options (i) have been duly authorized, (ii) were granted at a per share price which was not less than the fair market value per share of Company Common Stock at the date of grant and (iii) all Company Stock Options intended to qualify as “incentive” stock options under Section 422(b) of the Internal Revenue Code met all the requirements under the Internal Revenue Code for such qualification.

(c) Except for the Company Stock Options and except as set forth in Schedule 3.2(c), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Common Stock.

(d) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than as set forth in Schedule 3.2(d), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Common Stock to which the Company is a party.

Section 3.3 Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement (and any related documents), and the Company and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and the transactions contemplated hereby, all of which have been duly and validly authorized by its Board of Directors.

(b) This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of September 30, 2004, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true and correct copies of its (i) audited balance sheets as of December 31, 2003 and 2002, and the related statements of income and statements of changes in shareholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001, and (ii) unaudited balance sheets and related statements of income and statements of changes in shareholders’ equity and cash flows as of and for the nine months ended September 30, 2004 and 2003. The Company has also delivered to Prosperity a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for the years ended December 31, 2003, 2002 and 2001 and as of and for the six months ended June 30, 2004 and 2003. The audited and unaudited financial information and Call Reports referred to in this Section 3.5(a) are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) Each of the Company Financial Statements fairly presents the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except (i) as otherwise noted therein, (ii) in the case of the unaudited Company Financial Statements, subject to normally recurring year-end audit adjustments and the absence of notes to such Company Financial Statements and (iii) for the Call Reports, which are in compliance with regulatory accounting principles.

(c) As of the dates of the Company Financial Statements referred to above, neither the Company nor any Subsidiary had any material liabilities, fixed or contingent, except as set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement, the Disclosure Schedules or in any of the documents delivered to Prosperity. Since September 30, 2004, there have been no material changes in the financial condition, assets, liabilities or business of the Company, other than changes in the ordinary course of business, which individually or in the aggregate, have not had a Material Adverse Effect on the condition of the Company.

Section 3.6 Loan Portfolio. With respect to the Bank’s loan portfolio, (i) all evidences of indebtedness in original principal amount in excess of $50,000 reflected as assets in the Company Financial Statements as of and for the period ended September 30, 2004, were as of such dates the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the Company Financial Statements as of and for the period ended September 30, 2004, was, and the allowance for loan losses to be shown on the Company Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of the Company, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of the Company and other extensions of credit (including letters of credit or commitments to make loans or extend credit) and (iii) the allowance for loan losses described in clause (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), as of September 30, 2004, the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Company or any regulatory agency with supervisory jurisdiction over the Company, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation could have a Material Adverse Effect on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Company (“Watch List”) as of September 30, 2004. Except as set forth in Schedule 3.7(b), to the knowledge of the Company, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with prudent banking principles.

Section 3.8 Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.8(a) contains a true, correct and complete list of all real property owned or leased by the Company and the Bank (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.8(a), title insurance policies for the real property owned referred to in Schedule 3.8(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been or will be furnished or made available to Prosperity.

(b) No lease with respect to any Company Real Property and no deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use or value of such Company

Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or the Bank, as applicable, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or, to the Company’s knowledge, the other party thereunder and, to the Company’s knowledge, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of the Company, none of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Company Real Property, and such interest is free and clear of all liens, charges or other encumbrances, other than is set forth in Schedule 3.8(d) or except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and, to the Company’s knowledge, are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9 Personal Property. The Company and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10 Environmental Laws. To the knowledge of the Company, and except as disclosed in Schedule 3.10, the Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by the Company or any of its Subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries, or owned, operated or leased by the Company or its Subsidiaries within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of the Company or any of its Subsidiaries, (i) no asbestos was used in the construction of any portion of the Company’s or any Subsidiary’s facilities and (ii) to the knowledge of the

Company or any Subsidiary, no real property currently owned by it or any Subsidiary is, or has been, a heavy industrial site or landfill. Except as set forth in Schedule 3.10, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

Section 3.11 Litigation and Other Proceedings. Except as set forth in Schedule 3.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of the Company or any Subsidiary, threatened before any court or administrative body in any manner against the Company or any Subsidiary, or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or its Subsidiaries subsequent to the date of this Agreement. The Company does not know of any basis on which any litigation or proceeding could be brought which could result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transaction contemplated thereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.12 Taxes. For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation § 1.1502-13.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(a) The Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Except as set forth in Schedule 3.12(a), neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(b) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of the Company or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.12(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for taxable periods beginning after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 1999.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Except as set forth in Schedule 3.12(e), neither the Company nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor its Subsidiaries have a deferred gain or loss arising out of any Deferred Intercompany Transaction.

(g) Neither the Company nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

Section 3.13 Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.20 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.19(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred (100) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) agreement, contract or indenture related to the borrowing by the Company of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or holder of more than ten percent (10%) of the issued and outstanding Company Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features;

(xi) contracts, other than the foregoing, with payments aggregating $25,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in the Disclosure Schedules or in any document delivered or referred to or described in writing by the Company to Prosperity;

(xii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency); or

(xiii) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) The Company has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which the Company is a party or by which the Company is bound or under any provision of its Articles of Incorporation or Bylaws.

Section 3.14 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are adequate for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Constituent Documents or (ii) assuming all required shareholder and regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.15 are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (ii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 3.16 Laws and Regulatory Filings. The Company and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over the Company and the consents of the third parties set forth in Schedule 3.15, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of the Company except for certain instruments necessary to consummate the Merger contemplated hereby. The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OTS, the FDIC, the S&L Department, the SEC or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all respects.

Section 3.17 Absence of Certain Changes. Except as set forth in Schedule 3.17, since September 30, 2004 (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect on the Company.

Section 3.18 Employment Relations. To the knowledge of the Company, the relations of the Company with its employees is satisfactory. The Company has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Company has materially complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company that the Company is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of the Company that are sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute on behalf of employees or former employees of the Company, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(b) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and the Company is not aware of any event or circumstance that would disqualify any such Company Employee Plan. The Company has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) No employee benefit plans of the Company or its ERISA Affiliates (as defined below) (the “Company Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA

(“Multiemployer Plans”). None of the Company or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company now or following the Closing. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) Schedule 3.19(e) sets forth an accurate list of all contracts, agreements, plans or arrangements, formal or informal, covering employees, former employees or directors of the Company under which completion of the transactions contemplated hereby could result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, former employee or director of the Company. Schedule 3.19(e) further sets forth reasonable estimates of severance benefits payable under the employment or change in control agreements and any amounts that could be considered “excess parachute payments” within the meaning of Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, the Company has no liability to provide post-retirement health or lifetime benefits to any employee or former employee of the Company.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20 Deferred Compensation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation arrangements of the Company, if any, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of any unfunded liabilities of such plans.

Section 3.21 Brokers and Finders. Except as set forth in Schedule 3.21, neither the Company nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 3.22 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23 Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) The Company has issued and has presently outstanding $28,351,000 in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $20,619,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2032 issued by First Capital (TX) Statutory Trust I (“Trust I”) pursuant to an Indenture dated as of March 26,

2002 between the Company and State Street Bank and Trust Company of Connecticut, National Association (“State Street”), as Trustee (“Trust I Indenture”). Trust I has issued and outstanding $20,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of March 26, 2002 among the Company, State Street, as Property Trustee, and the administrative trustees named therein; and

(ii) $7,732,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2032 issued by First Capital (TX) Statutory Trust II (“Trust II”) pursuant to an Indenture dated as of September 26, 2002 between the Company and State Street Bank and Trust Company of Connecticut, National Association (“State Street”), as Trustee (“Trust II Indenture”). Trust II has issued an outstanding $7,500,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 26, 2002 among the Company, State Street, as Property Trustee, and the administrative trustees named therein;

(b) All representations and warranties as made by the Company in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were created, offered and sold in compliance with all applicable legal requirements in all respects.

Section 3.24 Derivative Contracts. Neither the Company nor the Bank is a party to nor has either agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.25 Deposits. None of the deposits of the Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.26 Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the Federal Reserve Board, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.27 Intellectual Property Rights. Schedule 3.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used under license by them in the conduct of their business (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.27, neither the Company nor any Subsidiary is, to their knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary, to their knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28 Bank Secrecy Act. Except as set forth in Schedule 3.28, the Company and the Bank have neither had nor any suspected incidents of fraud or defalcation during the last two years. The Company and the

Bank are aware of their respective responsibilities with respect to the Bank Secrecy Act requirement as to the filing of Currency Transaction Reports (“CTRs”) and Suspicious Activity Reports (“SARs”). In addition, the Company and the Bank are aware of their respective responsibilities with respect to the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws. The Company and the Bank further represent that they have complied in all material respects with these laws, have properly monitored transaction activity (including but not limited to wire transfers), and have filed, to the best of their knowledge, all necessary CTRs and SARs. The Company and the Bank also represent, to the best of their knowledge, that there are no Bank customers, other than those set forth on the Schedule 3.26 that should be particularly monitored for unusual activity.

Section 3.29 Shareholders’ List. The Company has provided or made available to Prosperity a list of the holders of shares of Company Common Stock as of September 30, 2004, containing for the Company’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.30 Fairness Opinion. The Company has received an oral opinion from Lehman Brothers dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view.

Section 3.31 Company Information. The information regarding the Company and its Subsidiaries to be supplied by the Company for inclusion in the Registration Statement (as defined in Section 6.4), any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company that the statements contained in this Article IV are true and correct in all material respects.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the issued and outstanding shares of common stock, $1.00 par value (“Delaware Stock”) of Prosperity Holdings, Inc., Delaware Company. Delaware Company, a Delaware corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity.

(b) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 50,000,000 shares of Prosperity Common Stock, 22,417,041 shares of which are issued and 22,379,953 shares of which are outstanding as of the date of this Agreement and 1,055,996 of which are reserved for issuance upon the exercise of stock options, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The authorized capital stock of Delaware Company consists of 10,000 shares of Delaware Stock, 1,000 of which are issued and outstanding. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Stock and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Stock or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the respective shareholders of the Company, Delaware Company and Prosperity Bank, no further actions or corporate proceedings on the part of Prosperity or any of its Subsidiaries are necessary to execute and deliver this Agreement (and any related documents) and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Prosperity’s Board of Directors.

(b) This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (ii) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2003 (“Annual Report”), as filed with the SEC, which contains Prosperity’s audited balance sheets as of December 31, 2003 and 2002, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2003, 2002 and 2001 and (ii) its unaudited balance sheets and related statements of income and statements of changes in shareholders’ equity and cash flows as of and for the nine months ended September 30, 2004. The financial statements referred to above included in the Annual Report and the unaudited financial statements are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

Section 4.7 Securities and Exchange Commission Reporting Obligations. Since January 1, 2001, Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8 Prosperity Employee Benefit Plans. The employee pension benefit plans and welfare plans (referred to collectively herein as the “Prosperity Plans”) that are sponsored, maintained or contributed to by Prosperity and its Subsidiaries have all been operated in all material respects in compliance with ERISA, the Code and any other applicable laws. None of the Prosperity Plans nor any of their respective related trusts have been terminated (except the termination of any Prosperity Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Prosperity), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Prosperity Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Prosperity Plans are the only employee pension benefit plans covering employees of Prosperity and its Subsidiaries. Prosperity and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Prosperity Plans, other than the benefits due under such plans, and as of the date hereof the actuarial present value of Prosperity Plan assets of each Prosperity Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder. Neither Prosperity not any of its Subsidiaries contributes or, has within the last six years contributed to, any multiemployer plan.

Section 4.9 Laws and Regulatory Filings. Prosperity and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

Section 4.10 Taxes. Prosperity and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. Neither Prosperity nor any of its Subsidiaries has executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Neither Prosperity nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity or any of its Subsidiaries.

Section 4.11 Absence of Certain Changes. Since September 30, 2004, (i) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.12 Insurance. All insurance policies owned by Prosperity or by which Prosperity or any of its properties or assets is covered are in full force and effect. All such policies, taken together, provide adequate insurance coverage for the assets and operations of Prosperity for all material risks to which Prosperity is normally exposed in the operation of its business. No insurance has been refused with respect to any operations, properties, or assets of Prosperity nor has any insurance been limited by any insurance carrier that has carried, or received any application for any such insurance during the last three years. Prosperity has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that does not result from any extraordinary loss experience on the part of Prosperity.

Section 4.13 Brokers and Finders. Neither Prosperity nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated hereby.

Section 4.14 Sarbanes-Oxley Act Compliance. Prosperity and its Subsidiaries and any of the officers and directors of Prosperity and its Subsidiaries, in their capacities as such, are in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder by the SEC and Nasdaq. Prosperity is actively taking steps to ensure that it will be in compliance with other applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder by the SEC and Nasdaq not currently in effect upon and at all times after the effectiveness of such provisions.

V. COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of the Company will recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and the Company will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (c) the institution or threat of any material litigation against the Company or any Subsidiary or (d) any event or condition that would reasonably be expected to cause any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by law or regulation or (iii) to the extent Prosperity consents in writing (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) make or agree to make or renew any loans or other extensions of credit which would exceed $1,000,000 individually or in the aggregate to any borrower (except (A) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(i) or (B) loans fully secured by a certificate of deposit at the Company; provided, that in the event that the Company desires to make or renew any such loan which would exceed $1,000,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Company via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Company with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit;

(ii) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with prudent banking practices;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except that the Company may issue shares of Company Common Stock upon the exercise of outstanding stock options as provided in Section 3.2 hereof;

(iv) grant any stock appreciation rights or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with prudent banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other then in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Common Stock, other than the payment of dividends from the Bank to the Company, or directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Common Stock, except as otherwise permitted by Section 2.3(a) hereof;

(x) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xi) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein;

(xii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and prudent banking practices;

(xiv) charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

(xv) establish any new Subsidiary or Affiliate;

(xvi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xvii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xviii) make any capital expenditure which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of this Agreement or as set forth in Schedule 5.2(b)(xviii);

(xix) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, in excess of $100,000 or with a final maturity of greater than one year, other than as set forth in Schedule 5.2(b)(xix), which borrowings may be renewed for a term not to exceed one year;

(xx) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxi) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxii) settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of the Company or any of its Subsidiaries; or

(xxiii) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of September 30, 2004, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books, records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in (i) any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including the Registration Statement, and any applicable state securities authorities. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

Section 5.5 Standstill Provision. So long as this Agreement is in effect, neither the Company nor any of its Subsidiaries shall and the Company agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of the Company or the Bank, except where the Board of Directors of the Company determines, based on the written advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of the Company’s Board of Directors to its shareholders. The Company agrees to notify Prosperity of any such unsolicited acquisition proposal orally, within two (2) business days and in writing within three (3) business days of its receipt, and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any such unsolicited acquisition proposal. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.6 of the obligations undertaken in this Section 5.6.

Section 5.6 Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, the Company shall deliver to Prosperity, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of the Company within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Prosperity identifies (by written notice to the Company within five business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of the Company within the meaning of Rule 144. The Company shall use its commercially reasonable best efforts to deliver, or cause to be delivered, to Prosperity not later than the thirtieth (30th) day following the date of execution of this Agreement from each “affiliate” of the Company identified as aforesaid who owns Company Common Stock and will acquire Prosperity Common Stock in the Merger, a letter dated as of the date of delivery thereof in the form of Exhibit B attached hereto.

Section 5.7 Employment Agreements. The Company shall cooperate with and shall assist Prosperity and/or Prosperity Bank to enter into an employment and non-competition agreement with each of Jack Thompson, Bob Kuhn, David Barnhart and Royce Moran for a one (1) year term to be effective as of the Effective Time.

Section 5.8 Termination of Data Processing Contracts. The Company will use its best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts will, if the Merger occurs, be terminated. Such notice and actions by the Company will be in accordance with the terms of such data processing contracts.

Section 5.9 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (i) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Prosperity Common Stock issuable hereunder. No adjustment required by Prosperity shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to Company.

Section 5.10 Reserve for Loan Losses. The Company shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.00% of total loans (“Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount immediately prior to the Closing Date, the Company shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount on such date; and provided further, that if the Company is required to sell any of the Scheduled Loans (as defined in Section 5.12 hereof) for a discount, the amount of any discounts, up to $1,250,000, may be deducted from the Minimum Allowance Amount, without any required deduction from the Minimum Capital Amount set forth in Section 2.2 and without any breach of this Section 5.10.

Section 5.11 Ongoing Insurance Coverage. The Company will use its best efforts to provide, for a period of not less than three (3) years after the Effective Time, (i) Past Acts Insurance under its current directors and officers insurance policy (or comparable coverage), (ii) Employment Practices Liability coverage providing prior acts insurance and (iii) Past Acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company.

Section 5.12 Sale of Certain Loans.

(a) Between the date hereof and the Closing Date, the Company shall take all actions necessary and appropriate to sell and transfer, without recourse, to a third party purchaser, each of the loans set forth in Schedule 5.12 (each a “Scheduled Loan” and collectively, the “Scheduled Loans”); provided, however, that the Company may (i) collect the outstanding balances due on such loans or (ii) may charge-off such loans to a zero value rather than sell them. Notwithstanding anything in this Agreement to the contrary, the sale, collection or charge-off of all Scheduled Loans shall be a condition to Closing. If any of the Scheduled Loans is sold for a cash purchase price less than at least the unpaid principal balance, plus any accrued but unpaid interest as of the date of sale as reflected in the financial statements of the Company, the after-tax amount of the discount taken on such loan shall be deducted from the Company’s allowance for loan losses.

(b) The Company shall inform Prosperity of all pending Scheduled Loan sales made pursuant to Section 5.12(a), including the proposed sale price. The Company shall transfer legal and beneficial ownership in and to the Scheduled Loans to the purchaser thereof by the execution and delivery of all necessary assignments and endorsements, in form appropriate for recording, and the delivery of all escrow amounts, loan files, documents and other information related to the Scheduled Loans.

Section 5.13 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.8, the Company will use its commercially reasonable best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Company and its Subsidiaries to Prosperity and to permit the use and operation of the leased premises of the Company or the Bank by Prosperity.

Section 5.14 Trust Preferred Issues. As soon as practicable following the execution of this Agreement, the Company shall notify the trustees with respect to the Trust Preferred Issues, or any successor trustee named for purposes of the Trust Preferred Issues, of the execution of this Agreement and shall use their commercially reasonable best efforts to obtain from such trustees confirmation that (i) no Default or Event of Default (as those terms are defined in (A) the Trust I Indenture and the related Guarantee Agreement, each dated March 26, 2002 and (B) the Trust II Indenture and the related Guarantee Agreement, each dated September 26, 2002) exists or is continuing; (ii) no Default or Event of Default will occur as a result of the execution, delivery and performance by the Company of its obligations under the terms of this Agreement;

and (iii) the Company has not elected to exercise its right to commence an Extended Interest Payment Period as that term is defined in the Indentures and related Guarantee Agreements referred to in clause (i) of this Section 5.14.

Section 5.15 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments) and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and placed at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, or to the extent such damage or injury is attributable to the negligent or wrongful actions or omissions of the Company or their respective agents. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the negligent or wrongful actions or omissions of Prosperity or its agents in performing any Environmental Inspection or secondary investigation. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Company; (ii) any past or present event, condition or circumstance that would require remedial or cleanup action under Environmental Laws involving an expenditure in excess of $500,000 or having a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup, the effect of which could have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any property which is not disclosed in Schedule 3.10, the removal or abatement of which would have a Material Adverse Effect on the Company.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other material relating to environmental conditions of any property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

VI. COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Approval of Shareholders of Prosperity.

(a) Prosperity will, as soon as practicable, take all steps under applicable law and its Articles of Incorporation and Bylaws, to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Prosperity will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and Prosperity will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If the transaction is approved by such shareholders, Prosperity will take all reasonable actions to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which it reasonably considers necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2 Registration Statement. As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s shareholders. Prosperity shall not include in the Registration Statement or any amendment thereto any information concerning the Company, the Bank or this Agreement to which the Company shall reasonably and timely object in writing (and the parties shall negotiate in good faith any such comments or objections). At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company’s shareholders, at the time of the Company Shareholders’ Meeting held to approve the Merger, and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement and any amendment thereto (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstanced under which they were made, not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by the Company for use in the Registration Statement or the Prospectus.

Section 6.3 Regulatory and Other Approvals. Prosperity shall promptly, but in no event later the thirty (30) days after the execution date of this Agreement, file or cause to be filed all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with this Agreement and the other agreements contemplated hereby. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.4 Nasdaq Listing. Prosperity will file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.5 Rule 144 Compliance. For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for “Affiliates” of the Company to sell shares of Prosperity Common Stock in accordance with Rule 145 of the Securities Act), Prosperity shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 6.6 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity.

Section 6.7 Assumption of Company Stock Options.

(a) At the Effective Time, each outstanding and unexercised Company Stock Option shall be converted into options to acquire shares of Prosperity Common Stock and shall be assumed by Prosperity as provided in Section 2.3 hereof.

(b) Prosperity shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Prosperity Common Stock for delivery upon exercise of Company Stock Options assumed by Prosperity in accordance with Section 2.2. Immediately following the Effective Time, Prosperity shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Prosperity Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Prosperity shall administer the Company Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Supplemental Indentures. Prosperity agrees that at or prior to the Effective Time it will enter into a supplemental indenture to each of (i) the Trust I Indenture dated March 26, 2002 assuming the obligations and performance of the covenants of the Company under the Trust I Indenture at the Effective Time and (ii) the Trust II Indenture dated September 26, 2002 assuming the obligations and performance of the covenants of the Company under the Trust II Indenture at the Effective Time.

Section 6.9 Appointment of Directors.

(a) Prosperity agrees, at or prior to the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Prosperity Board of Directors and (ii) cause each of individuals listed on Schedule 6.9(a) to be elected or appointed as a director of Prosperity at the Effective Time, if each is still a member of the Company’s Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of Prosperity.

(b) Prosperity agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by two (2) the number of positions on the Prosperity Bank Board of Directors and (ii) cause each of individuals listed on Schedule 6.9(b) to be elected or appointed as a director of Prosperity Bank at the Effective Time, if each is still a member of the Company’s Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of Prosperity Bank.

Section 6.10 Indemnification.

(a) For a three-year period following the Effective Time, Prosperity (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or the Bank to the fullest extent which such Indemnified Parties would be entitled under the Articles of Incorporation of the Company or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof. Without limiting the foregoing, Prosperity also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation of the Company or the equivalent document of the Bank as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

VII. MUTUAL COVENANTS OF PROSPERITY AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality. Prosperity and the Company will not disclose, and will cause their respective representatives to not disclose, directly or indirectly, before or after the consummation or termination of this Agreement, any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3 Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) The Company shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date. Prosperity agrees that the employees of the Company who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock option plans), sponsored by Prosperity or Prosperity Bank to the extent the Company sponsored a similar type of plan in which the Company Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year. Prosperity further agrees to credit each Company Employee and their eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles already incurred during such year, under the Company’s group health plan.

(c) Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan).

Section 7.5 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep each party fully advised of all ongoing activities of the other party, subject to the limitation in this Section 7.5, each party agrees to allow the other party (the “Visiting Party”) to designate two representatives (who shall be officers of the Visiting Party), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of the other party (including, but not limited to, meetings of the officers’ loan committee of the other party). Each such party, as the case may be, shall promptly give the Visiting Party prior notice by telephone of all called meetings. Such representatives shall be bound by Visiting Party’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the party hosting the meeting is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the party hosting the meeting, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of the Visiting Party at the other party’s board or committee meetings under this Section 7.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the party hosting the meeting. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then the Visiting Party’s designees will no longer be entitled to notice of and permission to attend such meetings.

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a sixty (60) day period commencing with the latest of the following dates:

(a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

A meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Company and the regulatory approvals of the Federal Reserve Board, FDIC, TDB and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

IX. TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and eightieth (180th) day following the date of this Agreement, unless regulatory approval has not been received within the time required to consummate the Merger on or before the 180th day, in which case the Merger shall not have become effective on or before the two hundred and tenth (210th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Prosperity and the Company; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Company if (i) Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article XI have not been met or waived by the Company. In the event the Board of Directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Prosperity if (i) the Company shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article X have not been met or waived by Prosperity. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify the Company in writing of its intent to terminate stating the cause therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing by either Prosperity or the Company if the approval of the shareholders of Prosperity or the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the meeting of shareholders of Prosperity or the Company at which they consider the Agreement.

(e) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Company if prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the Company’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of Lehman Brothers or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (f) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Prosperity if the Company Board of Directors shall have (i) resolved to accept an Acquisition Proposal or (ii) withdrawn or modified, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

(h) This Agreement may be terminated by the Board of Directors of the Company at any time during the five-day period following the tenth trading day prior to the Effective Time, if the Average Trading Price of Prosperity Common Stock shall be less than $22.44 and subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided that such notice of its intent to terminate may be withdrawn at any time within the aforementioned five-day period. For a period of five (5) business days from the date of receipt of such notice, Prosperity shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.1(c) hereof (“Walkaway Counter Offer”). If Prosperity elects to make the Walkaway Counter Offer, it shall give prompt written notice to the Company of such election and the revised Merger Consideration, whereupon the notice of termination previously sent by the Company shall be null and void and of no effect, the Company shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio and Merger Consideration shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment made pursuant to this Section 9.1(h).

Section 9.2 Effect of Termination. Except as provided in Section 9.3, in the event of termination of this Agreement by either Prosperity or the Company as provided in Section 9.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Prosperity the sum of $4,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by the Company under the provisions of Section 9.1(f), (ii) by either Prosperity or the Company under the provisions of Section 9.1(d), if at the time of any failure by the shareholders of the Company to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within twelve months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any such Acquisition Proposal or (iii) by Prosperity under the provisions of Section 9.1(g). The payment of the Termination Fee shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a).

(b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement;

provided, however, that if such termination payment is required pursuant to clause (ii) of Section 9.3(a), then such termination payment shall become payable within two (2) business days after the execution and delivery by the Company of such definitive agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Company Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, the Company or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of the Company’s independent financial advisor that the value of the consideration to the Company’s shareholders provided for in such proposal exceeds the value of the consideration to the Company’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (taking into account, in good faith, the written advice of the Company’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Company to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; provided, however, that such a change for purposes of this Section 10.3, does not include a change with respect to, or effect on, the Company resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact the Company more adversely than other similarly situated financial institutions.

Section 10.4 Releases and Resignations. Each of the officers (with a title of senior vice president or above as of the date hereof) and directors of the Company and the Bank shall deliver to Prosperity an instrument in the form of Exhibit C hereto dated as of the Closing Date releasing the Company and its Subsidiaries and Prosperity and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument). The directors of each of the Company and the Bank shall have delivered to Prosperity their respective resignations.

Section 10.5 Employment Agreements. Each of D. Michael Hunter and Stephen Hipes shall have entered into an employment and non-competition agreement with Prosperity and/or Prosperity Bank, with Mr. Hunter’s agreement being for a three (3) year term and Mr. Hipes’ agreement being for a two (2) year term.

Section 10.6 Conversion and Cancellation of Company Stock Options. Each of the holders of outstanding Company Stock Options outstanding prior to the Closing Date shall have executed and delivered to Prosperity an acknowledgment stating that such holder’s Company Stock Option shall be converted, in accordance with its terms, into an option to purchase a number of shares of Prosperity Common Stock equal to the number of shares of Company Common Stock subject to the original option multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share of the original option divided by the Exchange Ratio, consistent with the provisions of Section 2.3 hereof.

Section 10.7 Completion of Loan Sales. The sale and transfer, without recourse, or the collection or charge-off, of each of the Scheduled Loans set forth in Schedule 5.12, as contemplated by Section 5.12, shall have been completed.

Section 10.8 Reserve for Loan Losses. As of the last day of the calendar month immediately preceding the Effective Time, the Company’s reserve for loan losses shall be at least the Minimum Allowance Amount, subject to the exception set forth in Section 5.10 hereof.

Section 10.9 Liquidation of Certain Subsidiaries. Other than the Intermediate Company, the Bank, Trust I and Trust II, all direct or indirect Subsidiaries of the Company set forth in Schedule 3.1(d) shall be liquidated and dissolved prior to the Closing Date.

XI. CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and the Company shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate signed by the by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; provided, however, that such a change for purposes of this Section 11.3, does not include a change with respect to, or effect on, Prosperity resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including, without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Prosperity more adversely than other similarly situated financial institutions.

Section 11.4 Releases. Each of the directors and officers of the Company and the Bank who delivered a release agreement to Prosperity pursuant to Section 10.4 hereof, shall have received an instrument in the form of Exhibit D hereto dated as of the Closing Date releasing such persons from any and all claims of the Company and its Subsidiaries (except as described in such instrument).

XII. CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the OTS, the FDIC, the TDB, the S&L Department and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are unacceptable to Prosperity; provided, however, that any branch divestiture required by any governmental agency shall not be deemed to impose unacceptable restrictions on the operations of Prosperity, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company and Prosperity shall have approved this Agreement and the transactions contemplated hereby by the requisite votes.

Section 12.3 Tax Opinion. Each of the Company and Prosperity shall have received an opinion of counsel satisfactory to them to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(c) “Subsidiary” shall mean any corporation, association or other entity in which it owns or controls, directly or indirectly, 50% or more of the outstanding voting securities or 50% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.5, 6.7, 6.10, 7.2, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention:    Mr. David Zalman

With a copy to:

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention:    Mr. William T. Luedke IV

If to the Company:

First Capital Bankers, Inc.

500 North Water Street, Suite 100

Corpus Christi, Texas 78471

Fax No.:

Attention:    Mr. D. Michael Hunter

With a copy to:

Locke Liddell & Sapp LLP

3400 Chase Tower, 600 Travis

Houston, Texas 77002

Fax No.: (713) 223-3717

Attention:    Mr. Don Wood

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.11 Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with the Disclosure Schedules, exhibits and any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ DAVID ZALMAN
David Zalman President and Chief Executive Officer

ATTEST:

By:	/s/ DAN ROLLINS
Senior Vice President

FIRST CAPITAL BANKERS, INC.

By:	/s/ D. MICHAEL HUNTER
D. Michael Hunter Chairman and Chief Executive Officer

ATTEST:

By:	/s/ JOHN ANDREW MOUER

[Signature Page to Agreement and Plan of Reorganization]

Appendix B

LEHMAN BROTHERS

October 25, 2004

Board of Directors

First Capital Bankers, Inc.

500 North Water Street, Suite 100

Corpus Christi, TX 78471

Members of the Board:

We understand that First Capital Bankers, Inc. (“First Capital” or the “Company”) intends to enter into an agreement with Prosperity Bancshares, Inc. (“Prosperity”) pursuant to which the Company will merge with and into Prosperity (the “Merger” or the “Proposed Transaction”). Upon the effectiveness of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.6288 shares (the “Exchange Ratio”) of Prosperity common stock (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Reorganization (the “Agreement”), dated as of October 25, 2004, by and between First Capital and Prosperity.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s FDIC Reports of Condition and Income (“Call Reports”) for the fiscal year ended December 31, 2003 and Quarterly Call Reports for the quarters ended March 31 and June 30, 2004; (3) the Company’s Quarterly Reports to Shareholders for the quarter and year ended December 31, 2003 and for the quarters ended March 31 and June 30, 2004, the Company’s unaudited financial statements for the quarter and period ended September 30, 2004, and financial projections of the Company for fiscal years 2004 and 2005; (4) publicly available information concerning Prosperity that we believe to be relevant to our analysis, including Prosperity’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004, and Prosperity’s earnings press release for the quarter ended September 30, 2004; (5) financial and operating information with respect to the business, operations and prospects of the Company and Prosperity furnished to us by the Company and Prosperity, respectively; (6) the trading history of Prosperity’s common stock from November 12, 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and Prosperity with those of other companies that we deemed relevant; (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (9) the potential pro forma impact on Prosperity of the Proposed Transaction on the future financial performance of Prosperity giving effect to the cost savings and operating synergies (collectively, the “Expected Synergies”), which the managements of the Company and Prosperity expect to result from a combination of the businesses; (10) the relative financial contributions of the Company and Prosperity to the current and future financial performance of the combined company on a pro forma basis; (11) independent research analysts’ estimates of the future financial performance of Prosperity published by I/B/E/S; (12) the amount of annual dividend historically paid by Prosperity; and (13) the results of our efforts to solicit indications of interest and proposals from third parties with respect to a transaction with the Company. In addition, we have (i) had discussions with the managements of the Company and Prosperity concerning their respective businesses, operations, assets, financial condition and prospects and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

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In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Prosperity that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We have not been provided with, and did not have any access to, financial projections of Prosperity prepared by management of Prosperity. Accordingly, upon advice of Prosperity, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Prosperity and that Prosperity will perform substantially in accordance with such estimates. With respect to the Expected Synergies estimated by the managements of the Company and Prosperity to result from the Proposed Transaction, we have assumed that the amount and time of the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Prosperity and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Prosperity. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan losses and, upon advice of the Company, we have assumed that (i) the amount of the Company’s reserve for loan losses and any capital in excess of the Minimum Capital Amount as defined in the Agreement will be, in aggregate, adequate to cover potential loan losses arising from the sale of certain loans contemplated in the Agreement and in general course of business, and (ii) Prosperity’s current allowances for its loan losses will be in aggregate adequate to cover all such losses. Upon advice of the Company and its legal and accounting advisors, we have assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of Prosperity common stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of Prosperity for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. An affiliate of ours, LB I Group, Inc. owns 48,474 shares of common stock in the Company received in connection with prior investment banking services rendered to the Company.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/    LEHMAN BROTHERS

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Appendix C

December 30, 2004

The Board of Directors

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, TX 77027

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Prosperity Bancshares, Inc. (“Prosperity”) of the consideration (the “Merger Consideration”), as defined below, in the proposed merger (the “Merger”) of First Capital Bankers, Inc. (“First Capital”) into Prosperity, pursuant to the Agreement and Plan of Reorganization, dated as of October 25, 2004, between Prosperity and First Capital (the “Agreement”). Merger Consideration hereinafter means the number of whole shares of Prosperity Common Stock into which shares of First Capital Common Stock shall be converted pursuant to the provisions of Article 2 of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Prosperity and First Capital, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Prosperity and First Capital for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Prosperity. We have acted exclusively for the Board of Directors of Prosperity in rendering this fairness opinion and will receive a fee from Prosperity for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Prosperity and First Capital and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the three years ended December 31, 2003 of Prosperity; (iii) Quarterly Reports on Form 10-Q of Prosperity and certain other communications from Prosperity to its shareholders; and (iv) other financial information concerning the businesses and operations of Prosperity and First Capital furnished to us by Prosperity and First Capital for purposes of our analysis. We have also held discussions with senior management of Prosperity regarding the past and current business operations, regulatory matters, financial condition and future prospects of the respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Prosperity and First Capital with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any

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responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the respective managements of Prosperity and First Capital as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Prosperity, nor does it address the effect of any other business combination in which Prosperity might engage. We are not experts in the independent verification of the adequacy of allowance for credit losses and we have assumed, with your consent, that the aggregate allowances for credit losses for Prosperity and First Capital are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Prosperity and First Capital, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Prosperity and First Capital; (ii) the assets and liabilities of Prosperity and First Capital; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies.

We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to Prosperity.

Very truly yours,

/s/    Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

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Appendix D

DISSENTERS’ RIGHTS UNDER THE TEXAS BUSINESS CORPORATION ACT

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Appendix E

PROSPERITY BANCSHARES, INC.

2004 STOCK INCENTIVE PLAN

I. PURPOSE

The purpose of the PROSPERITY BANCSHARES, INC. 2004 STOCK INCENTIVE PLAN (the “Plan”) is to provide a means through which PROSPERITY BANCSHARES, INC., a Texas corporation (the “Company”), and its subsidiaries, may attract able persons to enter the employ of the Company and to provide a means whereby those employees upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ. A further purpose of the Plan is to provide employees, directors and other individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Holder as provided herein.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliates” means any “parent corporation” of the Company and any “subsidiary corporation” of the Company within the meaning of Code Sections 424(e) and (f), respectively.

(b) “Award” means, individually or collectively, any Option, Restricted Stock Award, Phantom Stock Award, Performance Award or Stock Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iv) the Company is to be dissolved and liquidated, (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote or control the voting) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

(e) “Change of Control Value” shall mean (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if such Change of Control occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee, whichever is applicable. In the event that the consideration offered to shareholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

(g) “Committee” means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and (ii) constituted solely of two or more “outside directors,” within the meaning of Section 162(m) and applicable interpretive authority thereunder.

(h) “Company” means Prosperity Bancshares, Inc. and any of its Affiliates.

(i) “Covered Employee” has the meaning prescribed by Treasury Regulation § 1.162-27(c)(2).

(j) “Director” means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

(k) An “employee” means any person (including an officer or a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

(l) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Stock (i) reported by the any interdealer quotation system on which the Stock is quoted on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(n) “Holder” means an employee, director or other individual who has been granted an Award.

(o) “Incentive Stock Option” means an incentive stock option within the meaning of section 422(b) of the Code, commonly known as “qualified” stock options.

(p) “Nonqualified Stock Option” means an option granted under Paragraph VII of the Plan to purchase Stock which does not constitute an Incentive Stock Option.

(q) “Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Stock and Nonqualified Stock Options to purchase Stock.

(r) “Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

(s) “Performance Award” means an Award granted under Paragraph X of the Plan.

(t) “Performance Award Agreement” means a written agreement between the Company and a Holder with respect to a Performance Award.

(u) “Performance Period” means the period during which performance relating to a Performance Award is measured.

(v) “Phantom Stock Award” means an Award granted under Paragraph XI of the Plan.

(w) “Phantom Stock Award Agreement” means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

(x) “Plan” means the Prosperity Bancshares, Inc. 2004 Stock Incentive Plan, as amended from time to time.

(y) “Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

(z) “Restricted Stock Award” means an Award granted under Paragraph IX of the Plan.

(aa) “Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(bb) “Section 162(m)” means section 162(m) of the Code.

(cc) “Spread” means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

(dd) “Stock” means the common stock, $1.00 par value, of the Company.

(ee) “Stock Appreciation Right” means an Award granted under Paragraph VIII of the Plan.

(ff) “Stock Appreciation Rights Agreement” means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective upon the date of its adoption by the Board, provided that the Plan is approved by the shareholders of the Company within twelve months thereafter. No further Awards may be granted under the Plan after the expiration of ten years from the date of the Plan’s adoption by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

IV. ADMINISTRATION

(a) Committee. The Plan shall be administered by the Committee.

(b) Powers. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to recommend to the Board of Directors of the Company which employees, directors or other individuals shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, Nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Stock which may be issued under each Option, Stock Appreciation Right or Restricted Stock Award, and the value of each Performance Award and Phantom Stock Award. In making such recommendations the Committee may take into account the nature of the services rendered by the respective employees, directors or other individuals, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. All final decisions regarding the granting of Awards shall be made by the Board of Directors of the Company.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. All final determinations on the matters referred to in this Article IV shall be made by the Board of Directors of the Company.

V. GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS,

RESTRICTED STOCK AWARDS, PERFORMANCE AWARDS

AND PHANTOM STOCK AWARDS; SHARES SUBJECT TO THE PLAN

(a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees, directors or other individuals determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to Paragraph XII, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed [1,250,000] shares. Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate or the Award is paid in cash, any shares of Stock subject to such Award shall again be available for the grant of an Award. Separate stock certificates shall be issued by the Company for those shares acquired pursuant the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

(b) Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

VI. ELIGIBILITY

Awards may be granted to employees of the Company, directors of the Company or other individuals whose contributions to the welfare of the Company are of importance. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or a Nonqualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Performance Award, a Phantom Stock Award or any combination thereof. Notwithstanding anything herein to the contrary, an Incentive Stock Option may be granted only to an employee.

VII. STOCK OPTIONS

(a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided, however, that, except as provided in paragraph (c) below, the term of an Incentive Option cannot exceed ten years from the date of grant.

(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options as determined by the Committee. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of “mature shares” of Stock (plus cash if necessary) having a Fair Market Value equal to such option price. For purposes of this Plan, “mature shares” means shares of Stock that the Holder has acquired on the open market or has acquired pursuant to an employee benefit arrangement of the Company and held for at least six (6) months. Each Option Agreement shall specify the effect of termination of employment or the cessation of service as a director on the exercisability of the Option. Such Option Agreement may also include, without limitation, provisions relating to (i) vesting of Options, subject to the provisions hereof accelerating such vesting on a Change of Control, (ii) tax matters (including provisions (y) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal or state income tax withholding requirements and (z) dealing with any other applicable employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

(e) Option Price and Payment. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but (i) such purchase price shall not be less than the Fair Market Value of Stock on the date the Option is granted and (ii) such purchase price shall be subject to adjustment as provided in Paragraph XII. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

(f) Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

(g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

(h) Limit on Number of Options Granted. Options with respect to no more than 250,000 shares of Stock may be granted to any individual during any calendar year.

VIII. STOCK APPRECIATION RIGHTS

(a) Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Stock. With respect to Stock Appreciation Rights that are subject to Section 16 of the 1934 Act, however, the Committee shall, except as provided in Paragraph XII(c), retain sole discretion (i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or any combination thereof) or (ii) to approve an election by a Holder to receive cash in full or partial settlement of Stock Appreciation Rights. Each Stock Appreciation Rights Agreement shall provide that the Stock Appreciation Rights may not be exercised earlier than six months from the date of grant and shall specify the effect of termination of employment or the cessation of service as a director on the exercisability of the Stock Appreciation Rights.

(b) Other Terms and Conditions. At the time of such Award, the Committee, may in its sole discretion, prescribe additional terms, conditions or restrictions relating to Stock Appreciation Rights, including, but not limited to rules pertaining to termination of employment (by retirement, disability, death or otherwise) of a Holder prior to the expiration of such Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Stock Appreciation Rights Agreement made in conjunction with the Award. Such Stock Appreciation Rights Agreements may also include, without limitation, provisions relating to (i) vesting of Awards, subject to the provisions hereof accelerating vesting on a Change of Control, (ii) tax matters (including provisions covering applicable wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan, that the Committee shall in its sole discretion determine. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical.

(c) Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price (i) shall not be less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to Paragraph VII(c)), and (ii) shall be subject to adjustment as provided in Paragraph XII.

(d) Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

(e) Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(f) Limit on Number of Stock Appreciation Rights Granted. Stock Appreciation Rights with respect to no more than 250,000 shares of Stock may be granted to any individual during any calendar year.

IX. RESTRICTED STOCK AWARDS

(a) Forfeiture Restrictions to be Established by the Committee. Shares of Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company’s earnings per share, (3) the Company’s revenue, (4) the revenue of a business unit of the Company designated by the Committee, (5) the return on shareholders’ equity achieved by the Company, or (6) the Company’s pre-tax cash flow from operations, (ii) the Holder’s continued employment with the Company for a specified period of time, or (iii) a combination of any two or more of the factors listed in clauses (i) and (ii) of this sentence. The lapsing of Forfeiture Restrictions for a Restricted Stock Award granted to a Holder who is a Covered Employee that is intended to constitute “qualified performance-based compensation” under Section 162(m) may not be based solely on the Holder’s continued employment with the Company or continued service as a director of the Company for a specified period of time. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph IX(b) or Paragraph XII.

(b) The Committee, at the time of grant of a Restricted Stock Award, shall specify the date or dates (which may depend upon or be related to the attainment of targets and other conditions as set forth above) on which the Forfeiture Restrictions shall lapse. The Committee at any time may accelerate such date or dates and otherwise waive or amend any conditions of the grant; provided, however, the Committee may not take any action described in this paragraph with respect to a Restricted Stock Award that has been granted to a Covered Employee if such Restricted Stock Award has been designed to meet the exception for performance-based compensation under Section 162(m). With respect to a Restricted Stock Award granted to a Covered Employee, if the Forfeiture Restrictions imposed upon such Restricted Stock Award are based on the attainment of performance goals, the Committee shall certify in writing that such performance goals have been attained.

(c) Other Terms and Conditions. Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Stock subject to a Restricted Stock Award, to vote Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions shall have expired, (ii) the Company shall retain custody of the Stock until the Forfeiture Restrictions shall have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock until the Forfeiture Restrictions shall have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement, shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include, without limitation, provisions relating to (i) subject to the provisions hereof accelerating vesting on a Change of Control, vesting of Awards, (ii) tax matters (including provisions (y) covering any applicable employee wage withholding requirements and (z) prohibiting an election by the Holder under section 83(b) of the Code), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

(d) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

(f) Limit on Number of Restricted Stock Awards Granted. Restricted Stock Awards with respect to no more than 250,000 shares of Stock may be granted to any individual during any calendar year.

X. PERFORMANCE AWARDS

(a) Performance Period. A Performance Award may be awarded to an employee, director or other individual contingent upon future performance of the employee, director or other individual, the Company or any subsidiary, division or department thereof by or in which is he employed. The Committee shall establish, with respect to each Performance Award, a Performance Period over which the performance of the Holder, the Company or any subsidiary, division or department thereof shall be measured. Prior to the commencement of each Performance Period (or such later time as may be permitted for qualified performance-based compensation under Section 162(m) and the regulations thereunder), the Committee shall establish written performance goals and a bonus opportunity for each Performance Award granted for such Performance Period. The performance goals shall be based on one or more of the following criteria:

•	Net income (before or after taxes)

•	Earnings per share, including, but not limited to, EPS growth (basic or diluted)

•	Operating earnings per share, including, but not limited to, EPS growth (basic or diluted)

•	Net income growth (before or after taxes)

•	Asset growth

•	Loan growth

•	Deposit growth

•	Credit quality ratios

•	Return on average assets

•	Return on average equity

•	Return on average tangible equity

•	Dividend payout

•	Share price (including, but not limited to, growth measures and total shareholder return)

•	Expense targets

•	Operating efficiency or efficiency ratios

•	Customer satisfaction

•	Market share

A performance goal for a Performance Award granted to a Covered Employee that is intended to constitute “qualified performance-based compensation” under Section 162(m) may not be based solely on the Holder’s continued employment with the Company for a specified period of time.

(b) Performance Awards. At the time of establishing the performance goals, the Committee shall specify (i) the formula to be used in calculating the compensation payable to a Holder if the performance goals are obtained, and (ii) the individual employee or class of employees to which the formula applies. The bonus opportunity shall be expressed as an amount of cash. The Committee may also specify a minimum acceptable level of achievement of the relevant performance goals, as well as one or more additional levels of achievement, and a formula to determine the percentage of the bonus opportunity deemed to have been earned by the Holder upon attainment of each such level of achievement, which percentage may exceed 100%. The performance goals and bonus opportunity relating to any particular Performance Award need not be the same as those relating to any other Performance Award, whether made at the same or a different time. Notwithstanding the terms of any Performance Award, the maximum payout under a Performance Award under this Plan to any individual for any calendar year shall not exceed $2,500,000.

(c) Earning and Certification of Performance Award. Promptly after the date on which the necessary information for a particular Performance Period becomes available, the Committee shall determine, and certify in writing (with respect to each Holder who is a Covered Employee), the extent to which the bonus opportunity for such Performance Period has been earned, through the achievement of the relevant performance goals, by each Holder for such Performance Period.

(d) Payment. As soon as administratively feasible after the Committee has determined and certified in writing (if required with respect to a Covered Employee) the extent to which a Performance Award has been earned, such Performance Award shall be distributed in cash, Stock or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date. If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

(e) Termination of Employment or Cessation of Service as a Director. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company or continuously serve as a director of the Company at all times during the applicable performance period, except as may be determined by the Committee or as may otherwise be provided in the Award at the time granted.

(f) Agreements. At the time any Performance Award is made under this Paragraph X, the Company and the Holder shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and, in addition such matters as are set forth in Paragraph IX(b) as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

XI. PHANTOM STOCK AWARDS

(a) Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Stock (or cash in an amount equal to the Fair Market Value thereof), or rights to receive an amount equal to any appreciation in the Fair Market Value of Stock (or portion thereof) over a specified period of time, which vest over a period of time or upon the occurrence of an event (including without limitation a Change of Control) as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Phantom Stock Award shall have a maximum value established by the Committee at the time of such Award.

(b) Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which or the event upon which the Award shall vest with respect to the Holder.

(c) Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account a Holder’s responsibility level, contributions, performance, potential, other Awards and such other considerations as it deems appropriate.

(d) Payment. Following the end of the vesting period for a Phantom Stock Award, the Holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Stock or a combination thereof as determine by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion. Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee. If a payment of cash is to be made on a deferred basis, the Committee shall establish whether interest shall be credited, the rate thereof and any other terms and conditions applicable thereto.

(e) Termination of Employment or Cessation of Service as a Director. A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Company or continuously serve as a director at all times during the applicable vesting period, except as may be otherwise determined by the Committee or as set forth in the Award at the time of grant.

(f) Agreements. At the time any Award is made under this Paragraph XI, the Company and the Holder shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and, in addition such matters as are set forth in Paragraph IX(b) as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

XII. RECAPITALIZATION OR REORGANIZATION

(a) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation by the Company, the number of shares of Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

(b) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Holder shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Stock then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Award.

(c) In the event of a Change of Control, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable. The Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award other than an Option outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value. Further, in the event of a Change of Control, the Committee, in its discretion shall act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Holders and which may vary among Options held by any individual Holder: (i) determine a limited period of time on or before a specified date (before or after such Change of Control) after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (ii) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (iii) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (iv) provide that thereafter upon any exercise of an Option theretofore granted the Holder shall be entitled to purchase under such Option, in lieu of the number of shares of Stock then covered by such Option the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Holder has been the holder of record of the number of shares of Stock then covered by such Option. The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

(d) In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(f) Any adjustment provided for in Subparagraphs (a), (b), (c) or (d) above shall be subject to any required shareholder action.

(g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIII. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) and applicable interpretive authority thereunder), and provided, further, that the Board may not, without approval of the shareholders, amend the Plan:

(a) to increase the maximum number of shares which may be issued on exercise or surrender of an Award, except as provided in Paragraph XII;

(b) to change the Option price;

(c) to change the employees, directors or other individuals eligible to receive Awards or materially increase the benefits accruing to employees under the Plan;

(d) to extend the maximum period during which Awards may be granted under the Plan;

(e) to modify materially the requirements as to eligibility for participation in the Plan;

(f) to decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3; or

(g) in any other manner that would require shareholder approval under Rule 16b-3, the exchange on which Stock is listed, or Sections 162(m) or 422 of the Code or any successor provisions.

XIV. MISCELLANEOUS

(a) No Right to An Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee, director or any other individual any right to be granted an Award to purchase Stock, a right to a Stock Appreciation Right, a Restricted Stock Award, a Performance Award or a Phantom Stock Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Agreement, Performance Award Agreement or Phantom Stock Award Agreement on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee, director or any other individual any right with respect to continuation of employment or continuation of service as a director with the Company or any subsidiary, (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time or (iii) interfere in any way with the right of the Board of Directors or the shareholders of the Company to remove him or her as a director of the Company at any time.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(e) Restrictions on Transfer. An Award shall not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

(f) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

(g) Section 162(m). If the Company is subject to 162(m) of the Code, it is intended that the Plan comply fully with and meet all the requirements of Section 162(m) so that Options and Stock Appreciation Rights granted hereunder and, if determined by the Committee, Restricted Stock Awards and Performance Awards, shall constitute “performance-based” compensation within the meaning of such section with respect to Covered Employees. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder. With respect to any Award granted to a Covered Employee, if the payment of such Award is contingent on the satisfaction of performance goals, such performance goals shall be established in writing by the Committee not later than ninety (90) days after the commencement of the period of service to which the performance goals relate; provided, however, that the performance goals must be established before twenty-five percent (25%) of such period of service has elapsed. The performance goals shall comply with the requirements of Treasury Regulation ‘ 1.162-27(e)(2). The Committee shall certify in writing prior to payment of any such Award that such performance goals have been satisfied.

(h) Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the “TBCA”). Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interests; and/or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description
2.1	Agreement and Plan of Reorganization dated as of October 25, 2004 by and between the Registrant and First Capital Bankers, Inc. (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters

10.1†	Prosperity Bancshares, Inc. 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement)

10.2†	Prosperity Bancshares, Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registration Statement)

10.3†	Prosperity Bancshares, Inc. 2004 Stock Incentive Plan (included as Appendix E to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

10.4†	Employment Agreement between the Registrant and D. Michael Hunter

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Deloitte & Touche LLP, independent auditors of First Capital Bankers, Inc.

23.3	Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Consent of Lehman Brothers

99.3	Consent of D. Michael Hunter

99.4	Consent of S. Reed Morian

99.5	Form of Proxy for Special Meeting of Shareholders of the Registrant

99.6	Form of Proxy for Special Meeting of Shareholders of First Capital Bankers, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

†	Management contract or compensatory plan, contract or arrangement.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c)	Opinions of Financial Advisors

Furnished as Appendix B and Appendix C to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1)        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)        The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on December 30, 2004.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ David Zalman
David Zalman President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ned S. Holmes and David Zalman and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman David Zalman	President and Chief Executive Officer and Director (principal executive officer)	December 30, 2004

/s/ David Hollaway, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	December 30, 2004

/s/ Ned S. Holmes Ned S. Holmes	Chairman of the Board and Director	December 30, 2004

/s/ James A. Bouligny James A. Bouligny	Director	December 30, 2004

/s/ Charles A. Davis, Jr. Charles A. Davis, Jr.	Director	December 30, 2004

/s/ William H. Fagan, M.D. William H. Fagan, M.D.	Director	December 30, 2004

/s/ Charles J. Howard, M.D. Charles J. Howard, M.D.	Director	December 30, 2004

/s/ Perry Mueller, Jr., D.D.S. Perry Mueller, Jr., D.D.S.	Director	December 30, 2004

/s/ A. Virgil Pace, Jr. A. Virgil Pace, Jr.	Director	December 30, 2004

/s/ Tracy T. Rudolph Tracy T. Rudolph	Director	December 30, 2004

/s/ Harrison Stafford II Harrison Stafford II	Director	December 30, 2004

/s/ Robert H. Steelhammer Robert H. Steelhammer	Director	December 30, 2004

/s/ H.E. Timanus, Jr. H. E. Timanus, Jr.	Director	December 30, 2004

EXHIBIT LIST

Exhibit(1)	Description
2.1	Agreement and Plan of Reorganization dated as of October 25, 2004 by and between the Registrant and First Capital Bankers, Inc. (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters

10.1†	Prosperity Bancshares, Inc. 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement)

10.2†	Prosperity Bancshares, Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registration Statement)

10.3†	Prosperity Bancshares, Inc. 2004 Stock Incentive Plan (included as Appendix E to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

10.4†	Employment Agreement between the Registrant and D. Michael Hunter

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Deloitte & Touche LLP, independent auditors of First Capital Bankers, Inc.

23.3	Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Consent of Lehman Brothers

99.3	Consent of D. Michael Hunter

99.4	Consent of S. Reed Morian

99.5	Form of Proxy for Special Meeting of Shareholders of the Registrant

99.6	Form of Proxy for Special Meeting of Shareholders of First Capital Bankers, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

†	Management contract or compensatory plan, contract or arrangement.